UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIUS MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

WYOMING	3845	36-4787690
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 400, 41 University Drive
Newtown, Pennsylvania 18940
Telephone: (215) 809-2018
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philippe Deschamps
President, Chief Executive Officer and a director
Suite 400, 41 University Drive, Newtown, PA 18940
Telephone: (215) 809-2018
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer

[ ] Non-accelerated filer	[X] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common stock, without par value	17,540,000	$2.18	$38,237,200	$4,924.95
Class A Common stock underlying warrants	7,620,000	$2.18	$16,611,600	$2,139.57
Total	25,160,000	$2.18	$54,848,800	$7,064.52

(1)

Includes shares of our Class A common stock, without par value, currently owned by the selling stockholders (each a “Selling Stockholder”) and shares of our Class A common stock underlying warrants issuable upon the exercise of warrants held by certain Selling Stockholders, all of which may be offered pursuant to this registration statement. In the event of a stock split, stock dividend or similar transaction involving the Class A common shares of the registrant, in order to prevent dilution, the number of shares of Class A common stock registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the United States Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of our Class A common stock of $2.18 per share as reported on the Canadian Securities Exchange on July 10, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER <>, 2014

PROSPECTUS

HELIUS MEDICAL TECHNOLOGIES, INC.
a Wyoming corporation

25,160,000 Shares of Class A Common Stock

This prospectus relates to the resale of up to 25,160,000 shares of our Class A common stock that may be sold, from time to time, by the selling stockholders named in this prospectus for their own account, consisting of 17,540,000 shares of our Class A common stock and 7,620,000 shares of Class A common stock issuable upon the exercise of outstanding warrants, all previously issued by us to certain selling stockholders.

Our common stock is listed for trading on the Canadian Securities Exchange under the symbol “HSM”. On July 10, 2014, the low bid price of our common stock was CDN$2.30 per share, the high ask price of our common stock was CDN$2.35 per share, and the closing price was CDN$2.33 per share. We do not have any securities that are currently traded on any other exchange or quotation system.

It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the Canadian Securities Exchange. Any selling stockholder may, in such selling stockholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We are an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

The purchase of the securities offered by this prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 9 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is September <>, 2014
__________

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

In this prospectus, unless otherwise specified: (i) references to “the Company”, “our Company”, “we”, “us” or “our” mean Helius Medical Technologies, Inc. (formerly known as “0996445 B.C. Ltd.”) and its wholly-owned subsidiaries, 0995162 B.C. Ltd. and NeuroHabilitation Corporation, unless the context otherwise requires. All financial information is stated in United States dollars unless otherwise specified. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Company

General

On June 13, 2014, we acquired a 100% interest in NeuroHabilitation Corporation pursuant to a plan of merger whereby our wholly-owned subsidiary was merged with and into NeuroHabilitation Corporation and all of the common shares in the capital of NeuroHabilitation Corporation were cancelled in consideration for the issuance of an aggregate of 35,300,083 shares of our Class A common stock to the shareholders of NeuroHabilitiation Corporation. NeuroHabilitation Corporation is now our wholly-owned subsidiary. The transaction constituted a reverse take-over of us by NeuroHabilitation Corporation. Prior to the transaction we had no active business.

NeuroHabilitation Corporation is a Delaware company, incorporated on January 22, 2013, which is involved in the medical device industry. In January 2013, NeuroHabilitation Corporation entered into an exclusive right agreement whereby Advanced Neuro-Rehabilitation LLC granted NeuroHabilitation Corporation exclusive worldwide rights to Advanced Neuro-Rehabilitation LLC’s trade secrets, knowhow and patent pending technology that will enable the first non-invasive means for delivering neurostimulation through the oral cavity, which is referred to as the PoNSTM device, in exchange for 50% equity in NeuroHabilitation Corporation and a 4% royalty of NeuroHabilitation Corporation’s revenue collected from (1) the sale of products covered by any claim of the patent pending rights to end users and (2) services related to the therapy or use of the products in therapy services.

The brain’s ability to modify its operation in response to new information sources, new functional needs, or new communication pathways is referred to as neuroplasticity. Neuroplasticity is a process underlying all cerebral learning, training, and rehabilitation. Neuromodulation is the use of external tactile stimulation to intentionally change and regulate the internal electrochemical environment of the brain.

Traditional rehabilitation interventions have typically involved medication and various forms of therapies, including physical therapy. The PoNSTM device is being investigated in combination with physical therapy for the treatment of neurological symptoms from disease and trauma including traumatic brain injury and Multiple Sclerosis.

We have not generated any revenue to date and we do not anticipate generating any revenue until our second fiscal quarter of 2016.

From a regulatory perspective, the FDA has responded with a recommendation that the PoNSTM device would be classified as a class II, non-significant risk device. Further, the FDA has suggested the application process could be submitted through a de novo (starting from the beginning) pathway since there were no established predicate devices. We are developing the clinical trial program to fully comply with the requirements of this regulatory pathway. The time line for this FDA approval process is 90 days from the date of submission. We anticipate submitting this application for clearance in the second calendar quarter of 2016. Therefore, we expect clearance for the PoNSTM device in the third calendar quarter of 2016 for its first indicator - “PoNSTM device used in conjunction with physical therapy to aid in the rehabilitation of individuals with balance disorders resulting from a mild to moderate Traumatic Brain Injury”. We also expect to submit an application for clearance of the PoNSTM device used in conjunction with physical therapy to aid in the rehabilitation of balance and gait disorders resulting from Multiple Sclerosis in the second calendar quarter of 2016.

We anticipate that the registrational trial for the traumatic brain injury application to begin in the second calendar quarter of 2015 and the registration trial for the Multiple Sclerosis application to begin in the first calendar quarter of 2015. Both trials take one year to complete.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. However, subsequent to our period from inception (March 13, 2014) to March 31, 2014, we completed a non-brokered private placement financing of CDN$7.62 million, which funds have been released from escrow to us and we believe such funds are sufficient to maintain our operations for at least the next 12 months.

Our principal offices are located at Suite 400, 41 University Drive, Newtown, PA 18940. Our telephone number is (215) 809-2018. Our registered office and registered agent in the State of Wyoming is located at CT Corporation System, 1712 Pioneer Ave., Ste. 120, Cheyenne, Wyoming 82001.

Plan of Operations

The management team’s goal is to make the Company the first company with a patented, FDA approved, non-invasive device and therapy for the treatment of balance and disorders related to trauma brain injury. The principal business carried on and intended to be carried on by the Company is to complete the device design and manufacturing phase of PoNSTM, a patent pending technology that will enable the first non-invasive means for delivering neurostimulation through the oral cavity.

Over the next 12-month period, the Company intends to:

  complete the pilot efficacy trial;
  complete the device design and manufacturing phase;
  continue development of the Company’s intellectual property;
  drive the completion of international registration; and
  create a physical therapy support network.

The Offering

The Issuer:	Helius Medical Technologies, Inc.

The Selling	The selling stockholders are comprised of certain of our existing

Stockholders:	stockholders who acquired our shares and warrants as described below. The selling stockholders are named in this prospectus under “Selling Stockholders”.

Shares Offered by the Selling Stockholders:

The selling stockholders are offering up to an aggregate of 25,160,000 shares of our common stock comprised of 17,540,000 shares of our common stock and 7,620,000 shares of our common stock underlying warrants, of which 15,240,000 of the 17,540,000 shares were issued to the selling stockholders at a price of CDN$0.50 per subscription receipt in a private placement that closed on May 30, 2014 and where each subscription receipt automatically converted into one share and one-half of one warrant upon closing of the transaction on June 13, 2014.

Offering Price:

The selling stockholders may sell their shares offered under this prospectus at prevailing market prices, privately negotiated prices or otherwise as set forth under “Plan of Distribution” in this prospectus.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution”.

Termination of the Offering:	The offering will conclude when all of the 25,160,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Market for our Common Stock:

Our common stock is listed for trading on the CSE under the symbol “HSM”. On July 10, 2014, the low bid price of our common stock was CDN$2.30 per share, the high ask price of our common stock was CDN$2.35 per share, and the closing price was CDN$2.33 per share. We do not have any securities that are currently traded on any other exchange or quotation system.

Outstanding Shares of Common Stock:	There were 63,104,788 shares of common stock outstanding as of July 10, 2014.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with: (i) our audited financial statements for the period from inception (March 13, 2014) to March 31, 2014, (ii) the audited financial statements of NHC for the fiscal year ended March 31, 2014 and for the period from inception to March 31, 2013, (iii) the unaudited pro-forma consolidated financial information as at March 31, 2014, together with the notes to each of these financial statements; (iv) our condensed interim consolidated financial statements for the three month period ended June 30, 2014; and (iv) the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”, included elsewhere herein.

Balance Sheet Data

Derived from our audited financial statements for the period from inception (March 13, 2014) to March 31, 2014

As at
March 31, 2014
Cash	$9
Working capital	9
Total assets	9
Total liabilities	-
Total stockholders’ deficit	9

Derived from the audited financial statements of NeuroHabilitation Corporation for the Year Ended March 31, 2014*

	As at	As at
	March 31, 2014	March 31, 2013
Cash	$15,968	$217
Working capital (deficit)	(267,977)	(7,850)
Total assets	315,968	217
Total liabilities	583,945	8,067
Total stockholders’ deficit	(267,977)	(7,850)

*           Effective June 13, 2014, we completed the acquisition of 100% of the issued and outstanding shares of NeuroHabilitation Corp. (“NHC”), an development stage company engaged primarily in the business of developing patent-pending technology (“PoNSTM”) that will enable the first non-invasive means for delivering neurostimulation through the oral cavity, through a merger transaction. As a result of the acquisition, NHC is now a wholly owned subsidiary of the Company. The information in the table above is derived from the audited financial statements of NHC. Audited balance sheet data of our Company on a consolidated basis (taking into account the acquisition of NHC) will be available when we file our Annual Report on Form 10-K for our fiscal year ended March 31, 2015.

Derived from our unaudited condensed interim consolidated financial statements for the three month period ended June 30, 2014

	As at	As at
	June 30, 2014	March 31, 2014
Cash	$7,030,259	$15,968
Working capital (deficit)	6,587,591	(267,977)
Total assets	7,446,374	315,968
Total liabilities	858,783	583,945
Total stockholders’ equity (deficit)	6,587,591	(267,977)

Statement of Operations Data

Derived from our audited financial statements for the period from inception (March 13, 2014) to March 31, 2014

Period from Inception
(March 13, 2014) to
March 31, 2014

Operating expenses
Consulting fees	$-
Interest expense on short-term loan	-
Legal fees	-
Office and general	-
Total operating expenses	-
Loss from operations	$-

Net loss and comprehensive loss	$-

Derived from the audited financial statements of NeuroHabilitation Corporation for the Year Ended March 31, 2014*

		Period from	Period from
		January 22, 2013	January 22, 2013
	Year Ended	(inception) to	(inception) to
	March 31, 2014	March 31, 2013	March 31, 2014

Operating Expenses:
Consulting fees	$807,385	$2,800	$810,185
Interest expense	1,344	-	1,344
Legal fees	33,966	14,192	48,158
Meals and entertainment	833	-	833
Office expense	6,793	482	7,275
Research and development expense	171,781	4,250,000	4,421,781
Compensation expense for shares issued for services	-	4,250,000	4,250,000
Travel	22,027	376	22,403
Wages and salaries	23,155	-	23,155
Loss from operations	1,067,284	8,517,850	9,585,134

Net loss and comprehensive loss	$1,067,284	$8,517,850	$9,585,134

Basic and diluted net loss per share	$0.53	$4.26

Weighted average number of common shares outstanding - basic and diluted	2,000,000	2,000,000

*           As indicated above, effective June 13, 2014, we completed the acquisition of 100% of the issued and outstanding shares of NeuroHabilitation Corporation. The information in the table above is derived from the audited financial statements of NeuroHabilitation Corporation. Audited statements of operations of our Company on a consolidated basis (taking into account the acquisition of NeuroHabilitation Corporation) will be available when we file our Annual Report on Form 10-K for our fiscal year ended March 31, 2015.

Derived from the unaudited pro-forma financial information for the Year Ended March 31, 2014

The following unaudited pro forma financial information in the following two tables gives effect to the consummation of the acquisition of NeuroHabilitation Corporation by the Company. This information should be read in conjunction with the audited financial statements of our Company and the audited financial statements of NeuroHabilitation Corporation included herein.

For the Year Ended March 31, 2014

			Pro Forma	Pro Forma
	Helius	NHC	Adjustments	Consolidation
Operating expenses
Accredited interest	$-	$1,119	$-	$1,119
Consulting fees	-	807,385	-	807,385
Interest expense	-	225	-	225
Legal fees	-	33,966	-	33,966
Meals and entertainment	-	833	-	833
Office expense	-	6,793	-	6,793
Research and development expense	-	171,781		171,781
Compensation for shares issued for
services	-	-		-
Transaction cost	-	-	300,000	300,000
Travel	-	22,027		22,027
Wages and salaries	-	23,155	-	23,155
Loss from operations	-	1,067,284	300,000	1,343,494

Net loss and comprehensive loss	$-	$1,067,284	$300,000	$1,343,494

Derived from our unaudited condensed interim consolidated financial statements for the three month period ended June 30, 2014

			Cumulative period
			from January 22, 2013
	Three Months Ended		(inception) to June 30,
	June 30		2014
	2014	2013
	$	$
Expenses
Accreted interest expense	182,832	-	184,176
Advertising, marketing, & IR	46,226	-	46,226
Audit & accounting	10,645	-	10,645
Consulting fees	7,151	300	817,336
Insurance	7,486	-	7,486
Legal fees	219,934	3,550	268,092
Meals & travel	29,441	1,562	52,677
Office & general	21,424	1,460	28,699
Professional fees	13,125	-	13,125
Research & development	602,956	-	5,024,737
Stock-based compensation	514,016	57,111	4,764,016
Transfer agent & regulatory	15,260	-	15,260
Wages and salaries	76,691	-	99,846
Loss before other items	(1,747,187)	(63,983)	(11,332,321)

Other items
Interest income	2,810	-	2,810
Foreign exchange gains (loss)	(102)	-	(102)
	2,708	-	2,708

Net loss for the period	(1,744,479)	(63,983)	(11,329,613)

Other comprehensive income (loss)
Foreign exchange on translation of subsidiaries	106,059	-	106,059

Comprehensive loss for the period	(1,638,420)	(63,983)	(11,223,554)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

We have limited operating history and lack profitable operations.

NeuroHabilitation Corporation was incorporated in the State of Delaware on January 22, 2013 and has had limited operations to date. Through its year ended March 31, 2014, NeuroHabilitation Corporation had accumulated losses of $9,585,134 and a working capital deficit of $267,977. We will be subject to all of the business risks and uncertainties associated with any new business enterprise, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, lack of revenue and the risk that we will not achieve our growth objective. We anticipate that we may take several years to achieve consistent positive cash flow from operations. There is no assurance that we will be successful in achieving significant revenues or profitability.

We may be required to obtain additional financing to carry out our plan of operations and if we require additional financing and are unable to obtain such financing, our business may fail.

Additional funds for the establishment of our current and planned operations may be required. No assurances can be given that we will be able to raise the additional funding that may be required for such activities, should such funding not be fully generated from operations. Current financial conditions, revenues, taxes, capital expenditures and operating expenses are all factors which will have an impact on the amount of additional capital that may be required. To meet such funding requirements, we may be required to undertake additional equity financing, which would be dilutive to our stockholders. Debt financing, if available, may also involve restrictions on financing and operating activities. There is no assurance that additional financing will be available on terms acceptable to us, or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations and pursue only those projects that can be funded through cash flows generated from its existing operations, if any.

The neuromodulation market is new and uncertain and the failure of the expansion of such market could have a material adverse effect on our business and financial position.

The neuromodulation market is relatively new and its long-term growth prospects are uncertain. Should the neuromodulation market fail to expand, it could have a materially adverse effect on our business and financial position.

Our PoNSTM technology is a new “untested” form of neurostimulation therapy and the medical community tends to be very conservative in not adopting new therapies very rapidly, which may have a material adverse effect on our business and financial position.

Since our PoNSTM technology is a new “untested” therapy, such technologies are usually more slowly adopted by the medical community as the medical community tends to be very conservative and does not adopt new “untested” therapies very rapidly. If the medical community reacts in a similar fashion to adopting our PoNSTM device for neurostimulation therapy, then this could affect our growth and sales, which could have a material adverse effect on our business and financial position.

Our ability to develop additional products is subject to the risks inherent in the development of new devices and products based on new technologies. Because of these inherent risks, our research and development may not result in any commercially viable devices or products, which if not commercially successful may have a material adverse effect on our business and financial condition.

The development of additional products is subject to the risks of failure inherent in the development of new, state of the art products, laboratory devices and products based on new technologies. These risks include: (i) delays in product development or manufacturing; (ii) unplanned expenditures for product development or manufacturing; (iii) failure of new products to have the desired effect or an acceptable accuracy profile; (iv) emergence of superior or equivalent products; (v) failure by any potential collaborative partners to successfully develop products; and (vi) the dependence on third parties for the manufacture, development and sale of the Company’s products. Because of these risks, our research and development efforts or those of potential collaborative partners may not result in any commercially viable products. If a significant portion of these development efforts is not successfully completed, or any products are not commercially successful, we are less likely to generate significant revenues, or become profitable. The failure to perform such activities could have a material adverse effect on our business, financial condition and results of its operations.

We can provide no assurance that the development by others of new or improved devices or products will not result in our present and future products from becoming obsolete.

The areas in which we plan to commercialize, distribute, and/or sell products involves rapidly developing technology. There can be no assurance that we will be able to establish ourselves in such fields, or, if established, that we will be able to maintain our market position, if any. There can be no assurance that the development by others of new or improved products will not make our present and future products, if any, superfluous or obsolete.

Our future success depends on our ability to obtain approval on the patent for the PoNSTM technology, failing which we may be unable to protect our proprietary information and any competitive advantage which may have a material adverse affect on our business and financial condition.

Our future success will depend, in part, on our ability to obtain approval on the patent for the PoNS™ technology. There can be no assurance that the patent application made will result in the issuance of the patent or that the term of the patent will be extendable after it expires in due course, which will prevent us from being able to protect our proprietary information and may have a material adverse affect on our business and financial condition.

Much of our know-how and technology may not be patentable, though they may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. To help protect our intellectual property rights and proprietary technology, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our intended and future intellectual property as important to our success, and we intend to rely on patent law to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our devices or products or reverse engineer or obtain and use information that we regard as proprietary. We may seek additional patents in the future. We do not know if any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Thus, we cannot assure you that any intellectual property rights that we may receive can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting any proprietary rights we may receive in the United States or abroad may not be adequate and competitors may independently develop a similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition, or results of operations.

We may be subject to intellectual property litigation, such as patent infringement claims, which could adversely affect our business.

Our commercial success will also depend, in part, on not infringing on the patents or proprietary rights of others. There can be no assurance that the technologies and products used or developed by us will not infringe such rights. If such infringement occurs and we are not able to obtain a license from the relevant third party, we will not be able to continue the development, manufacture, use, or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all or on commercially reasonable term. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to, and diversion of, our resources and could have a material and adverse impact on us. An adverse outcome in any such litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, all of which could have a material adverse affect on our business.

If we are unable to obtain a reimbursement code from Health and Human Services so that the PoNSTM device is covered under Medicare and Medicaid, this would have a negative impact on our intended sales and would have a material adverse effect on our business, financial condition and operating results.

We plan to submit an application to the Health and Human Services for an International Classification of Disease 10 reimbursement code so that the PoNS™ device is covered under Medicare and Medicaid. There can be no assurance that our application will be successful, or that we will be able to obtain a reimbursement code in a timely manner. In the event that we do not obtain a reimbursement code for the PoNS™ device, our customers would be unable to obtain reimbursement for their purchases under private or government-sponsored insurance plans which would have a negative impact on sales and have a material adverse effect on our business, financial condition and operating results.

If we are unable to receive FDA approval or clearance and other applicable regulatory approvals in other jurisdictions in which we intend to market the intended PoNSTM device, or we are delayed in obtaining such regulatory approvals, our business plan may be delayed or we may be unable to market our intended product which would have a material adverse effect on our business, financial condition and operating results.

The intended PoNS™ device is expected to be a Class II device under the United States Food, Drug, and Cosmetic Act and thus will require FDA approval or clearance before we are able market the device in the United States. In addition, the PoNS™ device must receive applicable regulatory approvals in any other jurisdictions in which we propose to market and sell our products. There is no assurance that the PoNS™ device will be approved for sale in the United States or any other jurisdictions. Any failure or delay in obtaining regulatory approval will hamper our ability to commercialize the PoNS™ device in these jurisdictions. The regulatory approval process can be expensive and time-consuming, and there can be no certainty regarding the timing of such approvals or whether the PoNS™ device will be approved at all. If we are unable to obtain regulatory approvals in a timely manner, or at all, implementation of our business plan may be delayed or we may be unable to take our product to market. Either scenario would have a material adverse effect on our business, financial condition and operating results.

If our expenses are greater than anticipated, then we will have fewer funds with which to pursue our plan of operations and our financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations are greater than we anticipate. Increased operating costs may cause the amount of financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have fewer funds with which to carry out our plan of operations with the result that our business may fail.

If and when we sell our products, we may be liable for product liability claims and we may not carry sufficient product liability insurance.

The devices and products that we intend to develop may expose us to potential liability from personal injury claims by end-users of the product. We intend to carry product liability insurance to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our intended products. We cannot assure you that if and when we commence distribution of our product that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay the liability.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, shareholder approval of any golden parachute payments not previously approved and presenting the relationship between executive compensation actually paid and our financial performance. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. Additionally, we have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

We will remain an “emerging growth company” for up to five years after our first sale of common stock pursuant to a Securities Act registration statement, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any September 30.

Our status as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 may make it more difficult to raise capital as and when we need it. Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected..

We are dependent upon the ability and expertise of certain members of our senior management and the loss of such individuals could have an material adverse affect on our business, operating results or financial condition.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management, and in particular Mr. Phil Deschamps, our President and CEO. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse affect on our business, operating results or financial condition.

We are a small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively and increase market share.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than u s . Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and our results of operations. Because of the early stage of the industry in which we intend to operate, we expect to face additional competition from new entrants. To be competitive, we will require a continued high level of investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and our results of operations.

Our officers and directors may be subject to conflicts of interest.

Some of our officers and directors serve only part time and may be subject to conflicts of interest. Each may devote part of his working time to other business endeavors, including consulting relationships with other corporate entities, and may have responsibilities to these other entities. Such conflicts may include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, some of our officers and directors may be subject to conflicts of interest. Any Company-related decision made by any of these directors and officers involving us should be made in accordance with their duties and obligations to deal fairly and in good faith and to act in the best interests of us and our shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such director may have a conflict of interest.

Philippe Deschamps, our President, CEO and a director, serves full time (40 hours per week). All of the other directors and officers only provide services to us on a part time basis as follows: Amanda Tseng (Chief Financial Officer and director) - 14 hours per week;

Savio Chiu (director) – 8 hours per week;
Yuri Danilov (director) – 8 hours per week; and
Mitch Tyler (director) - 8 hours per week.

The use of recent private placement funds received by us and as disclosed herein are estimates only and subject to change. The failure to effectively apply such funds could have a material adverse effect on our business.

Although we have set out our intended use of proceeds from our recent private placement on May 30, 2014, these intended uses are estimates only and subject to change. While management does not contemplate any material variation, management does retain broad discretion in the application of such proceeds. The failure by us to apply these funds effectively could have a material adverse effect on our business, including our ability to achieve our stated business objectives.

Risks Related to Our Common Stock

Trading of our common stock is sporadic, and the price of our common stock may be volatile; we caution you as to the highly illiquid nature of an investment in our shares.

Our common stock is quoted on the Canadian Securities Exchange since June 23, 2014. To date, trading in our common stock has been limited and sporadic. Securities of microcap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the companies’ financial performance or prospects. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Factors unrelated to our performance that may affect the price of our common stock include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow us, lessening in trading volume and general market interest in our common stock may affect an investor’s ability to trade significant numbers of shares of our common stock; the size of our public float may limit the ability of some institutions to invest in our common stock; and a substantial decline in the price of shares of our common stock that persists for a significant period of time could cause our common stock, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. As a result of any of these factors, the market price of our common stock at any given point in time may not accurately reflect our long-term value. The price of our common shares may increase or decrease in response to a number of events and factors, including: changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common stock. These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance. We caution you as to the highly illiquid nature of an investment in our shares.

The market price of our common stock is affected by many other variables which are not directly related to our success and are, therefore, not within our control. These include other developments that affect the breadth of the public market for shares of our common stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of our common stock is expected to make our common stock price volatile in the future, which may result in losses to investors.

Because we have the discretion to not register our shares of common stock under Section 12 of the Securities Exchange Act of 1934, we would not be immediately subject to the certain reporting obligations of Section 12 registrants.

Under Section 15(d) of the Securities Exchange Act of 1934, we are not required to file periodic reports if we have less than 300 holders of record for the fiscal year after the year of effectiveness. Although we plan to register our shares of common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 upon the effectiveness of this registration statement of which this prospectus forms a part, if we failed to do so we would not be subject to certain reporting requirements required of Section 12(g) filers. These requirements include the proxy rules, the filing of ownership reports by our officers, directors, and 10% share holders and Regulation 13D pertaining to ownership reports required to be filed by 5% shareholders. As a result, there would be less information about these matters than if we were subject to Section 12 of the Securities Exchange Act of 1934.

A decline in the price of our common stock could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise any required capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Our two person and 5% quorum threshold may make it easier for our two major shareholders to influence actions requiring a shareholder vote.

In accordance with Article 12 of our Articles of Continuance and Section 2.8 of our Bylaws, two shareholders, present in person or by proxy, representing at least five percent (5%) of our total outstanding shares will constitute a quorum at a shareholders meeting. Currently, our two major shareholders hold approximately 51% of our outstanding shares of common stock. Accordingly, if only our two major shareholders participate in a shareholders meeting, the quorum requirement will be satisfied and our two major shareholders could cast a majority of the votes at such meeting.

Our ability for our shareholders to act without a meeting and without notice may make it easier for our two major shareholders to effect a corporate action without prior notice to the other shareholders.

In accordance with Article 13 of our Articles of Continuance and Section 2.14 of our Bylaws, any action required to be taken at a shareholders meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of our outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Currently, our two major shareholders hold approximately 51% of our outstanding shares of common stock and if they both consent in writing to take a particular corporate action, they could do so without a meeting and without prior notice to our other shareholders. However, we would be required to provide our other non-consenting voting shareholders written notice of the corporate action not more than ten (10) days after we receive written consents to take the corporate action.

We have not paid any dividends and do not foresee paying dividends in the future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including any equity in that person’s or person’s spouse’s primary residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Any future sales of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Future sales or issuances of equity securities could decrease the value of our common stock, dilute stockholders’ voting power and reduce future potential earnings per share. We intend to sell additional equity securities in future offerings (including through the sale of securities convertible into shares of our common stock) and may issue additional equity securities to finance our operations, development, acquisitions or other projects. We cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of our common stock. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in our earnings per share.

We are authorized to issue an unlimited number of Class A common stock which could result in substantial dilution to your investment in our shares.

Our Articles of Continuance authorize the issuance of an unlimited number of Class A common shares, which shares can be issued for such consideration and on such terms and conditions as are established by our board of directors without the approval of any of our shareholders. We may issued additional common shares in connection with a future financing or acquisition. The issuance of additional common shares may dilute an investor’s investment in us and reduce cash available for distribution per common share, if any dividends are declared by the board of directors in the future.

Shares of our common stock that are “restricted securities” as defined in Rule 144(a)(3) are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 of the Securities Act, a “shell company” is defined as a company that has: (i) no or nominal operations and (ii) either (A) no or nominal assets, (B) assets consisting solely of cash and cash equivalents, or (C) assets consisting of any amount of cash and cash equivalents and nominal other assets. We were a “shell company” pursuant to Rule 144 prior to the transaction whereby we acquired NeuroHabilitation Corporation, and as such, Rule 144(i) provides that sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which our initial Form S-1 providing Form 10 level disclosure was filed with the Commission, which twelve-month period will elapse on July 14, 2015. Therefore, any restricted securities currently outstanding or that we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose, will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of our initial Form S-1 and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash than if we had not previously been a “shell company”. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our previous status as a “shell company” could prevent us from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless. Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our market, strategy, competition, capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, availability of funds and operating costs. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith, based on information available to us as of the date hereof, and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution”. We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares offered under this prospectus at prevailing market prices, privately negotiated prices or otherwise as set forth under “Plan of Distribution” in this prospectus.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 25,160,000 shares of common stock offered through this prospectus, consisting of 17,540,000 shares of our common stock and 7,620,000 shares of common stock underlying warrants, of which 15,240,000 of the 17,540,000 shares were issued to the selling stockholders at a price of CDN$0.50 per subscription receipt in a private placement exempt from the registration provisions of the U.S. Securities Act that closed on May 30, 2014 and where each subscription receipt automatically converted into one share of common stock and one-half of one warrant upon closing of the transaction whereby we acquired NeuroHabilitation Corporation (the “Transaction”) on June 13, 2014. The remaining 2,300,000 shares were issued to one entity in connection with the closing of the Transaction which was exempt from the registration provisions of the U.S. Securities Act.

The 25,160,000 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the U.S. Securities Act or pursuant to another effective registration statement covering those shares.

The following table sets forth certain information regarding the ownership of our shares of common stock to be sold by the selling stockholders as of the date of July 10, 2014.

Information with respect to ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Owned After this Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the selling stockholders own and have sole voting and investment power over all shares or rights to these shares. Except for their ownership of common stock or otherwise as described below, none of the selling stockholders had or have any material relationship with us.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as at the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of Issued and Outstanding Shares After Offering
			Shares Owned After Offering(2)	Percentage of Issued and Outstanding Shares(3)
Brad McPherson (4)	150,000	150,000	Nil	Nil
CuOro Resources Corp. (5)	1,950,000	1,950,000	Nil	Nil
NBCN ITF 1348462 Ontario Ltd. A/C 4FV729 (6)	375,000	375,000	Nil	Nil
NBCN ITF Medalist Capital Ltd. A/C 4FV658A (7)	375,000	375,000	Nil	Nil
Lakeside Trading Group S.A. (8)	150,000	150,000	Nil	Nil
Access Capital Corp. (9)	450,000	450,000	Nil	Nil
Scotia Capital ITF AlphaNorth Offshore Inc. (10)	1,425,000	1,425,000	Nil	Nil
Scotia Capital ITF AlphaNorth Partners Fund Inc. (11)	75,000	75,000	Nil	Nil
GKM Holdings Ltd. (12)	300,000	300,000	Nil	Nil
RBC Dominion Securities ITF Kurt Ostlund A/C/ 804-95391-10 (13)	75,000	75,000	Nil	Nil
EDJ Limited (14)	225,000	225,000	Nil	Nil
Porter Partners, L.P. (15)	1,275,000	1,275,000	Nil	Nil

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of Issued and Outstanding Shares After Offering
			Shares Owned After Offering(2)	Percentage of Issued and Outstanding Shares(3)
Luke Norman Consulting (16)	600,000	600,000	Nil	Nil
Matthew Norman (17)	150,000	150,000	Nil	Nil
Qtrade Securities Inc. (18)	1,275,000	1,275,000	Nil	Nil
Brant Investments Limited (19)	1,200,000	1,200,000	Nil	Nil
Barbara Shynkaryk (20)	30,000	30,000	Nil	Nil
Katie Bellamy (21)	75,000	75,000	Nil	Nil
Amin Somani (22)	30,000	30,000	Nil	Nil
Peter Dickson (23)	225,000	225,000	Nil	Nil
Chris Wardle (24)	300,000	300,000	Nil	Nil
Jens Biertumpel (25)	75,000	75,000	Nil	Nil
Michael Dodds (26)(88)	30,000	30,000	Nil	Nil
James Lebedovich (27)(88)	75,000	75,000	Nil	Nil
Jonathan Awde (28)(88)	750,000	750,000	Nil	Nil
Greg Hunter (29)(88)	150,000	150,000	Nil	Nil
Mark Varny (30)(88)	150,000	150,000	Nil	Nil
Neil McAllister (31)(88)	75,000	75,000	Nil	Nil
William A. Randall (32)(88)	60,000	60,000	Nil	Nil
Patrick &/or Marian Griffin (33)(88)	30,000	30,000	Nil	Nil
Peter Nash (34)(88)	75,000	75,000	Nil	Nil
Mark Cornwall (35)(88)	60,000	60,000	Nil	Nil
Alpha Capital Ltd. (36)(88)	900,000	900,000	Nil	Nil
Brett Johnson (37)(88)	150,000	150,000	Nil	Nil
Gordon Green (38)(88)	75,000	75,000	Nil	Nil
Nancy Rothery (39)(88)	300,000	300,000	Nil	Nil
Craig A. Angus (40)(88)	150,000	150,000	Nil	Nil
Patrick Robinson (41)(88)	600,000	600,000	Nil	Nil
Steven K Y Tan (42)(88)	150,000	150,000	Nil	Nil
Bruce McLeod (43)(88)	75,000	75,000	Nil	Nil
Gayle McLeod (44)(88)	75,000	75,000	Nil	Nil
Hugh Nash (45)(88)	600,000	600,000	Nil	Nil
Bruno J. Benedet (46)(88)	60,000	60,000	Nil	Nil
Anthony Joseph Alvaro (47)(88)	300,000	300,000	Nil	Nil
Trium Pacific Corp. (48)(88)	120,000	120,000	Nil	Nil
Cleo C. Allen (49)(88)	90,000	90,000	Nil	Nil
Colleen Ostlund (50)(88)	90,000	90,000	Nil	Nil

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of Issued and Outstanding Shares After Offering
			Shares Owned After Offering(2)	Percentage of Issued and Outstanding Shares(3)
Ferguson Investments (51)(88)	600,000	600,000	Nil	Nil
Gordon Holmes (52)(88)	600,000	600,000	Nil	Nil
McPherson Construction (53)(88)	150,000	150,000	Nil	Nil
Rowena M. Santos (54)(88)	150,000	150,000	Nil	Nil
Orca Capital GMBH (55)(88)	150,000	150,000	Nil	Nil
Gregg J. Sedun (56)(88)	150,000	150,000	Nil	Nil
DNG Capital Corp. (57)(88)	150,000	150,000	Nil	Nil
Ken Wong (58)(88)	150,000	150,000	Nil	Nil
GRF Consulting Corp. (59)(88)	120,000	120,000	Nil	Nil
Violetta Holdings Ltd. (60)(88)	60,000	60,000	Nil	Nil
Eric H. Hoesgen (61)(88)	97,500	97,500	Nil	Nil
Roman Grodon (62)(88)	150,000	150,000	Nil	Nil
Leighton Bocking (63)(88)	150,000	150,000	Nil	Nil
Dennis Hoesgen (64)(88)	97,500	97,500	Nil	Nil
Satwinder Mann (65)(88)	75,000	75,000	Nil	Nil
Crestmont Invest Ltd. (66)(88)	60,000	60,000	Nil	Nil
0818940 B.C. Ltd. (67)(88)	300,000	300,000	Nil	Nil
Don Simmons (68)(88)	75,000	75,000	Nil	Nil
Tradewinds Investments (69)(88)	300,000	300,000	Nil	Nil
Johanna Boomars (70)(88)	300,000	300,000	Nil	Nil
Graeme Renton (71)(88)	1,050,000	1,050,000	Nil	Nil
Kalla Holdings Ltd. (72)(88)	150,000	150,000	Nil	Nil
Willie Goldman (73)(88)	750,000	750,000	Nil	Nil
Patrick C. Lecky (74)(88)	150,000	150,000	Nil	Nil
Ramona Ambrozuk (75)(89)	60,000	60,000	Nil	Nil
Hugh Graham Christie (76)(89)	30,000	30,000	Nil	Nil
DCT Holdings Ltd. (77)(89)	15,000	15,000	Nil	Nil
Lyn Duke (78)(89)	150,000	150,000	Nil	Nil
William Majcher (79)(89)	30,000	30,000	Nil	Nil
Deborah Paes-Braga (80)(89)	42,000	42,000	Nil	Nil
Max Polinsky (81)(89)	30,000	30,000	Nil	Nil
Luc Pelchat (82)(89)	22,500	22,500	Nil	Nil
Sirius Acquisition Company Ltd. (83)(89)	28,500	28,500	Nil	Nil
Daniel Sitnam (84)(89)	7,500	7,500	Nil	Nil

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of Issued and Outstanding Shares After Offering
			Shares Owned After Offering(2)	Percentage of Issued and Outstanding Shares(3)
Carol Vorberg (85)(89)	151,500	151,500	Nil	Nil
Christopher Vorberg (86)(89)	333,000	333,000	Nil	Nil
Iridium Capital LLC (87)	2,300,000	2,300,000	Nil	NIl
Total	25,160,000	25,160,000	Nil	Nil

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.

(2)

Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(3)

The applicable percentage of ownership is based on 63,104,788 shares of our common stock issued and outstanding as of July 10, 2014. In computing the percentage of common stock beneficially owned by a selling stockholder on July 10, 2014, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that it has the right to acquire within 60 days of July 10, 2014), and (b) the denominator is the sum of (i) the 63,104,788 shares outstanding on July 10, 2014 and (ii) the number of shares of common stock which such selling stockholder has the right to acquire within 60 days of July 10, 2014.

(4)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(5)

This figure includes 1,300,000 shares of common stock being offered by this prospectus and 650,000 shares of common stock underlying warrants being offered by this prospectus. CuOro Resources Corp. (now named Rockshield Capital Corp.), is a publicly listed company on the Canadian Securities Exchange. Mr. Marc Cernovitch is the CEO of Rockshield Capital Corp. and is such capacity holds voting and investment power over the shares held by Rockshield Capital Corp.

(6)

This figure includes 250,000 shares of common stock being offered by this prospectus and 125,000 shares of common stock underlying warrants being offered by this prospectus. Michael Vukets or Karen Vukets or Christy Keast or Brett Vukets hold voting power over such shares and Michael Vukets and Riley Keast hold investment power over the shares held by 1348462 Ontario Ltd.

(7)

This figure includes 250,000 shares of common stock being offered by this prospectus and 125,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owners of Medalist Capital Ltd. are Branden Keast (30%), Riley Keast (30%), Stephen Sandusky (30%) and Michael Keast (10%). Each of Branden Keast, Stephen Sandusky and Michael Keast hold voting and investment power over the shares held by Medalist Capital Ltd.

(8)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Lakeside Trading Group S.A. is Taylor Housser. Taylor Housser holds voting power and investment power over the shares held by Lakeside Trading Group S.A.

(9)

This figure includes 300,000 shares of common stock being offered by this prospectus and 150,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Access Capital Corp. is Rob Anderson. Rob Anderson holds voting power and investment power over the shares held by Access Capital Corp.

(10)

This figure includes 950,000 shares of common stock being offered by this prospectus and 475,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of AlphaNorth Offshore Inc. is AlphaNorth Partners Fund Inc. Steve Palmer holds voting and investment power over the shares held by AlphaNorth Offshore Inc.

(11)

This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus. Steve Palmer holds voting and investment power over the shares held by AlphaNorth Partners Fund Inc.

(12)

This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being officer by this prospectus. The beneficial owners of GMK Holdings Ltd. are Graham and Karen Harris. Graham and Karen Harris both share voting and investment power over the shares held by GMK Holdings Ltd.

(13)

This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus. Kurt Ostlund holds voting and investment power of such shares.

(14)

This figure includes 150,000 shares of common stock being offered by this prospectus and 75,000 shares of common stock underlying warrants being offered by this prospectus. Jeffrey Porter and Sean Lamb of Porter Capital Management share voting and investment power over the shares held by EDJ Limited.

(15)

This figure includes 850,000 shares of common stock being offered by this prospectus and 425,000 shares of common stock underlying warrants being offered by this prospectus. Jeffrey Porter and Sean Lamb of Porter Capital Management share voting and investment power over the shares held by Porter Partners, L.P.

(16)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Luke Norman Consulting is Luke Norman. Luke Norman holds voting and investment power over the shares held by Luke Norman Consulting.

(17)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(18)

This figure includes 850,000 shares of common stock being offered by this prospectus and 425,000 shares of common stock underlying warrants being offered by this prospectus. Rob Ballard, an associate portfolio manager of Pathfinder Asset Management Limited, holds voting and investment power over the shares held by Qtrade Securities Inc.

(19)

This figure includes 800,000 shares of common stock being offered by this prospectus and 400,000 shares of common stock underlying warrants being offered by this prospectus. Rob Ballard, an associate portfolio manager of Pathfinder Asset Management Limited, holds voting and investment power over the shares held by Brant Investments Limited.

(20)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(21)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(22)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(23)	This figure includes 150,000 shares of common stock being offered by this prospectus and 75,000 shares of common stock underlying warrants being offered by this prospectus.
(24)	This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus.
(25)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(26)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(27)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(28)	This figure includes 500,000 shares of common stock being offered by this prospectus and 250,000 shares of common stock underlying warrants being offered by this prospectus.
(29)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(30)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(31)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(32)	This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus.
(33)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(34)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(35)	This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus.
(36)

This figure includes 600,000 shares of common stock being offered by this prospectus and 30,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Alpha Capital Ltd. is Peter Grut. Peter Grut holds voting and investment power over the shares held by Alpha Capital Ltd.

(37)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(38)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(39)	This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus.

(40)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(41)	This figure includes 400,000 shares of common stock being offered by this prospectus and 200,000 shares of common stock underlying warrants being offered by this prospectus.
(42)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(43)

This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus. Bruce McLeod is also deemed to beneficially own the 50,000 shares of common stock and the 25,000 shares of common stock underlying warrants held by his spouse, Grace McLeod.

(44)

This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus. Grace McLeod is also deemed to beneficially own the 50,000 shares of common stock and the 25,000 shares of common stock underlying warrants held by her spouse, Bruce McLeod.

(45)	This figure includes 400,000 shares of common stock being offered by this prospectus and 200,000 shares of common stock underlying warrants being offered by this prospectus.
(46)	This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus.
(47)	This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus.
(48)

This figure includes 80,000 shares of common stock being offered by this prospectus and 40,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Trium Pacific Corp. is Steven Tan. Steven Tan holds voting power and investment power over the shares held by Trium Pacific Corp.

(49)	This figure includes 60,000 shares of common stock being offered by this prospectus and 30,000 shares of common stock underlying warrants being offered by this prospectus.
(50)	This figure includes 60,000 shares of common stock being offered by this prospectus and 30,000 shares of common stock underlying warrants being offered by this prospectus.
(51)

This figure includes 400,000 shares of common stock being offered by this prospectus and 200,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Ferguson Investments is Colin Ferguson. Colin Ferguson holds voting and investment power over the shares held by Ferguson Investments.

(52)	This figure includes 400,000 shares of common stock being offered by this prospectus and 200,000 shares of common stock underlying warrants being offered by this prospectus.
(53)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of McPherson Construction is Brad McPherson. Brad McPherson holds voting and investment power over the shares held by McPherson Construction.

(54)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(55)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Orca Capital GMBH is Jan Schimmer. Jan Schimmer holds voting power and investment power over the shares held by Orca Capital GMBH.

(56)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(57)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of DNG Capital Corp. is Nick DeMare. Nick DeMare holds voting power and investment power over the shares held by DNG Capital Corp.

(58)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(59)

This figure includes 80,000 shares of common stock being offered by this prospectus and 40,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of GRF Consulting Corp. is Gary Freeman. Gary Freeman holds voting power and investment power over the shares held by GRF Consulting Corp.

(60)

This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Violetta Holdings Ltd. is David Malm. David Malm holds voting power and investment power over the shares held by Violetta Holdings Ltd.

(61)	This figure includes 65,000 shares of common stock being offered by this prospectus and 32,500 shares of common stock underlying warrants being offered by this prospectus.
(62)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(63)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(64)	This figure includes 65,000 shares of common stock being offered by this prospectus and 32,500 shares of common stock underlying warrants being offered by this prospectus.
(65)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.

(66)

This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Crestmont Invest Ltd. is Peter Grut. Peter Grut holds voting and investment power over the shares held by Crestmont Invest Ltd.

(67)

This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of 0818940 B.C. Ltd. is Michael Wadkirch. Michael Wadkirch holds voting and investment power over the shares held by 0818940 B.C. Ltd.

(68)	This figure includes 50,000 shares of common stock being offered by this prospectus and 25,000 shares of common stock underlying warrants being offered by this prospectus.
(69)

This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owners of Tradewinds Investment are Cam Currie and Wendy Currie. Cam Currie holds voting and investment power over the shares held by Tradewinds Investment.

(70)	This figure includes 200,000 shares of common stock being offered by this prospectus and 100,000 shares of common stock underlying warrants being offered by this prospectus.
(71)	This figure includes 700,000 shares of common stock being offered by this prospectus and 350,000 shares of common stock underlying warrants being offered by this prospectus.
(72)

This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Kalla Holdings Ltd. is Antony Kalla. Antony Kalla holds voting and investment power over the shares held by Kalla Holdings Ltd.

(73)	This figure includes 500,000 shares of common stock being offered by this prospectus and 250,000 shares of common stock underlying warrants being offered by this prospectus.
(74)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(75)	This figure includes 40,000 shares of common stock being offered by this prospectus and 20,000 shares of common stock underlying warrants being offered by this prospectus.
(76)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(77)

This figure includes 10,000 shares of common stock being offered by this prospectus and 5,000 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of DCT Holdings Ltd. is Alistair MacLennan. Alistair MacLennan holds voting and investment power over the shares held by DCT holdings Ltd.

(78)	This figure includes 100,000 shares of common stock being offered by this prospectus and 50,000 shares of common stock underlying warrants being offered by this prospectus.
(79)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(80)	This figure includes 28,000 shares of common stock being offered by this prospectus and 14,000 shares of common stock underlying warrants being offered by this prospectus.
(81)	This figure includes 20,000 shares of common stock being offered by this prospectus and 10,000 shares of common stock underlying warrants being offered by this prospectus.
(82)	This figure includes 15,000 shares of common stock being offered by this prospectus and 7,500 shares of common stock underlying warrants being offered by this prospectus.
(83)

This figure includes 19,000 shares of common stock being offered by this prospectus and 9,500 shares of common stock underlying warrants being offered by this prospectus. The beneficial owner of Sirius Acquisition Company Ltd. is Stewart Vorberg. Stewart Vorberg holds voting an investment power over the shares held by Sirius Acquisition Company Ltd.

(84)	This figure includes 5,000 shares of common stock being offered by this prospectus and 2,500 shares of common stock underlying warrants being offered by this prospectus.
(85)	This figure includes 101,000 shares of common stock being offered by this prospectus and 50,500 shares of common stock underlying warrants being offered by this prospectus.
(86)	This figure includes 222,000 shares of common stock being offered by this prospectus and 111,000 shares of common stock underlying warrants being offered by this prospectus.
(87)

This figure includes 2,300,000 shares of common stock being offered by this prospectus. These shares were issued to Iridium Capital LLC in connection with the closing of the transaction whereby we acquired NeuroHabilitation Corporation. The beneficial owner of Iridium Capital LLC is Clay Kahler. Clay Kahler holds voting and investment power over the shares held by Iridium Capital LLC.

(88)

These shares are registered in the name of Canaccord Genuity Corp. for administrative purposes only. Canaccord Genuity Corp. represents that it does not have any discretion over the voting power or dispositive power of such shares.

(89)

These shares are registered in the name of Jordan Capital Markets Inc. for administrative purposes only. Jordan Capital Markets Inc. represents that it does not have any discretion over the voting power or dispositive power of such shares.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on the Canadian Securities Exchange or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.      a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.      purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.     ordinary brokerage transactions in which the broker solicits purchasers;

4.      through options, swaps or derivative;

5.      privately negotiated transactions; or

6.      in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to commissions or receive from commissions the purchasers of shares as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Pursuant to Rule 144 of the Securities Act, a “shell company” is defined as a company that has: (i) no or nominal operations and (ii) either (A) no or nominal assets, (B) assets consisting solely of cash and cash equivalents, or (C) assets consisting of any amount of cash and cash equivalents and nominal other assets. We were a “shell company” pursuant to Rule 144 prior to the Transaction, and as such, Rule 144(i) provides that sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which this initial Form S-1 providing Form 10 level disclosure was filed with the Commission reflecting our status as an entity that is no longer a “shell company,” which twelve-month period will elapse on July 14, 2015.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of an unlimited number of Class A common stock, without par value. As of July 10, 2014, there were 63,104,788 shares of our Class A common stock issued and outstanding.

As set forth above in the section of this prospectus entitled “Selling Stockholders”, the registration statement of which this prospectus forms a part relates to the registration of 25,160,000 shares of our Class A common stock previously issued by us or issuable upon the exercise of warrants to the selling stockholders.

Common Stock

Class A common stock (“common stock”)

Holders of our common stock are entitled to receive notice of and attend any general meeting of the Company. In addition, holders of our common stock shall have the right to vote at any such meeting on the basis one vote for each such share held.

Holders of our common stock shall, in the absolute discretion of the board of directors, be entitled to receive dividends as and when declared by the directors out of monies of the Company properly applicable to the payment of dividends.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company for the purpose of winding-up its affairs or upon a reduction of capital the holders of our common stock shall share equally, share for share, in the assets and property of the Company.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Limitations on Shareholder Nominations for Elections of Directors

            i.        Section 2.18(c) of the Company’s bylaws provides that the Company’s nominating committee must recommend that the full board of directors consider including in the Company’s proxy statement for an upcoming meeting any individual nominated for election as a director by a shareholder pursuant to Section 2.18 of the Company’s bylaws.

            ii.       Section 2.18(d) of the Company’s bylaws provides that the board of directors, by majority vote, must determine that inclusion in the Company’s proxy statement for an upcoming meeting of an individual nominated for election as a director by a shareholder is not prohibited by the Company’s articles of incorporation, bylaws, or Wyoming law, and that the proposed individual shall be nominated at the meeting for election as a director and included in the Company’s proxy statement.

            iii.      Section 2.19 of the Company’s bylaws sets forth certain advance notice requirements for shareholder proposals.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated on March 13, 2014 under the Business Corporation Act (British Columbia) (the “BCBCA”) as “0996445 B.C. Ltd.” as a private company. On March 25, 2014 and amended on April 8, 2014 we entered into an arrangement agreement (the “Agreement”) with Boomerang Oil, Inc. (formerly known as 0922327 B.C. Ltd.) (“Pubco”) and 0995162 B.C. Ltd. to reorganize the business by way of a plan of arrangement (the “Plan of Arrangement”) under the BCBCA. On April 15, 2014 we completed the Plan of Arrangement whereby the parties completed the following principal transactions: (i) 0995162 B.C. Ltd. acquired all of our issued and outstanding common shares from Pubco; and (ii) the shareholders of 0995162 B.C. Ltd. exchanged their shares of 0995162 B.C. Ltd. for our common shares on a one-for-one basis, resulting in such shareholders becoming shareholders of us. As a result of the Plan of Arrangement, we became a reporting issuer in the provinces of British Columbia and Alberta and 0995162 B.C. Ltd. became our wholly-owned subsidiary. The assets of 0995162 B.C. Ltd. consisted of cash and 0995162 B.C. Ltd.’s interest in a letter agreement pursuant to which it had agreed to acquire all of the outstanding shares of NeuroHabilitation Corporation (“NHC”) and to seek a listing on a recognized stock exchange. On May 23, 2014, we changed our name to “Helius Medical Technologies, Inc.” On May 28, 2014, we filed articles of continuation with the Wyoming Secretary of State office to continue from being a corporation governed by the BCBCA to a corporation governed by the Wyoming Business Corporation Act by way of a plan of arrangement between us and our shareholders under the BCBCA. On June 13, 2014, we completed the acquisition of NHC by way of an agreement and plan of merger.

Our head office is located at Suite 400, 41 University Drive, Newtown, PA 18940. Our registered office and registered agent is located at CT Corporation System, 1712 Pioneer Ave., Ste. 120, Cheyenne, Wyoming 82001. Our principal operations are located in Newtown, PA which is from where our CEO directs and manages the business. We lease two office rooms from Regus for approximately $3,896 per month. The lease is for one year expiring on May 31, 2015 at which time we will evaluate to determine whether we should have a dedicated office space. Currently, we do not have any other material physical properties as we try to contract out all the non-core functions such as research and development, human resources and investor relations in order to maintain a low fixed cost business model.

We have two wholly–owned subsidiaries: 0995162 B.C. Ltd., which is incorporated in the Province of British Columbia, and NHC, which is incorporated in the State of Delaware. On June 13, 2014, pursuant to an agreement and plan of merger, HMT Mergersub, Inc., our wholly-owned subsidiary, merged with and into NHC under the Delaware General Corporation Law with NHC as the surviving corporation.

Acquisition of NHC and Concurrent Financing

On June 13, 2014, we acquired a 100% interest in NHC (the “Transaction”) pursuant to an agreement and plan of merger among us, HMT Mergersub, Inc., our wholly-owned subsidiary, and NHC dated June 6, 2014. Pursuant to the terms of the Transaction, HMT Mergersub, Inc. and NHC merged under the Delaware General Corporation Law with NHC as the surviving corporation and all of the common shares in the capital of NHC were cancelled. In consideration for the cancellation of the outstanding common shares of NHC each shareholder of NHC received that number of shares of our common stock determined by multiplying the number of NHC common shares held by such shareholder by 16.0350261. Pursuant to the Transaction, we issued an aggregate of 35,300,083 shares of our common stock to the former shareholders of NHC and as a result of the Transaction NHC became our wholly-owned subsidiary. The Transaction constituted a reverse take-over of us by NHC. Prior to the acquisition of NHC we had no active business.

In connection with the Transaction, we completed a non-brokered private placement financing of CDN$7.62 million by issuing 15.24 million subscription receipts. Pursuant to their terms, each subscription receipt automatically converted into one unit of the Company upon satisfaction of certain escrow release conditions, including the completion of the Transaction. Each unit consisted of one share of our common stock and one-half of one share purchase warrant with each whole warrant being exercisable at CDN$1.00 per share for a period of two years. In connection with the concurrent private placement financing, we paid aggregate finders’ fees of $412,200 and issued 824,000 finder’s warrants. Each finder warrant is exercisable at CDN$1.00 per share for a period of two years.

General Development of the Business of NHC

NHC is a Delaware company, incorporated on January 22, 2013, which is involved in the medical device industry. In January 2013, NHC entered into an exclusive right agreement whereby Advanced Neuro-Rehabilitation LLC (“ANR”) granted NHC exclusive worldwide rights to ANR’s trade secrets, knowhow, and patent pending technology that will enable the first non-invasive means for delivering neurostimulation through the oral cavity (the “PoNSTM”) in exchange for 50% equity in NHC and a 4% royalty of NHC’s revenue collected from (1) the sale of products covered by any claim of the patent rights (the “Devices”) to end users and (2) services related to the therapy or use of the Devices in therapy services.

On February 1, 2013, NHC, as cooperator, signed a collaborative research and development agreement (the “CRADA”) with Advanced NeuroRehabilitation, LLC, as the background patent owner, Yuri Danilov, Mitchell Tyler and Kurt Kaczmarek, as the inventors, and the U.S. Army Medical Material Agency and the U.S. Army Medical Material Development Activity. Pursuant to the CRADA agreement, the U.S. Armed Forces is called to fund, manage and provide regulatory oversight associated with the clinical effort necessary to secure the U.S. Food and Drug Administration (the “FDA”) clearance and approval. NHC is currently in the process of seeking de-novo 510(k) clearance from the FDA for the treatment of balance and disorders related to traumatic brain injury (“TBI”). Once the safety and efficacy of the technology is established, NHC intends to commercialize the technology.

Following completion of research, product strategy and concept generation, we intend to complete the concept development and design development phases.

Regulatory Pathway

The US Army medical command as dictated by the CRADA is the regulatory sponsor to seek clearance of the PoNSTM device for an indication to be used in conjunction with physical therapy to aid in the rehabilitation of individuals with balance disorders resulting from a mild to moderate traumatic brain injury. The US Army medical command sponsors us in obtaining the necessary regulatory approval to market the PoNSTM. This will be the first clearance applied for at FDA for the device. As part of this process the US Army medical command submitted a request for information with respect to the potential classification of the PoNSTM device thorough the 513G procedure which provides the guidance to establish for submitting, reviewing and responding to requests for information regarding the class in which a device has been classified or the requirements applicable to a device under the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) section 513(g). The FDA 513G process is the process through which a manufacturer submits a request to the FDA for review and response regarding the class in which a device has been classified or the requirements applicable to a device under the FD&C Act. As a result of this process the FDA has responded with a recommendation that the PoNSTM device would be classified as a class II, non-significant risk device. Class II devices are higher risks and required greater regulatory controls to provide reasonable assurance of the device’s safety and effectiveness. Further, the FDA has suggested the application process could be submitted through a de novo (starting from the beginning) pathway since there were no established predicate devices. We are developing the clinical trial program to fully comply with the requirements of this regulatory pathway. The time line for this FDA approval process is 90 days from the date of submission. We anticipate submitting this application for clearance in the second calendar quarter of 2016. Therefore, we expect clearance for the PoNSTM device for its first indication in the third calendar quarter of 2016.

Following this first indication the PoNSTM is expected to become a predicate device to support all further applications for clearance. We expect to submit an application for clearance for the treatment of balance and gate disorders related to Multiple Sclerosis and all other future regulatory applications through the 510K process, which FDA pathway has a 90 day timeline.

On a parallel path to our applications for regulatory approval by the United States FDA, we expect to be submitting an application for clearance of both the Traumatic Brain Injury and Multiple Sclerosis indications to Health Canada. We have hired the law firm Morgan Lewis, a law firm with a well-established expertise in domestic and foreign regulatory filings, to produce our submission and application for regulatory approval in Canada. We anticipate the Canadian clearance for the PoNSTM device will be obtained on a similar timeline to the FDA approval, which is in the third calendar quarter of 2016.

Business of the Company

The brain’s ability to modify its operation in response to new information sources, new functional needs, or new communication pathways is referred to as Neuroplasticity. Neuroplasticity is a process underlying all cerebral learning, training, and rehabilitation. Neuromodulation is the use of external tactile stimulation to intentionally change and regulate the internal electrochemical environment of the brain. Traditional rehabilitation interventions have typically involved medication and various forms of therapies, including physical therapy. In a non-controlled clinical setting, the PoNSTM device, when combined with physical or cognitive therapy designed to overcome the identified symptoms, has been shown to significantly improve and sustain functional rehabilitation to address brain dysfunction from traumatic, degenerative, developmental, chemical, or unknown origins. The device, in conjunction with physical or cognitive therapy, has shown anecdotal positive results in a great majority of patients.

(a) Business Objectives

Our management team’s goal is to make us the first company with a patented, FDA approved, non-invasive device and therapy for the treatment of balance and disorders related to traumatic brain injury.

The principal business carried on and intended to be carried on by us is to complete the device design and manufacturing phase of PoNSTM, a patent pending technology that we believe will enable the first non-invasive means for delivering neurostimulation through the oral cavity.

Over the next 12-month period, we intend to:

i.	complete the pilot efficacy trial;

ii.	complete pilot trial in Multiple Sclerosis

iii.	complete the device design and manufacturing phase;

iv.	continue development of our intellectual property;

v.	drive the completion of international registration; and

vi.	create a physical therapy support network.

(b) Significant Events or Milestones

The principal milestones that must be met for us to accomplish our stated business objectives, described above, are in Canadian Dollars as follows:

Milestone	Target Date	Estimated Cost

Completion of pilot efficacy trial in TBI	Months 1 – 12	$242,000
Pilot trial in Multiple Sclerosis	Months 1 - 12	$538,000
To complete Phase 3 and 4 of the design and production process as described below	Months 1 - 12	$3,750,000
To create technology development framework with partner Intellectual Property firm to create Intellectual Property on an ongoing basis	Months 1 - 12	$495,000
To develop international regulatory submission package and drive submission to Health Canada parallel to the US submission	Months 1-12	$247,000
To develop partnership with national suppliers in the physical therapy support network	Months 1-12	$150,000
To develop certification plan for Physical Therapy Centers	Months 1 -12	$172,000

TOTAL		$5,594,000

      The U.S. Army pathway:

  Pilot clinical trial performed by the University of Wisconsin to validate design of registrational clinical trial. Study design: Double blind study in mild to moderate TBI 44 patient (22 active PoNS, 22 Placebo PoNS). Interim analysis to be performed in the first calendar quarter of 2015 to inform design of registrational trial.
  Multi-Center (Orlando, Portland, and Montreal) Registrational clinical trial is scheduled to begin in January/February 2015 timeframe. The study is scheduled to last 12 months. Study Design: Double blind placebo controlled trial in approximately 120 patient (to be finally decided based on the results of the pilot study). This study will form the basis of the application for the regulatory clearance of the PoNSTM device for the US FDA and Health Canada.

      The NHC Funded Study:

  Pilot study in the treatment of balance and gait disorders in patients with Multiple Sclerosis performed at the Neurological Institute in Montreal, Canada. Study design: open label pilot study of 10 patients to aid in designing the registrational study.
  Registrational study will be performed at the Montreal Neurological Institute scheduled to begin in the first calendar quarter of 2015. This study will take 12 months to perform. This study will form the basis of the application for submission to the regulatory authorities in the US and Canada.

(c) Total Funds Available (in Canadian Dollars)

As at May 31, 2014, the Company and NHC had combined working capital of approximately $(338,963). On June 13, 2014, upon conversion of the subscription receipts pursuant to the concurrent financing we received net proceeds of $7,207,800. The estimated costs of the Transaction are approximately $300,000. As such, our total available funds are approximately $6,568,837.

We intend to fund ongoing activities by utilizing current cash and cash equivalents and by raising additional capital though equity or debt financings. There can be no assurance that we will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to us. If we are unable to raise sufficient additional capital, we may be compelled to reduce the scope of our operations and planned capital expenditure or sell certain assets, including intellectual property assets.

(d) Purpose of Funds (in Canadian Dollars)

Use of Proceeds	Funds to be Expended

Completion of pilot efficacy trial in TBI	$242,000

Pilot trial in Multiple Sclerosis	$538,000

Design and manufacturing development	$3,750,000

Intellectual property development	$495,000

Completion of international registration	$247,000

Market shaping activities	$322,000

G&A expenses	$870,000

Unallocated working capital	$104,837

Total	$6,568,837

(e) Principal Products or Services

Device Description

Physical Construction and User Interface

The portable neuromodulation stimulator (PoNS™) version 2.2 device is an electrical pulse generator that delivers controlled electrical stimulation to the tongue. Pulses are generated and controlled by commercially available counter, timer, and wave-shaping electronic components. The components are mounted to a single printed circuit board (Figure 1 and Figure 2). The circuit board contains 143 gold-plated electrodes that contact the tongue. A rechargeable lithium- polymer battery with built-in charge safety circuitry provides power.

Figure 1: Top of the PoNS™ Neuro-stimulator board

Figure 2: Bottom of the PoNS™ Neuro-stimulator board

Figure 3: Photographs of the PoNS™ Neuromodulation Stimulator Being Investigated in Conjunction with Physical Therapy for the Treatment of Balance and Gait Disorders.

The device is held lightly in place by the lips and teeth around the neck of the tab that goes into the mouth and rests on the anterior, superior part of the tongue. The paddle-shaped tab of the device has a hexagonally patterned array of 143 gold-plated circular electrodes (1.50 mm diameter, on 2.34 mm centers) that is created by a photolithographic process used to make printed circuit boards. It uses low-level electrical current to stimulate the lingual branch projections of at least two cranial nerves in the anterior tongue through the gold-plated electrodes. Device function is user-controlled by four buttons: On, Off, Intensity 'Up', and Intensity 'Down'.

While the voltage and pulse timing to each electrode are programmed into the device and cannot be altered, the subject adjusts the stimulus intensity with a pair of buttons. At any instant in time, one of the electrodes in each of the nine sectors on the array is delivering stimulation while the remaining electrodes serve as the current return path to ground. The sensation produced by the array is similar to the feeling of drinking a carbonated beverage. The biphasic waveform is specifically designed to ensure zero net DC current to minimize the potential for tissue irritation.

When the PoNS™ device is turned off, the intensity setting automatically resets to zero. Upon first introduction to the device stimulation, subjects are instructed to press the "Up" intensity button (approximately 35-45 times, or press and hold it for approximately 4-5 seconds) to reach sensation threshold. Subjects will frequently notice that the sensation intensity decreases 2-4 minutes after stimulation onset. This sensation is normal and attributable to sensory adaptation. Subjects are instructed to simply increase the sensation level to return to the predetermined perceptual midpoint of their individual perceptual dynamic range. This procedure can be considered comparable to titrating a drug dosage according to a desired blood level so that the percept (and to a first approximation the neurophysiological impact) is held invariant.

The PoNS™ device was designed and developed in the Tactile Communication and Neurorehabilitation Laboratory (“TCNL”), Department of Biomedical Engineering, University of Wisconsin-Madison in Madison, Wisconsin. The TCNL who developed the PoNSTM device received three separate grants from the National Institute of Health (NIH). The first grant was in December 1992 for $801,425, the second grant in September 1998 for $1,062,323 and the third grant in July of 2004 for $1,177,256. These grants were instrumental in the early development of this technology. The printed circuit board and electrodes are fabricated by Advanced Circuits (based in Aurora, Colorado), surface-mounted integrated circuit components are assembled by a commercial electronics assembler, and packaging is performed by Simplex Electronics (based in Middleton, Wisconsin). Final inspection, verification, and epoxy encapsulation are performed at the TCNL by the investigators or designees.

The original PoNS™ 1.0 experimental device was developed in 2007. The experimental PoNS™ 2.2 device shown in the pictures above was released in 2010. The commercial PoNS™ 4.0 device is anticipated to be released January 2015.

Part of the Body or Type of Tissue to Which Applied or with Which the Device Is Interacting

The PoNS™ device is placed in the mouth and held lightly in place by the lips and teeth around the neck of the tab that goes into the mouth and rests on the anterior, superior part of the tongue. The hexagonally patterned array of 143 gold-plated circular electrodes uses low-level electrical current to stimulate the lingual projections of two cranial nerves in the anterior tongue.

Frequency of Use

To date, the intervention model that has been investigated most thoroughly is an intensive twice-daily treatment with a physical therapist for 2 weeks, followed by a period of 12 weeks of at-home twice-daily use with weekly reporting and monthly follow-up visits. A typical 12-week program is shown in Table 1.

During the 2-week in-lab program, subjects are also expected to train on weekends and to perform the second breathing awareness training in the evening approximately 1-2 hours before bed. Each session with the device lasts 20 minutes.

Table 1: Typical Study Event Timeline for Cranial Nerve Noninvasive Neuromodulation Treatment Conducted to Date Using the PoNS™ Device

Visit / Follow Up Interval
Treatment Day/ period	Day (-7) to Day 0	First Day	Treatment 2x/Day for 2 Weeks	Last PM of 2-Week Treatment	1 Day in-lab after 4, 8 & 12 Weeks at Home
Screening	X
Informed	X
Demographics, History & Physical		X
Baseline Testing		X
Treatment			X		X
Post Testing				X	X
Adverse events			X	X	X

Proposed Improvements to PoNSTM

The registrational clinical trials for FDA approval is anticipated to be performed with the PoNS™ 4.0 device. While it is expected to deliver the exact same stimulation to the patient it is expected to be considerably improved ergonomically and more feature laden than the existing PoNS™ 2.2 device. Table 2 lists the similarities and differences between the current PoNS™ device (version 2.2) and the planned, commercially marketed version of PoNS™ (version 4.0) . Version 2.2 is hand-built in low quantities and is not produced in strict compliance with good manufacturing practices (GMPs). Version 4.0 is anticipated to be produced in accordance with the GMPs and is expected to have some additional features that the current version does not have.

Table 2: Characteristics of the Current Investigational Version of the PoNS™ Device (Version 2.2) and the Proposed Future Marketed Version (Version 4.0)

	PoNS™ Version 2.2 (current version)	PoNS™ Version 4.0 (future marketed version)
Similarities
Waveform, modulation, voltage, current [a]	Triplets of 0.4 – 60 µs wide pulses at 5 ms intervals (ie, 200 Hz) every 20 ms (50 Hz), with operational limits of 19V (max) on the tongue (a nominal 5–7 k- ohm load)	Triplets of 0.4 – 60 µs wide pulses at 5 ms intervals (ie, 200 Hz) every 20 ms (50 Hz), with operational limits of 19V (max) on the tongue (a nominal 5–7 k- ohm load)

Differences
Mouthpiece	Fixed, service life unspecified	Changeable (proposed), service life fixed
Interface	None	Therapeutic information, treatments, reminders,
Data logging	None	Yes
Data	None	Yes (I/O to be determined)
Electronics	Discrete, integrated circuit timers	Commercially available embedded Microcontroller
Housing	Low volume machined	Custom molded

In both versions of the device the nature of the electrical stimulus is identical.

The proposed additional functionality of data logging and data communications for the PoNS™ version 4.0 device addresses two primary stakeholder needs:

 •           To provide the patient with useful/informative information about their therapy, such as a reminder to conduct therapy, time remaining during therapy, and ready status of the device (e.g. charge level).

•           To provide the overseeing clinician with information concerning patient compliance with unsupervised (e.g. at home) therapy. This can enable adjustments to training and therapy that may help improve compliance and outcomes.

Figure 4: Design Evolution from PoNS™ 2.2 to PoNS™ 4.0

Safety Profile for the PoNS™ Device

We believe that the risks associated with the PoNS™ device are not significant, based on, among things, the following:

•      The FDA has suggested the PoNS™ device is to be submitted as a de-novo class II device (i.e. non-significant risk device)
•      An estimated 1,500 patients have been treated worldwide with no reports of adverse events over the last 7 years.

Specialized Skills and Knowledge

The Tactile Communication and Rehabilitation Laboratory in Madison, Wisconsin was founded by the three inventors and intellectual property holders of the PoNS™ device (subsequently licensed exclusively to NHC): Dr. Mitch Tyler, Dr. Yuri Danilov, and Dr. Kurt Kaczmarek. Between them they have over 70 years of neuro-rehabilitation expertise. They are founders, directors and scientific advisors of NHC.

Intellectual Property

The intellectual property relating to the PoNSTM device is the subject of U.S. Patent Application 12/348301 and Provisional Patent Application 61/019,061 (the “Patent Pending Rights”). The Patent Pending Rights include the following patent applications, which cover a device in the form of a mouth piece that non-invasively delivers neurostimulation to the brain stem via the trigeminal nerve:

US Application Number	Filing Date	Priority Date
61/019,061 (Provisional)	1/4/2008	N/A
61/020,265 (Provisional)	1/10/2008	N/A
12/348,301	1/4/2009	1/4/2008
14/340,144	7/24/2014	1/4/2008
14/341,141	7/25/2014	1/4/2008

Advanced NeuroRehabilitation, LLC (“ANR”), a significant shareholder of the Company, holds interests in the Patent Pending Rights pursuant to an exclusive license from the inventors.

Pursuant to an amended and restated sublicense agreement (the “Sublicense Agreement”), ANR has granted NHC a worldwide, exclusive license to make, have made, use, lease and sell devices utilizing the Patent Pending Rights. In addition, ANR has agreed that ownership of any improvements, enhancements or derivative works of the Patent Pending Rights which are developed by NHC or ANR shall be owned by NHC, provided that if NHC decides not to patent such improvements, ANR may choose to pursue patent rights independently. Pursuant to the Sublicense Agreement, NHC has agreed to pay ANR royalties equal to 4% of NHC’s revenues collection from the sale of devises covered by the Patent Pending Rights and services related to the therapy or use of devises covered by the Patent Pending Rights in therapy services. On June 6, 2014, NHC and ANR entered into a second amended and restated sublicense agreement (the “Second Sublicense Agreement”), which acknowledges the Agreement and Plan of Merger pursuant to which NHC will be merged with and into our wholly-owned subsidiary, HMT Mergersub, Inc. whereby NHC will be the surviving entity as a wholly-owned subsidiary of us, and includes us as well as any affiliate of NHC or us with respect to a certain termination provision and the restriction on sub-licensing.

The license of the Patent Pending Rights are subject to the right of the Government of the United States, which funded certain research relating to the development of the PoNSTM device, to a nonexclusive, non-transferable, irrevocable, paid-up license to use the Patent Pending Rights for governmental purposes. In addition, NHC has granted a perpetual, royalty-free license to the Patent Pending Rights back to ANR for non-profit research and development activities which do not compete with NHC’s business and to produce and derive revenues from devices and services in connection with investigational uses of the PoNSTM device and related technology.

The license of the Patent Pending Rights is also subject to the terms of the CRADA agreement. Pursuant to the CRADA agreement, the U.S. Army Medical Research and Material Command (USAMRMC) will be the sponsor of the regulatory application for the PoNSTM technology until the application is cleared or approved by the FDA, at which point USAMRMC will transfer such clearance or approval to us. After transfer of the regulatory application to us, in the event that we are not willing or able to commercialize the technology within two years from the expiration of this CRADA, we are required to transfer possession, ownership and sponsorship/holdership of the regulation application, regulatory correspondence and supporting regulatory information related technology to USAMRMC and grant the U.S. Government a non-exclusive, irrevocable license to any patent, copyright, data rights, proprietary information or regulatory information for the U.S. Government to commercialize the technology.

We anticipate receiving final adjudication with respect to the Patent Pending Rights from the United States Patent and Trademark Office by mid to late 2014. In addition, we intend to file applications through the Patent Cooperation Treaty process to attempt to gain patent protection in all 148 treaty countries and also intend to hire an intellectual property firm to help drive our intellectual property strategy and patent portfolio.

(f) Production and Sales

Design and Manufacturing Development

NHC will subcontract the design and build of the PoNS™ device to Ximedica (based in Providence, Rhode Island), a contract manufacturer that was chosen after an exhaustive procurement process. The inherent design of the product makes it an ideal product for contract manufacturing. NHC patent pending technology, trade secrets and know-how are expected to be shared with Ximedica on a confidential, need to know basis. The system will require some very light assembly and labeling that is expected to be done by Ximedica. Ximedica is a registered medical device manufacturer certified to ISO 13485 and in good standing with the FDA.

Based on a monthly forecast from NHC, Ximedica will build to stock, warehouse and ship product to the customer as well has handle all customer service related tasks including, order entry, order management and product warranty responsibility. NHC expects to retain responsibility for sales, marketing, R&D and all back office operations including customer service. At this stage, NHC anticipates the primary delivery points will be regional military centers and national physical therapy centers.

Ximedica was selected following a thorough procurement process to find a device design and manufacturing partner. NHC engaged Clinvue, who specialize in the design development project management for the medical device industry, to assist with the procurement process. Clinvue was responsible for:

•      ethnographic research for all stakeholders (patient, physical therapists, caregivers, health professionals);
•      the procurement selection process for finding device design and manufacturing partner; and
•      generation of the product specifications document to drive device design and manufacturing.

Under the Commercial Development-to-Supply Program between Ximedica, LLC and NHC, dated October 25, 2013, Ximedica’ s responsibilities will include:

•        designing the commercial device following their proven design development process;
•      developing the manufacturing process and completing the initial manufacturing of the device (their facility can produce PoNS™ units in quantities of tens of thousands per year); and
•       developing the quality control process.

Once larger industrial quantities will be required, NHC plans to take over the manufacturing and quality control process.

Components

The existing PoNS™ 2.2 device is not a commercial product, but it has delivered anecdotal efficacy in use with over 197 subjects under Independent Review Board approval and in three pilot clinical trials.

The design and manufacturing development process has estimate at this stage of its development that NHC will be able to produce the PoNS™ device at a cost of $150 per device controller in quantities in the tens of thousands and at under $100 for quantities in the hundreds of thousands. The electronic array that delivers the tongue stimulation is estimated to be designed and manufactured for $25 per unit.

U.S. Armed Forces

Pursuant to the terms of the collaborative research and development agreement (the “CRADA”) between NHC, as the cooperator, ANR, as the background patent owner, Yuri Danilov, Mitchell Tyler and Kurt Kaczmarek, as the inventors, and the U.S. Army Medical Material Agency (“USAMMA”) and the U.S. Army Medical Material Development Activity (“USAMMDA”), the parties agreed to the responsibilities set out below with respect to the development of the PoNSTM device. The CRADA may be terminated by NHC or USAMMA/USAMMDA unilaterally at any time by providing the other party written notice at least 30 days prior to the desired termination date. In addition, the CRADA automatically expires on December 15, 2015 unless modified in writing by the parties.

U.S. Armed Forces Responsibilities:

•      Serve as the regulatory sponsor of the PoNSTM device for all formal and informal interactions with the FDA necessary to gain FDA clearance/approval, to include the initial 513 (g) submission.
•      Supply the facilities and personnel to execute and/or oversee the execution of clinical studies of the device for FDA clearance/approval in support of an intended use of the PoNS™ device for the treatment of soldiers suffering from balance and gait disorders, by providing the following services:

o	clinical trial monitoring,
o	full biostatical support,
o	data management oversight,
o	product technical oversight,
o	safety pharmacovigilance and reporting to FDA,
o	device qualification/validation, and
o	testing plan for release of devices.

•      Conduct assessments of the manufacturing facility and assist/advise facility in meeting FDA manufacturing requirements.
•      Aid in designing the clinical protocols to study the PoNS™ device as an adjunct to specialized physical therapy in patients with balance and gait disorders.
•      Provide advice and expertise on all Army administrative protocols and approvals to execute the studies with military personnel, reservists, and/or veterans.
•      Prepare and submit the necessary regulatory filings for FDA to secure regulatory clearance or approval, after which such clearance/approval will be transferred to NHC.
•      Ensure NHC receives copies of all formal and informal communications with FDA related to the PoNS™ device.

NHC Responsibilities:

•      Complete the commercial design, including ergonomics (e.g. user controls, comfort), and design for improved manufacturability, reliability, and field support and regulatory testing to comply with the FDA regulations for such devices.
•      Work collaboratively with the Army personnel to supply all the technical specifications, documentation and any other information required to address FDA requests on the pathway to obtaining FDA clearance/approval of the PoNS™ device.
•      Finalize the commercial design of the PoNS™ device so that the devices would be commercially available to the Army should the results of the study be positive.
•      Identify and engage a commercial manufacturer post-FDA clearance of the device to produce the device for purchase by the U.S. Army.

The US armed forces were interested in signing the CRADA because of the very high incidence of Traumatic Brain Injury (TBI) in soldiers and the fact that there is virtually no treatment available for those soldiers who suffer from chronic sequelae from their TBI. Incidence of TBI in the U.S. armed forces numbers 30,000 per year in the active duty personnel and over 600,000 retired soldiers have a diagnosis of TBI in the Veteran’s Administration (the “VA”).

The U.S. Army has indicated that it is committed to supplying PoNS™ devices to the personnel who need it post FDA approval. NHC estimates that between the active duty soldiers and the VA retired soldiers that the army will purchase 23,000 units in the first 18 months of sales.

Once the U.S. Army helps NHC obtain its first indication for balance and disorder in TBI, they anticipate committing to pursue four other indications that are most burdensome in terms of cost in the active duty and VA personnel:

  Tinnitus;
  Post-Traumatic Stress Disorder;
  Sleep regulation; and
  Pain (headache) relief.

On April 26, 2014, NHC, as cooperator, entered into Notice of Modification No. 1 of Cooperative Research and Development Agreement (the “Amended CRADA”) with ANR, as the background patent owner, Yuri Danilov, Mitchell Tyler and Kurt Kaczmarek, as the inventors, and the USAMMA and the USAMMDA, whereby NHC will no longer provide expertise and training in the design of clinical study protocols or for U.S. Army and/or Veterans Affairs personnel in the physical therapy interventions required for clinical studies. In addition, pursuant to the Amended CRADA, ANR will share all data with USAMMA and NHC will provide all data supporting clinical claims for regulatory approval. Furthermore, USAMMDA agreed to provide regulatory support as agreed upon for unregulated studies and the associated budgets and funding reimbursement will be reviewed and agreed upon between USAMMA and USAMMDA.

Status of Design and Manufacturing Development

Under the CRADA with the US Armed Forces it is the responsibility of NHC to complete the design and manufacturing development of the PoNSTM device on a timeline that would allow the Department of Defense to deploy the device throughout the US Armed Forces upon first clearance of the device by the FDA. To achieve this NHC hired Clinvue. Clinvue’s first task was to source potential design and manufacturing firms. This process was completed in August of 2013. Ximedica was chosen as the device design and manufacturing development firm. Clinvue is to liaise between Ximedica and us and oversee the device design and manufacturing development process. Ximedia’s device design and manufacturing development process has 5 phases as follows:

Phase O - Research. Product Strategy and Concept Generation (completed October 2013)

Conduct voice of the customer (VOC) research as well as other user and market research. Identify User needs. Explore options for technical and human factors solutions to meet the stated objectives of the client, and may also include assessment of the product's market potential and the likely acceptance of the device by end users.

Phase 1 - Concept Development I Requirements Development (completed May 2014)

Ongoing user and product needs development. Conduct predicate device benchmarking. Develop product design requirements documentation. Concept development including developing product's risk analysis, human factors, industrial design, materials evaluation, initial engineering design, PoNSTM Portable Neurostimulation Device Commercial Development Program functional proof of principle prototypes and initial product cost estimation. Perform regulatory due diligence and formulate preliminary regulatory strategy assessment and plan.

Phase 2 - Design Development (anticipated to be completed September 2014) (Cost: US$1,065,000)

Convert selected product design into a fully specified design suitable for ensuring consistent manufacturing and quality control processes. Construct prototypes to confirm proper function per established protocols and test criteria. Generate complete design documentation package and requisite design control evidence. Update regulatory strategy based upon design choices, intended use(s) profile and risk assessment.

Phase 3 - Design Verification (anticipated to be completed November 2014)

Conduct prototype builds and design verification testing suitable for regulatory submission. Work shall include reliability testing, shelf life stability testing, biocompatibility testing, if required, etc. Finalize regulatory strategy and plan and begin preparing the FDA and/or EU submission package.

Phase 4 - Process Validation (anticipated to be completed January 2015) (Cost of Phase 3 and 4: US$1,389,000)

Design Validation and Manufacturing Transfer Coordinate. Coordinate all activities required to get product ready for production. Work shall include generation of all manufacturing and quality procedures and processes, proper structuring of Bill of Materials, which is a listing of all parts needed to produce the product, Routers, IQ/OQ/PQ efforts and design validation. Complete and submit FDA/EU submission package and manage all communications regarding review.

For initial tooling that allows proper design verification to occur must go through IQ/OQ/PQ process validation, and therefore, Phase 3 and 4 are combined at this point. When tooling for higher volume production is needed (i.e. multi-cavity tooling or automated fixtures, etc.) a subsequent round of Phase 4 activities is required. Consequently, at this stage of product commercialization, Phase 3 and 4 cannot be separated in any meaningful way.

The 2nd cycle of software development, budgeted for $586,000, was considered in case we needed to truncate the software development to achieve the timeline originally requested. The cost and timing was an estimate to cover the additional development activities and the subsequent required re-validation activities to prove out the modified software.

We expect to complete all phases of the design and manufacturing development plan on time and on budget.

Market

Market Overview

North America is expected to dominate the overall market throughout the forecast period. The presence of high healthcare expenditures and patient awareness levels in developed countries, such as the U.S., is one of the factors accounting for its high market share. Furthermore, the presence of sophisticated healthcare infrastructure and industry friendly organizations such as the North American Neuromodulation Society and the American Tinnitus Association will propel the future growth of this market.

Some of the drivers of the European market include the relatively easy and faster CE device approval process, presence of a large base of population over 60 years in Western European countries and rapid economic development witnessed in Eastern European countries such as Poland and Russia. However, Asia Pacific is identified as the fastest growing region of the neurostimulation devices market.

The large presence of unmet medical needs in countries such as India and China and the constantly improving healthcare infrastructure and patient awareness levels in these countries accounted for its lucrative growth. The Asia Pacific neuromodulation market is expected to grow at a compound annual growth rate (“CAGR”) of 17.6% from 2013 to 2020.1

1. Source: Neurostimulation Devices Industry Trends and Market Segment Forecasts to 2020 (San Francisco: Grand View Research Inc., 2014).

(g) Competitive Conditions and Position

We have performed a Strengths, Weaknesses, Opportunities and Threats (SWOT) analysis demonstrating our competitive position.

Strengths	Weaknesses
• Understanding and expertise in Neuro-Stimulation	• US only patent submission presently
• US Department of Defense sponsorship through CRADA	• Consumer device development not completed
• Healthcare marketing expertise	• No corporate equity in marketplace as NHC
• PoNSTM competitive position in neurostimulation market	• Small staff infrastructure
• High Consumer market development expertise	• Process and systems need to be fully developed
Opportunities	Threats
• Market growth forecasted to be 14% CAGR through 2020[2]	• Medical inertia on neurostimulation
• IP development in U.S. and internationally through technological advancement and peripheral device development	• Powerful medical device companies potentially disrupted by our technology
• PoNSTM deployment to create positive synergy with Physical Therapy market potential increase
• Drive consumer demand for new safe technology for neurological disorders
• Obtain regulatory approvals internationally (Canada, EU, Japan, Latin America)
• Large unmet need in neuro-rehabilitation disorders (including tinnitus, stroke and Alzheimer’s disease)

2. Supra note 1.

The PoNSTM is a new technology with a paradigm shifting mechanism of action. Such technologies are usually more slowly adopted by the medical community since the medical community tends to be very conservative and not adopt new “untested” therapies very rapidly. Therefore, we have treated this medical inertia on neurostimulation as a threat.

The following is a description of certain of our main competitors:

Table 3: Competitive Analysis

	NHC	NeuroSigma	Cyberonics and Others	Cefaly
Annual Sales	None	None	$243M	Not available
Type of Device	Non Invasive	Non Invasive and Minimally Invasive	Invasive: Implantable	Forehead Cutaneous stim.
Approved Indications	None	None	Drug Resistant Epilepsy	Migraine Headache

	NHC	NeuroSigma	Cyberonics and Others	Cefaly
Units Sold	None	None	65,000	--
Anticipated Indications	TBI, MS, Parkinson and Stroke	Drug resistant Epilepsy, Post Traumatic Stress Disorder, Obesity, Cachexia	--	--
Targeted Nerve	Trigeminal (lower part and facial)	Trigeminal (upper part)	Vagus	Trigeminal (upper part)
Product Name	PoNS™	Monarch	Vagus Nerve Stimulation Therapy systems	Cefaly
Product Classification	TBD	TBD	Class III	Class II
FDA Cleared	No	No	Yes	Yes
Product Classification	Class II	TBD	Class III	Class II

Cyberonics

Cyberonics, Inc., (NASDAQ: CYBX) is a medical technology company with core expertise in neuromodulation. The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy system, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression. The VNS Therapy system uses a surgically implanted medical device that delivers pulsed electrical signals to the vagus nerve. Cyberonics markets the VNS Therapy system in selected markets worldwide.

Cyberonics is based in Houston, Texas with annual sales of $243 million. The Cyberonics device is surgically placed directly on the vagus nerve in the carotid artery. The procedure is invasive, but has shown to be effective in a wide range of patients, which supports the premise that neuro stimulation is safe and effective.

NeuroSigma, Inc

NeuroSigma, Inc., a California-based medical device company, recently announced the publication of a positive Phase II clinical study for the use of external Trigeminal Nerve Stimulation (eTNS™) for the treatment of drug-resistant epilepsy as well as depression, PTSD, ADHD and other disorders. The NeuroSigma’s device has two components, external electrical patches that are placed on the forehead and a pulse generator. NeuroSigma is also working on a subcutaneous approach. If a patient responds positively to the externally placed patch approach, NeuroSigma is proposing that the patient could move to a minimally invasive approach. The external system is currently being marketed in the European Union for Drug resistant epilepsy (DRE), which is a serious medical disorder and affects approximately 30% of the estimated 50 million people with epilepsy worldwide. NeuroSigma has completed its Pre-Investigational Device Exemption (Pre-IDE) meeting with the FDA and is preparing to submit its IDE application. In September 2012, NeuroSigma received CE Mark approval for the adjunctive treatment of epilepsy and major depressive disorder, for adults and children 9 years and older. NHC is encouraged by NeuroSigma’s work in that it further validates the safety and efficacy of non-invasive neuromodulation therapy in one of the more complex disease states.

Cefaly

Cefaly is a Belgian company that has released a cutaneous neuro stimulator. The stimulator received FDA approval in the U.S. and it has a CE approval in the E.U.

Neurostimulation of the trigeminal nerve with Cefaly produces a sedative effect. Regular repetition of this sedative effect helps reduce the number of attacks of migraine.

Though using electrical stimulation of the brain as a means of treating migraines provides an alternative to over-the-counter medication. Cefaly, a battery-operated headband, has now been approved by the FDA (US Food and Drug Administration) and is claimed to not only treat migraines, but possibly prevent them altogether.

For treatment during a migraine, Cefaly uses high-frequency neurostimulation, which limits the pain signals from the nerve center. For preventative use, intended for regular sufferers, Cefaly uses low-frequency stimulation to change the migraine's trigger threshold, making it harder to reach and the headaches less painful, or causing them to disappear entirely.

According to the company, users can expect to feel a light sensation when wearing the headband, though it says the dose of electromagnetic waves is weaker than you receive when watching television.

For preventative use, Cefaly is intended to be worn for 20-minute sessions. Pressing a button will begin the session, with the intensity and tingling gradually increasing as time progresses. The idea is to build up a tolerance to the sensation and, in effect, the migraine threshold in your brain, though if the sensations do become too much, pressing the button again will reduce the intensity.

Competitive Advantages of NHC

The combined independent clinical research and product development work by NHC, Cyberonics and NeuroSigma is significant in the field of neuromodulation and is foundational as neuromodulation becomes an accepted means of neurological therapy. As mentioned previously, NHC is targeting the trigeminal and facial nerves versus the vagus nerve and rather than stimulating the trigeminal nerve on the forehead (upper branch), the NHC device stimulates the trigeminal nerve in the tongue (lower branch), which is key for the following reasons:

1)     The trigeminal and facial nerves are the largest cranial nerves, offering a high-bandwidth pathway for signals to enter the brain.
2)     The trigeminal nerve projects to specific areas of the brain, such as the brainstem (trigeminal and solitary nuclei) and cerebellum, basal ganglia, thalamus and the cerebral cortex.
3)     The tongue is the anatomically unique, highly sensitive and receptors-reach skin surface in the human body directly linked to the brain by at least two cranial nerves.
4)     Unlike Cyberonics DBM device, the NHC device delivers stimulation to the two main facial nerves.
5)     The PoNS™ device delivers effective and powerful neuro modulation non-invasively.

These five factors make NCH’s device and approach unique and represent the driving factors behind the PoNS™ device competitive advantage for non-invasive neuromodulation therapy.

NHC’s Market

NHC has established its selling price at $2,500 for the PoNSTM device which will include the controller and electronic tongue array and lanyard, belt clip and arm band. The cost of producing the device as packaged is estimated $150/unit. The replaceable electrode array is expected to sell for $100 cost of producing is anticipated to be $25.

Pricing sensitivity research has not been completed but we anticipate this price reflects the premium to be paid for the first non-invasive therapy for neurological disorders.

NHC plans to submit an application to the U.S. Department of Health and Human Services for an Interantional Classification of Disease 10 reimbursement code so that the device is covered under Medicare and Medicaid. NHC plans to seek coverage and reimbursement of the PoNS™ device from public payers, such as Medicare and Medicaid, as well as private payers. There are complex laws, regulations and guidance that set forth Medicare coverage and reimbursement policies. From time to time, Congress enacts laws that impact Medicare coverage and reimbursement policy. In addition, the Centers for Medicare & Medicaid Services (CMS) regularly engages in rulemaking activities and issues instructions and guidance that may affect Medicare coverage and reimbursement policy. Similarly, the federal and state governments may enact future laws or issue regulations or guidance that may impact Medicaid coverage and reimbursement policies, or the coverage and reimbursement policies of private insurers. NHC must ensure that it is in full compliance with all applicable requirements, and that it remains abreast of potential legislative or regulatory developments that could impact its business. For all payers, the PoNS™ device must fit within an identifiable coverage category and fully meet the requirements of such category.

Currently, NHC is considering seeking coverage for PoNS™ under the Medicare part B durable medical equipment benefit. This will involve ensuring that PoNS™ meets all of the criteria for coverage under that benefit. In addition, as part of the coverage process, NHC may have to submit an application request to CMS to revise the Healthcare Common Procedure Coding System (HCPCS) level II national code set so that the PoNS™ device becomes eligible to be covered and reimbursed, not only by Medicare, but by other public and private payers. The HCPCS Level II Code Set is a standardized coding set used for claims submitted to public and private payers that identifies particular products, supplies and services. At present, NHC does not believe that the PoNS™ device would fit easily within an existing HCPCS code. Thus, NHC is considering submitting a request to CMS for a new HCPCS code. An applicant can request that (1) a new permanent code be added to the HCPCS level II national code set; (2) the language used to describe an existing code be modified; or (3) an existing code be deleted. However, prior to submitting its coding request application, NHC must satisfy several criteria, including but not limited to receiving documentation of the FDA’s approval of the device and having sufficient claims activity or volume in the U.S. (evidenced by 3 months of marketing activity). The national codes are updated annually. Coding requests must be received by January 3 of the current year to be considered for the January update of the following year.

If NHC does submit such a request for a new HCPCS code, it will be reviewed by the CMS HCPCS Workgroup, which is comprised of representatives of CMS, Medicaid state agencies, and the Pricing, Data Analysis and Coding contractor. The HCPCS Workgroup meets monthly and determines whether each coding request warrants a change to the HCPCS national coding set.

The PoNS™ 4.0 device is expected to have a design feature that stops delivering therapy every 14 weeks. This is expected to force patients to return to their physician or PTC for assessment of their progress and reestablishment of challenging physical therapy to achieve higher goals. At this time the device is expected to be inspected visually by the physical therapist, reset for another 14 weeks of treatment and the tongue array is expected to be replaced by a new one to ensure no degradation of the electrodes occurs.

This business model feature is expected to ensure proper support for patients in the early phase of their therapy.

The key to the business success of NHC is to set up a national framework of PoNS™ accredited Physical Therapy Centers (“PTC”). We plan to seek partnership with one or more national PTC companies (there are three national companies). This partnership is expected to include an agreement where all PTCs become accredited PoNS™ therapy centers. This accreditation is expected to come from NHC. There is expected to be strong financial incentive for the PTC companies to partner because PoNS™ training offers substantial opportunity for growth for the PTCs. We anticipate that PTCs will be able to use existing reimbursement codes for the physical therapy portion of the therapy. NHC plans to apply for reimbursement codes for the PoNS™ device.

We expect physicians will be informed to prescribe both the PoNS™ and the “local” accredited PTC for their patients to receive the PoNS™ device and their training. A PoNS™ website and smart phone application is expected to help physicians select the appropriate PTC convenient for the patient.

Upon discharge from the PTC, patients are expected to be monitored in their home therapy from a PTC phone center (set up by NHC through select PTCs) who plan to help the patients be compliant and ensure the therapy is performed appropriately. At the end of the 14 weeks of therapy we expect patients to be directed back to their physician for assessment and then return to the Accredited PTC for replacement of the tongue array.

Deployment

The U.S. Armed Forces is expected to be deploying the device through their rehabilitation centers under orders from the central medical command. All personnel are expected to be certified PoNS™ trainers supported by live, paper and video based training materials developed through this project by the U.S. Armed Forces.

NHC has approached the Canadian Armed Forces to discuss their support of a similar program in Canada and discussions are ongoing. We also intend to pursue other military organizations in relevant countries based on need and size of potential deployment.

NHC expects to be able to leverage the equity of the deployment of the device in the U.S. Armed Forces in its marketing of the PoNS™ device to the civilian population.

PoNS™ in Civilian Population

NHC plans to concentrate its efforts in the U.S. and Canadian marketplaces as first launch markets. It is unclear as of yet which of these two markets will launch first primarily due to the relative speed of the regulatory process. NHC then intends to commercialize the PoNS™ device in Europe and Japan as second phase countries (2017) and Brazil, Russia, India and China as Phase III countries (2018).

Going Concern

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.

However, subsequent to our period from inception (March 13, 2014) to March 31, 2014, we completed a non-brokered private placement financing of CDN$7.62 million, which funds have been released from escrow and we believe such funds are sufficient to maintain our operations for at least the next 12 months.

Employees

As of the closing of the Transaction, we now have a total of 1 employee who is full-time and NHC, our wholly owned subsidiary, has 1 employee who is full-time. None of our employees are subject to a collective bargaining agreement. We experienced no work stoppages and believe that we have good relations with our employees.

Subsidiaries

We have two wholly–owned subsidiaries: 0995162 B.C. Ltd., which is incorporated in the Province of British Columbia, and NeuroHabilitation Corporation (“NHC”), which is incorporated in the State of Delaware.

Patents Pending

The PoNSTM device intellectual property is the subject of U.S. Patent Application 12/348301 of which was initially filed on April 1, 2009 by the inventors, Kurt Kaczmarek, Yuri Danilov and Mitchell Tyler, and Provisional Patent Application 61/019,061 which was initially filed on January 4, 2008. NHC's applications include the following patent applications, which cover a device in the form of a mouth piece that non-invasively delivers neurostimulation to the brain stem via the trigeminal nerve:

US Application Number	Filing Date	Priority Date
61/019,061 (Provisional)	1/4/2008	N/A
61/020,265 (Provisional)	1/10/2008	N/A
12/348,301	1/4/2009	1/4/2008
14/340,144	7/24/2014	1/4/2008
14/341,141	7/25/2014	1/4/2008

We expect final adjudication of the patent applications in the fall of 2014.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this registration statement, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceedings. We are not aware of any other legal proceedings pending or that have been threatened against us or our properties.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Shares of our common stock were listed on the Canadian Securities Exchange (“CSE”) on June 23, 2014 under the symbol “HSM”. The market for our common stock is very recent, and therefore, limited, volatile and sporadic. The following table sets forth the high and low prices relating to our common stock for the periods indicated, as provided by the CSE. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High	Low
June 30, 2014	CDN$2.38	CDN$1.00

On July 10, 2014, the low bid price of our common stock was CDN$2.30 per share, the high ask price of our common stock was CDN$2.35 per share, and the closing price was CDN$2.33 per share. We do not have any securities that are currently traded on any other exchange or quotation system.

Holders

As of July 10, 2014, we had approximately 180 shareholders of record.

Options

As of July 10, 2014, we have 3,770,000 stock options outstanding which are exercisable into 3,770,000 shares of our common stock.

Warrants

As of July 10, 2014, we have 8,444,400 common share purchase warrants outstanding which are exercisable into 8,444,400 shares of common stock.

Dividend Policy

We have not paid any cash dividends on our common shares since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business.

Securities Authorized For Issuance Under Compensation Plans

The following table shows our equity securities that are authorized for issuance pursuant to equity compensation plans for our most recently completed fiscal year ended March 31, 2014.:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	N/A	$	N/A	N/A
Equity compensation plans not approved by security holders	N/A	$	N/A	N/A

June 2014 Stock Incentive Plan

On June 18, 2014, our Board of Directors authorized and approved the adoption of the 2014 Stock Incentive Plan (the “2014 Plan”) effective June 18, 2014, under which an aggregate of 12,108,016 of our shares may be issued. The purpose of the 2014 Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service. Pursuant to the terms of the 2014 Plan, we are authorized to grant stock options, as well as awards of stock appreciation rights, restricted stock, unrestricted shares, restricted stock units and deferred stock units.

The 2014 Plan is to be administered by our Board of Directors or a committee appointed by and consisting of two or more members of the Board of Directors, which shall determine, among other things, (i) the persons to be granted awards under the 2014 Plan; (ii) the number of shares or amount of other awards to be granted; and (iii) the terms and conditions of the awards granted. An aggregate of 12,108,016 of our shares may be issued pursuant to the grant of awards under the 2014 Plan.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an Eligible Participant’s continuous service only to the extent provided by the administrator under the 2014 Plan. If the administrator under the 2014 Plan permits an Eligible Participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first. In the event an Eligible Participant’s service has been terminated for “cause,” he or she shall immediately forfeit all rights to any of the awards outstanding.

The foregoing summary of the 2014 Plan is not complete and is qualified in its entirety by reference to the 2014 Plan, a copy of which is filed herewith as Exhibit 4.1.

As of June 18, 2014, we granted an aggregate of 3,770,000 stock options under the 2014 Plan.

FINANCIAL STATEMENTS

This prospectus includes (i) our audited financial statements for the period from inception (March 13, 2014) to March 31, 2014, (ii) the audited financial statements of NHC for the year ended March 31, 2014, for the period from January 22, 2013 (inception) to March 31, 2013 and for the period from January 22, 2013 (inception) to March 31, 2014, (iii) the unaudited pro-forma financial information for the year ended March 31, 2014; and (iv) our unaudited condensed interim consolidated financial statements of the Company for the three month periods ended June 30, 2014 and 2013. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We effected the acquisition of NHC pursuant to an agreement and plan of merger whereby HMT Mergersub, Inc., our wholly-owned subsidiary, was merged with and into NHC and all of the common shares in the capital of NHC were cancelled in consideration for the issuance of an aggregate of 35,300,083 shares of our common stock to the NHC shareholders. The Transaction was effective on June 13, 2014, pursuant to which the identity and separate corporate existence of HMT Mergersub, Inc. ceased and NHC became the surviving corporation in the merger and our wholly-owned subsidiary.

The closing of the acquisition of NHC represented a change in control of our Company. For accounting purposes, this change of control constitutes a re-capitalization of the Company, and the acquisition has been accounted for as a reverse merger whereby we, as the legal acquirer, are treated as the acquired entity, and NHC, as the legal subsidiary, is treated as the acquiring company with the continuing obligations.

Prior to the acquisition of NHC we had no active business or operations. Therefore, the following discussion will focus on NHC up to March 31, 2014 and our Company on a consolidated basis for the three month period ended June 30, 2014.

The following discussion and analysis of our results of operations, financial condition and plan of operations should be read in conjunction with (i) our unaudited condensed interim consolidated financial statements for the three months ended June 30, 2014 and 2013, (ii) the audited financial statements of NHC for the year ended March 31, 2014 and for the period from January 22, 2013 (inception) to March 31, 2013 and the period from January 22, 2013 (inception) to March 31, 2014, (ii) the unaudited pro-forma financial information for the year ended March 31, 2014, and (iii) the section entitled “Business”, included in this prospectus. The discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Results of Operations

Three Month Period Ended June 30, 2014 Compared to the Three Month Period Ended June 30, 2013

The following table sets forth our results of operations from inception on January 22, 2013 to June 30, 2014 as well as for the three month periods ended June 30, 2014 and 2013:

			Cumulative period
			from January 22, 2013
	Three Months Ended		(inception) to June 30,
	June 30		2014
	2014	2013
	$	$
Expenses
Accreted interest expense	182,832	-	184,176
Advertising, marketing, & IR	46,226	-	46,226
Audit & accounting	10,645	-	10,645
Consulting fees	7,151	300	817,336
Insurance	7,486	-	7,486
Legal fees	219,934	3,550	268,092
Meals & travel	29,441	1,562	52,677
Office & general	21,424	1,460	28,699
Professional fees	13,125	-	13,125
Research & development	602,956	-	5,024,737
Stock-based compensation	514,016	57,111	4,764,016
Transfer agent & regulatory	15,260	-	15,260
Wages and salaries	76,691	-	99,846
Loss before other items	(1,747,187)	(63,983)	(11,332,321)

Other items
Interest income	2,810	-	2,810
Foreign exchange gains (loss)	(102)	-	(102)
	2,708	-	2,708

Net loss for the period	(1,744,479)	(63,983)	(11,329,613)

Other comprehensive income (loss)
Foreign exchange on translation of subsidiaries	106,059	-	106,059

Comprehensive loss for the period	(1,638,420)	(63,983)	(11,223,554)

Basic and diluted loss per common stock	(0.04)	(0.00)

Weighted average number of common stock outstanding	38,812,706	32,070,052

Revenues

During the three month periods ended June 30, 2014 and 2013, we did not generate any revenues.

Operating Expenses

Operating expenses incurred during the three month period ended June 30, 2014, were $1,747,187 (June 30, 2013 - $63,983). Significant changes and expenditures are outlined as follows:

•      Research and development expenses of $602,956 (June 30, 2013 – $nil) related to research and development of the Company’s PoNSTM device which was comprised mainly of Ximedica invoices. We were able to continue NHC’s development program with Ximedica after the closing of the financing;

•      Stock-based compensation of $514,016 (June 30, 2013 – $57,111) related to the issuance and exercise of stock options to our directors, officers and consultants in June 2014. A total of 3,770,000 stock options were granted;

•      Legal fees of $219,934 (June 30, 2014 - $3,550) related to corporate matters and the RTO. The increase was mainly due to the legal fees incurred for the closing of the financing and the closing of the acquisition of NHC;

•      Accreted expenses of $182,232 (June 30, 2013 - $nil) related to interest and amortization of a beneficial conversion feature on the Debenture upon conversion. The Debenture was issued in February 2014 with a conversion feature to convert the Debenture into our common shares upon certain conditions being satisfied. On June 30, 2014, the Debenture was converted into shares of our Class A common stock;

•      Wages and salaries of $76,691 (June 30, 2013 - $nil) related to employee payroll. The increase was primarily a result of the signing of our CEO’s employment contract effective June 13, 2014;

•      Advertising, marketing, and IR expenses of $46,226 (June 30, 2013 – $nil) related to advertising and promotion expenses and investor relation consulting fees. The increase was mainly due to the engagement of a consultant effective June 20, 2014 for CDN$12,000 per month;

•      Meals and travel expenses of $29,441 (June 30, 2013 - $1,562) related to general corporate meal and travel expenses. The increase was mainly a result of increased traveling of the senior management to manage the progress of the development of our device;

•      General office and administrative expenses of $21,424 (June 30, 2013 – $1,460) mainly related to general and administrative expenses but also including computer & internet expenses, telephone expenses, rent expenses. The increase was a result of us renting office space with Regus effective June 1, 2015 and the purchase of office equipment;

•      Transfer agent & regulatory fees of $15,260 (June 30, 2013 - $nil) related to transfer agent fees, the CSE’s monthly listing fees, and other regulatory fees. The increase was a result of the issuance of shares pursuant to the closing of the financing and the acquisition of NHC;

•      Professional fees of $13,125 (June 30, 2013 - $nil) related to corporate communications and industry research fees. The increase was a result of a purchase of a market research report and engagement of public communication professionals for advice on corporate image and communication;

•      Audit and accounting fees of $10,645 (June 30, 2013 – $nil) related to the previous year’s financial statement audit. The increase was mainly in relation to the engagement of an independent valuator for the sub-license valuation and a fairness opinion;

•      Insurance expenses of $7,486 (June 30, 2013 - $nil) related to clinical trial insurance and directors’ and officers’ liability insurance coverage. The increase was a result of the purchase of D&O insurance for our directors and officers; and

•      Consulting fees of $7,151 (June 30, 2013 - $300) related to financial consulting expenses. The increase was a result of the engagement of a human resource professional.

Non-Operating Items

Non-operating items incurred during the three month period ended June 30, 2014, were $2,708 (June 30, 2013 - $nil). Significant changes are outlined as follows:

•      interest income of $2,810 (June 30, 2013 – $nil); and

•      foreign exchange losses of $102 (June 30, 2013 - $nil).

During the three month period ended June 30, 2014, the Company recognized foreign exchange gains on the translation of subsidiaries of $106,059 (June 30, 2013 – $nil) in other comprehensive income.

During the period from NHC’s incorporation on January 22, 2013 to June 30, 2014, there were no operating revenues as the Company was still in the development stage.

Net Loss

The net loss was $1,744,479 for the three month period ended June 30, 2014 (June 30, 2013 - $63,983). The increase in net loss of $1,680,496 resulted primarily from an increase in operating expenses as a result of the acquisition of NHC and the development of the PoNSTM device.

Fiscal Year Ended March 31, 2014 Compared to the Period From Inception to March 31, 2013

		Period from	Period from
		January 22, 2013	January 22, 2013
	Year Ended	(inception) to	(inception) to
	March 31, 2014	March 31, 2013	March 31, 2014

Operating Expenses:
Consulting fees	$807,385	$2,800	$810,185
Interest expense	1,344	-	1,344
Legal fees	33,966	14,192	48,158
Meals and entertainment	833	-	833
Office expense	6,793	482	7,275
Research and development expense	171,781	4,250,000	4,421,781
Compensation expense for shares issued for services	-	4,250,000	4,250,000
Travel	22,027	376	22,403
Wages and salaries	23,155	-	23,155
Loss from operations	1,067,284	8,517,850	9,585,134

Net loss and comprehensive loss	$1,067,284	$8,517,850	$9,585,134

Basic and diluted net loss per share	$0.53	$4.26

Weighted average number of common shares outstanding - basic and diluted	2,000,000	2,000,000

Revenues

During the fiscal year ended March 31, 2014 and the period from inception to March 31, 2013, NHC did not generate any revenues.

Operating Expenses

Operating expenses incurred during the fiscal year ended March 31, 2014 were $1,067,284 as compared to $8,517,850 during the period from inception to March 31, 2013. Significant changes and expenditures are outlined as follows:

•      Consulting fees were $807,385 for the fiscal year ended March 31, 2014 and $2,800 for the period from inception to March 31, 2013. The increase of $804,585 was mainly due to the expense in 2014 associated with the granting of options to consultants for providing services in design and manufacturing and strategic growth plan, which were subsequently exercised.

•      Interest expenses were $1,344 for the fiscal year ended March 31, 2014 as compared to $Nil for the period from inception to March 31, 2013.

•      Legal fees were $33,966 for the fiscal year ended March 31, 2014 as compared to $14,192 for the period from inception to March 31, 2013. The increase of $19,774 was mainly due to legal fees associated with patent applications and general corporate matters.

•      Meals and entertainment expenses were $833 for the fiscal year ended March 31, 2014 as compared to $Nil for the period from inception to March 31, 2013.

•      Office expenses were $6,793 for the fiscal year ended March 31, 2014 as compared to $482 for the period from inception to March 31, 2013. The increase of $6,311 was mainly due to the increased number of activities of the operation and engagement of a part-time office assistant.

•      Research and development expenses were $171,781 for the fiscal year ended March 31, 2014 as compared to $4,250,000 for the period from inception to March 31, 2014. The decrease in research and development expenses was a result of the research and development expense recorded in the period from January 22, 2013 to March 31, 2013 represented the value of the exclusive license right to ANR’s patent pending technology and know-how as determined by an independent valuation report (please see Note 5) and NHC performed significantly less research and development activities in the fiscal year ended March 31, 2014 as it concentrated on accessing public equity markets.

•      Compensation expenses for shares issued for services was $Nil for the fiscal year ended March 31, 2014 as compared to $4,250,000 for the period from inception to March 31, 2013. The decrease of $4,250,000 was a result of not issuing any shares for as compensation for services rendered during the fiscal year ended March 31, 2014.

•      Travel expenses were $22,027 for the fiscal year ended March 31, 2014 as compared to $376 for the period from inception to March 31, 2013. The increase of $21,651 was mainly due to the required traveling of the CEO as NHC was actively seeking for external financing and interviewing external parties in preparation of the research and development activities.

•      Wages and salaries expenses were $23,155 for the fiscal year ended March 31, 2014 as compared to Nil for the period from inception to March 31, 2013. The increase of $23,155 was due to the new employment contract with the CEO.

Net Loss

The net loss was $1,067,284 for the fiscal year ended March 31, 2014 and $8,517,850 for the period from inception to March 31, 2013. The decrease in net loss of $7,450,566 resulted primarily from a decrease in research and development expenses and compensation expenses for shares issued for services, which was offset somewhat by an increase in consulting fees, legal fees, travel expenses and wages and salaries.

Liquidity and Capital Resources

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, does not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

The following table sets out our cash and working capital as of June 30, 2014, March 31, 2014 and March 31, 2013:

	As of June 30, 2014	As of March 31, 2014	As of March 31, 2013

Cash and cash equivalents	$7,030,259	$15,968	$217

Working capital (deficit)	$6,587,591	($267,977)	($7,850)

As at June 30, 2014, our current assets were $7,446,374 and current liabilities were $858,783 resulting in working capital of $6,587,591. Our current assets as at June 30, 2014 consisted of cash and cash equivalents of $7,030,259, receivables of $954, and prepaid expenses of $415,161. Our current liabilities as at June 30, 2014 consisted of accounts payable and accrued liabilities of $858,783.

As at March 31, 2014, NHC’s current assets were $315,968 and current liabilities were $583,945 resulting in a working capital deficit of ($267,977). NHC’s current assets as at March 31, 2014 consisted of cash and cash equivalents of $15,968 and prepaid expenses of $300,000. NHC’s current liabilities as at March 31, 2013 consisted of accounts payable and accrued liabilities of $215,921 and convertible debentures of $368,024.

As at March 31, 2013, NHC’s current assets were $217 and current liabilities were $8,067 resulting in a working capital deficit of ($7,850). NHC’s current assets as at March 31, 2013 consisted of cash and cash equivalents of $217. NHC’s current liabilities as at March 31, 2013 consisted of accounts payable and accrued liabilities of $5,836 and short term loan of $2,231.

Deficit accumulated since inception increased from ($9,585,134) as at March 31, 2014 to ($15,770,223) as at June 30, 2014. Deficit accumulated since inception from ($8,517,850) as at March 31, 2013 to ($9,585,134) as at March 31, 2014.

We have not yet put the PoNSTM device into commercial production, and therefore, we have no operating revenues. Accordingly, we are dependent on equity and debt financing as our sole source of operating working capital. Our capital resources are largely determined by the strength of the markets and our ability to compete for the investor support of our projects.

We will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to us in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to us.

Contractual Obligations

A summary of our contractual obligations at June 30, 2014 is outlined in the table below.

Contractual Obligations	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	4 –5 Years	After 5 Years
Accounts Payable, Accrued and other Liabilities	$858,783	$858,783	N/A	N/A	N/A
Total	$858,783	$858,783	N/A	N/A	N/A

(a)

We entered into a sub-license agreement with Advanced NeuroRehabilitation LLC for an exclusive right on Advanced NeuroRehabilitation LLC’s patent pending technology, claims and knowhow. In addition to the issuance of 16,035,026 shares we agreed to pay a 4% royalty on net revenue on the sales of devices covered by the patent-pending technology and services related to the therapy or use of devices covered by the patent-pending technology.

(b)

We entered into a commercial development-to-supply program with Ximedia where Ximedia will design, develop and produce PoNSTM product solution suitable for clinical trial and commercial sale. Under the program, the Company is responsible for ensuring the device is in compliance from the legal and regulatory standpoint. The agreed budget for phase 1 of development is $499,000; phase 2 is $1,065,000; Phase 3 and 4 is $1,389,000 and 2nd software development cycle is $586,000, of which $171,781 was expensed as research and development during the year ended March 31, 2014. The estimated duration of the project is 10 months. Invoices are to be issued monthly for work in progress. We can cancel the project at anytime with a written notice at least 30 days prior to the intended date of cancellation. As of March 31, 2014, we recorded a prepaid of $300,000 to Ximedica which will be applied at the end of the project.

(c)

We entered into an employment contract with our CEO with an annual salary of $250,000 until any qualified investments in us reaches $5 million, at which time the salary is increased to $300,000 annually. Upon closing of the subscription receipts private placement, which occurred on June 13, 2014, our CEO’s salary increased to $300,000 annually.

(d)

On January 30, 2013, we entered into an independent contractor agreement with Clinvue where Clinvue is to lead the design and manufacturing program of PoNSTM. The estimated remaining costs to be incurred in the future under the contract are $100,000 and will be paid in cash. As at June 30, 2014, we incurred $17,000 in research and development expenses related to services performed by Clinvue.

(e)

On February 1, 2013, we, as cooperator entered into a Master Cooperative Research and Development Agreement (the “CRADA”) with ANR, as the background patent owner, Yuri Danilov, Mitchell Tyler and Kurt Kaczmarek, as the inventors, and the U.S. Army Medical Material Agency (“USAMMA”) and the U.S. Army Medical Material Development Activity (“USAMMDA”) pursuant to which USAMMA and USAMMDA on behalf of the U.S. Government agrees to cooperate with us in research and development of PoNSTM assisted physical therapy for the treatment of soldiers with balance and gait disorder. The agreement automatically expires on December 31, 2015 unless modified in writing by the parties. US Army Medical Research and Material Command (“USAMRMC”) will be the sponsor of the regulatory application for the PoNSTM technology until the application is cleared or approved by the FDA, at which point USAMRMC will transfer such clearance or approval to us. After transfer of the regulatory application to us and in the event that we are not willing or able to commercialize the technology within two years from the expiration of this CRADA, we will transfer possession, ownership and sponsorship/holdership of the regulation application, regulatory correspondence and supporting regulatory information related technology to USAMRMC and grant the U.S. Government a non-exclusive, irrevocable license to any patent, copyright, data rights, proprietary information or regulatory information for the U.S. Government to commercialize the technology.

(f)

On June 10, 2014, we entered into an advisory services agreement with Baron Global Financial Canada Ltd. (“Baron”) whereby Baron would provide exclusive corporate advisory services to us for a monthly fee of CDN$12,500 plus applicable taxes starting on July 1, 2014, for a period of 12 months.

(g)

On July 1, 2014, we entered into a consulting agreement with one of our directors to provide consulting services in relation to the development of the PoNSTM technology. The agreement is valid for a period of 12 months and the director will charge an hourly fee of $150 per hour or $1,000 per day if 8 or more hours are worked.

(h)

On July 14, 2014, we entered into a consulting agreement with Brian Bapty whereby Dr. Bapty would provide consulting services to the Company for a monthly fee of CDN$6,000 plus applicable taxes. We also issued to Dr. Bapty 100,000 stock options exercisable at CDN$2.52 for 3 years.

(i)

On July 15, 2014, the Company entered into a consulting agreement with the Montreal NeuroFeedback Centre (“Neurofeedback”) whereby Neurofeedback will assist with all aspects of a pilot cilincal trial of the PoNSTM device for a period of 12 months. Neurofeedback will charge CAD $100,000 over the 12 month period.

Statement of Cashflows

During the three month period ended June 30, 2014, our net cash increased by $7,014,291, which included net cash used in operating activities of ($545,657), net cash provided by investing activities of $173,903 and net cash provided by financing activities of $7,240,597.

During the fiscal year ended March 31, 2014, NHC’s net cash increased by $15,751, which included net cash used in operating activities of ($350,929), net cash used in investing activities of $Nil and net cash provided by financing activities of $366,680.

Cash Used in Operating Activities

Operating activities in the three months ended June 30, 2014 used cash of ($545,657) compared to $Nil in the three months ended June 30, 2013. This was made up of a net loss of $1,744,479 (2013 - $63,983) less adjustments for non-cash items such as: accreted interest of $171,699 (2013 – $Nil), stock based compensation of $514,016 (2013 - $57,111), accounts payable of $622,002 (2013 - $6,872) and prepaid expenses of ($108,895) (2013 – $Nil).

Operating activities in the fiscal year ended March 31, 2014 used cash of ($350,929) compared to ($9,783) for the period from inception to March 31, 2013. This was made up of a net loss of $1,067,284 (2013 - $8,517,850) less adjustments for non-cash items such as: accreted interest of $1,344 (2013 – Nil), consulting expenses of $807,157 (2013 – Nil), and accounts payable and accrued expenses of $210,085 (2013 - $5,836). NHC used $302,231 (2013 – Nil) in changes in operating assets and liabilities. The most significant item was $300,000 used to prepay Ximedica with respect to the commercial development-to-supply program.

Cash Provided by Investing Activities

During the three month period ended June 30, 2014, investing activities provided cash of $173,903 as compared to $Nil during the three month period ended June 30, 2013. Investing activities during the three month period ended June 30, 2014 consisted of (i) cash acquired on reverse take-over of $23,903, and (ii) proceeds from bridge financing of $150,000.

During the fiscal years ended March 31, 2014 and 2013, there were no funds used in or provided by investing activities.

Cash Provided by Financing Activities

During the three month period ended June 30, 2014, financing activities provided cash of $7,240,597 as compared to $Nil during the three month period ended June 30, 2013. Financing activities during the three month period ended June 30, 2014 consisted of (i) proceeds from the issuance of shares (net of share issuance costs) of $6,607,402, and (ii) convertible debenture proceeds of $633,195.

During the fiscal year ended March 31, 2014, financing activities provided cash of $366,680 as compared to $10,000 during the fiscal year ended March 31, 2013. Financing activities during the fiscal year ended March 31, 2014 consisted of convertible debenture proceeds of $366,680. Financing activities during the fiscal year ended March 31, 2013 consisted of proceeds from the issuance of shares of $10,000.

Off Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Subsequent Events

In April 2014, NHC issued 201,436 shares pursuant to the exercise of options.

On May 27, 2014, NHC entered into a rental agreement for office space. The monthly rent is $3,896. The agreement expires on May 31, 2015.

On June 4, 2014, NHC entered into an amendment letter for the convertible debenture. Pursuant to the amendment letter, if any qualified financing being an aggregate amount of at least $2,000,000 occurs, the principal amount of the debenture shall be automatically converted into shares of our common stock at a price per share equal to CDN $0.425. For the avoidance of doubt, upon conversion of the debenture, we will issue a total of 2,564,705 shares of common stock and we will pay $11,131 in cash with respect to the accrued and unpaid interest outstanding.

On June 6, 2014, NHC entered into a definitive agreement with us where we acquired 100% of the outstanding and issued shares of NHC by issuing 16.035 shares of our common stock for every common stock outstanding of NHC. As a result, NHC will become a wholly owned subsidiary of us. Under certain conditions, termination of the agreement could result in a break fee payable of $500,000 by either of the parties. In connection with the acquisition, we conducted a non-brokered private placement at CDN$0.50 per unit of 15,240,000 units raising CDN $7.62 million, which is currently was held in escrow pending the close of the acquisition and a listing on the Canadian Securities Exchange (the “CSE”). Each unit consists of one share of our common stock and one-half of one warrant of us where one full warrant is exercisable for 2 years at CDN$1.00 into one share of our common stock.

In connection with the agreement and plan of merger with NHC, we advanced an unsecured loan in the amount of $150,000 (the “Bridge Loan”) to NHC. The Bridge Loan is for a term of one year commencing on May 30, 2014, and is payable in a lump sum at the end of the term. The Bridge Loan bears interest at a rate of 8% per annum.

On July 14, 2014, we entered into a consulting agreement with Brian Bapty whereby Dr. Bapty will provide consulting services to us for a monthly fee of CDN$6,000 plus applicable taxes, for a period of 12 months. We also issued to Dr. Bapty 100,000 stock options exercisable at CDN$2.52 for 3 years.

On July 15, 2014, we entered into a consulting agreement with the Montreal NeuroFeedback Centre (“Neurofeedback”) whereby Neurofeedback will assist with all aspects of a pilot cilincal trial of the PoNSTM device for a period of 12 months. Neurofeedback will charge CDN$100,000 over the 12 month period.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements that have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This preparation requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumption and disclosures. We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. Actual results could differ from those estimates made by management. While there are a number of significant accounting policies affecting our financial statements, we believe the critical accounting policies involving the most complex, difficult and subjective estimates and judgments are: valuation of non-monetary transactions, stock compensation for services, valuation of options and valuation of income taxes.

Recently Issued Accounting Pronouncements

We have reviewed recently issued accounting pronouncements and concluded that they are either not applicable or not expected to have a significant impact on our financial statements.

Financial Instruments and other risks

All financial assets and financial liabilities are initially recorded at fair value and designated upon inception into one of the following categories: held-to-maturity, available-for-sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as held for trading are measured at fair value with unrealized gains and losses recognized through profit and loss. Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Held-to-maturity instruments, loans and receivables and financial liabilities not at fair value through profit and loss are measured at amortized cost using the effective interest rate method.

We have implemented the following classifications for our financial instruments:

a)	Cash has been classified as held for trading;
b)	Receivables have been classified as loans and receivables; and
c)	Accounts payable and accrued liabilities and convertible debenture have been classified as other financial liabilities.

Assets and liabilities measured at fair value on a recurring basis were presented on our balance sheet as at June 30, 2014 as follows:

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, June 30, 2014 $	Balance, March 31, 2014 $
Cash	7,030,259	-	-	7,030,259	15,968

Our financial instruments are exposed to a number of financial and market risks, including credit, liquidity, interest rate and currency risks. We may, or may not, establish from time to time active policies to manage these risks. We do not currently have in place any active hedging or derivative trading policies to manage these risks since our management does not believe that the current size, scale and pattern of our operations would warrant such hedging activities.

Concentrations of Credit Risk

The financial instrument which potentially subjects us to concentration of credit risk is cash. We maintain cash in bank accounts that, at times, may exceed federally insured limits. As at June 30 and March 31, 2014, we exceeded the federally insured limit. We have not experienced any losses in such amounts and believe we are not exposed to any significant risks on our cash in bank accounts.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent registered public accountants with respect to accounting practices or procedures or financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position Held
Philippe Deschamps	51	CEO, President and director
Amanda Tseng	31	CFO, Corporate Secretary and director
Savio Chiu	31	Director
Yuri Danilov	57	Director
Mitch Tyler	61	Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Philippe Deschamps, Chief Executive Officer, President and a Director

Mr. Deschamps has served as our CEO, President and director since June 13, 2014. Mr. Deschamps offers extensive experience in pharmaceutical and healthcare commercialization. The depth of his expertise stems from his 27 years in the health sciences industry, half spent at Bristol Myers Squibb (NYSE: BMY), and half on the service side as CEO of GSW Worldwide, a healthcare advertising agency. Mr. Deschamps started at GSW Worldwide in February 1998 as a Vice President and Account Director and became President and CEO of GSW Worldwide from January 2002 to September 2011. Mr. Deschamps was responsible for the GSW Worldwide operations which includes offices in the 15 major markets around the world. He primarily consulted on global marketing, commercialization and new business model development for pharmaceutical, device and diagnostics companies. From 1986 to 1998, Mr. Deschamps served as director of neuroscience marketing at Bristol Myers Squibb (BMS) in Princeton, N.J., where he participated on several pre-launch global marketing teams in the neuroscience and pain therapeutic areas.

In February 2012, Mr. Deschamps joined MediMedia Health, a marketing services company as CEO until October 2013 when he finished his assignment. At MediMedia Health, he was responsible for the strategic development of the organization, nurturing their clients and developing new non-personal products and services for the healthcare industry. In October 2013, he became CEO of NHC.

Mr. Deschamps has a BSc. from the University of Ottawa in Canada which he obtained in 1985.

It is expected that Mr. Deschamps will devote approximately 100% of his time to our business to effectively fulfill his duties as an officer and director.

Amanda Tseng, Chief Financial Officer, Corporate Secretary and a Director

Ms. Tseng has served as our CFO, Corporate Secretary and director since June 13, 2014. Ms. Tseng is a Chartered Accountant and holds a Bachelor of Commerce degree from the University of British Columbia which she obtained in 2007. From January 2012 to present, she serves as the Assistant Manager, Corporate Finance of Baron Global Financial Canada Ltd. From December 2008 to December 2011, Ms. Tseng served as the Manager of MNP LLP (Chang Lee LLP). MNP LLP is a chartered accountant firm where its principal services include tax, accounting and a wide range of business advisory services. Ms. Tseng started as a staff accountant and was promoted to a manager at MNP LLP from March 2007 to December 2011 where her primary responsibilities were managing audit engagements specifically in relation to public company audits. The audit engagements ranged in various industries including mining, education, film, gaming, technology and wholesale. These audit engagements covered compliance in Canadian GAAP, US GAAP and IFRS. In addition, Ms. Tseng was a staff accountant of Steingarten & Company LLP. from March 2007 to December 2008.

Ms. Tseng is not a party to any employment, non-competition or confidentiality agreement with the Company. It is expected that Ms. Tseng will devote approximately 30% of her time to our business to effectively fulfill her duties as an officer.

Savio Chiu, Director

Mr. Chiu has served as one of our directors since June 13, 2014. From April 2011 to present, Mr. Chiu serves as the Chief Financial Officer and Corporate Secretary of Confederation Minerals Ltd. (TSXV: CFM). From December 2010 to present, Mr. Chiu serves as a director of Finore Mining Inc. (CSE: FIN). From June 2009 to present, Mr. Chiu has been the Senior Manager, Corporate Finance of Baron Global Financial Canada Ltd. From October 2010 to August 2013, Mr. Chiu served as the Chief Financial Officer of Golden Fame Resources Corp. (TSXV: PFE). From July 2010 to June 2011, he served as the Chief Financial Officer of Cassius Ventures Ltd. (TSXV: CZ).

Mr. Chiu is a Chartered Accountant and holds a Bachelor of Commerce degree in Accounting from the University of British Columbia which he obtained in 2005.

Mr. Chiu is not a party to any employment, non-competition or confidentiality agreement with the Company. It is expected that Mr. Chiu will devote approximately 20% of his time to our business to effectively fulfill his duties as a director.

Yuri Danilov, Director

Mr. Danilov has served as one of our directors since June 13, 2014. Mr. Danilov is currently the Research Director in Tactil Communication and Neurorehabilitation Laboratory, UW-Madison (2008 to present), co-owner and Neuroscience Director of Advanced NeuroRehablitation LLC (2009 to present), former Research Director of Wicab, Inc (2002 to 2004). He is also currently a Senior Scientist of Biomedical Engineering Department of University of Wisconsin-Madison (2008 to present).

Mr. Danilov received his Ph.D. in Neuroscience from Pavlov Institute of Physiology, Russian Academy of Science in 1984.

Mr. Danilov is not a party to any employment or non-competition agreement with the Company. It is expected that Mr. Danilov will devote approximately 20% of his time to our business to effectively fulfill his duties as a director. On July 1, 2014, Mr. Danilov entered into a consulting agreement with NHC to provide consulting services in relation to the development of the PoNSTM technology. The consulting agreement is valid for a period of 12 months and Mr. Danilov will charge and hourly fee of $150 per hour or $1,000 per day if 8 or more hours are worked.

Mitch Tyler, Director

Mr. Tyler has served as one of our directors since June 13, 2014. Mr. Tyler is currently the co-owner of Advanced NeuroRehablitation LLC (2009 to present). Mr. Tyler is also currently the Clinical Director of Education/Training of NHC. He received his M.S. of Bioengineering from University of California in 1985 and is currently working on his PH.D. in Biomedical Engineering at the University of Wisconsin. In addition, Mr. Tyler was the Principal Investigator for Wicab, Inc. from 1998 to 2006.

Mr. Tyler is not a party to any employment, non-competition or confidentiality agreement with the Company. It is expected that Mr. Tyler will devote approximately 20% of his time to our business to effectively fulfill his duties as a director

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees

Other than the officers and directors described above we have one significant consultant, Dr. Kurt Kaczmarek who is one of our scientific advisors.

Kurt Kaczmarek, Scientific Advisor

Dr. Kaczmarek is currently a Senior Scientist at the University of Wisconsin-Madison (1992 – present) and President of Advanced NeuroRehabilitation, LLC (2009 to present). Dr. Kaczmarek received his Ph.D. in Electrical Engineering from University of Wisconsin in 1991. His areas of research interest include electrical stimulation of touch, tactile information displays, and medical instrumentation. He is a co-inventor of the PoNSTM tongue stimulator device.

Dr. Kaczmarek is a party to a consulting agreement with NHC, which consulting agreement contains a confidentiality provision.

Family Relationships

There are no family relationships among our directors and officers.

Involvement in Certain Legal Proceedings

Except as disclosed in this prospectus, during the past ten years none of the following events have occurred with respect to any of our directors or executive officers:

1.      A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.      Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.        Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.       Engaging in any type of business practice; or

iii     . Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.      Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.      Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.      Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.      Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.        Any Federal or State securities or commodities law or regulation; or

ii.       Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.      Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.      Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are currently no legal proceedings to which any of our directors or officers is a party adverse to us or in which any of our directors or officers has a material interest adverse to us.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, we plan to consider implementing such a code in the near future.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The table below summarizes all compensation awarded to, earned by or paid to our executive officers by any person for all services rendered in all capacities to them during our fiscal years ended March 31, 2014

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Com- pen- sation ($)	Total ($)
Philippe Deschamps, Chief Executive Officer, President and Director(1)	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Amanda Tseng, Chief Financial Officer, Corporate Secretary and Director(2)	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Marco Babini, Former CEO, President and Director(3)	2014	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1) Mr. Deschamps was appointed as our CEO, President and a director on June 13, 2014. Pursuant to Mr. Deschamps employment agreement, Mr. Deschamps will have the opportunity to receive a target annual bonus of thirty percent of the base salary, which is $400,000 as of September 1, 2014, conditioned upon, and subject to upward or downward in good faith by the board of directors.
(2) Ms. Tseng was appointed as our CFO, Corporate Secretary and a director on June 13, 2014. Pursuant to an advisory agreement between the Company and Baron Global Financial Canada Ltd. (“Baron”), Baron receives an advisory fee of $12,500 per month, which is the portion attributable to Mr. Tseng’s salary.
(3) Marco Babini resigned as our CEO, President and a director on June 13, 2014. Mr. Babini earned a consulting fee of $7,500 from April 16, 2014 to May 31, 2014 for consulting services which has been paid.

Outstanding Equity Awards

As at March 31, 2014, there were no outstanding stock options as we did not have a stock incentive plan until our board of directors adopted the 2014 Plan on June 16, 2014.

Compensation of Directors

The table below summarizes all compensation awarded to, earned by or paid to our directors during our fiscal year ended March 31, 2014. Certain of our directors served as officers of our Company, and any compensation they received due to their services are disclosed in the table above and are not included in the table below.

Director Compensation

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Marco Babini (1)(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Philippe Deschamps (1)(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Amanda Tseng(1)(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Savio Chiu(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Yuri Danilov(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mitch Tyler(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	See Summary Compensation Table above.
(2)	Mr. Babini resigned as our CEO, President and a director on June 13, 2014.
(3)	Mr. Deschamps was appointed as our CEO, President and a director on June 13, 2014.
(4)	Ms. Tseng was appointed as our CFO, Corporate Secretary and a director on June 13, 2014.
(5)	Mr. Chiu was appointed as a director on June 13, 2014.
(6)	Mr. Danilov was appointed as a director on June 13, 2014.
(7)	Mr. Tyler was appointed as a director on June 13, 2014.

Employment Contracts, Termination of Employment, Change-in-control Arrangements

On June 13, 2014, we entered into an employment agreement with Philippe Deschamps with respect to serving as our President and CEO. Pursuant to such employment agreement, Mr. Deschamps will receive a base salary at an annualized rate of $250,000 until investments in the Company reach a level of US$5 million (the ‘Financing Threshold”) and after such Financing Threshold is met, his base salary will increase to $300,000 until the end of the employment term, which is at-will. In addition to Mr. Deschamps’ base salary, he shall have the opportunity to receive a target annual bonus of 30% of the base salary, conditional upon, and subject to upward or downward adjustment based upon, achievement of the Company and individual goals to be established in good faith by the board of directors and Mr. Deschamps, which goals have not yet been established. If Mr. Deschamps is terminated without cause, the Company shall pay Mr. Deschamps an aggregate amount equal to the sum of his base salary and the earned portion of the annual bonus paid for the year preceding the year of his termination of which such amount is to be paid in equal monthly installments during the twelve (12) month period following such termination of employment. Effective September 1, 2014, the employment agreement with Philippe Deschamps was amended to increase Mr. Deschamps base salary from $300,000 to $400,000 effective as of September 1, 2014 and continuing until the end of the employment term.

Management Contracts

Effective July 1, 2014, Baron Group Financial Canada Ltd. has been engaged as an advisor to provide corporate advisory and CFO services for a period of 12 months ending on July 1, 2015. The corporate advisory services will include advising on corporate governance, assisting in compliance with the standards and policies of stock exchanges and regulators, advising on continuous disclosure requirements, compilation of financial statements, liaising with legal counsel, auditors and transfer agent, and assisting/advising on corporate finance related matters. The CFO services will be provided by Amanda Tseng, who is an employee of Baron Group Financial Canada Ltd. During the duration of the agreement, each party may terminate the agreement by providing the other party with 60 days written notice. Once the 12 month period has passed, a renewal contract is required to be entered into between the parties in order to continue the relationship.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 10, 2014 by: (i) each person (including any group) known to us to own more than 5% of our shares of common stock; (ii) each of our directors; (iii) each of our officers; and (iv) our officers and directors as a group. To our knowledge, each holder listed possesses sole voting and investment power with respect to the shares shown.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial owner(2)	Percentage of class(3)
Officers and Directors
Common Stock	Marco Babini (former CEO)	671,600(4)	1.1%
Common Stock	Philippe Deschamps	16,635,026(5)	26.1%
Common Stock	Amanda Tseng	20,000(6)	(*)
Common Stock	Savio Chiu	20,000(7)	(*)
Common Stock	Yuri Danilov	133,333(8)	(*)
Common Stock	Mitch Tyler	133,333(9)	(*)
Common Stock	All executive officers and directors as a group (5 persons)	16,941,692(10)	26.5%
Persons owning more than 5% of voting securities
Common Stock	MPJ Healthcare, LLC 208 Palmer Aly Newtown, PA 18940	16,035,026(11)	25.4%
Common Stock	Advanced NeuroRehabilitation, LLC 510 Charmany Dr., Suite 175F Madison, WI 53719	16,035,026(12)	25.4%

(*)      indicates less than 1%.
(1)      The address of our officers and directors is our Company’s address, which is 12 Penns Trail, Newtwon, PA 18940.
(2)      Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.
(3)      Based on 63,104,788 shares of our common stock issued and outstanding as of July 10, 2014.
(4)      This figure includes 671,600 shares of common stock held by Marco Babini. Mr. Babini resigned as our CEO, President and a director on June 13, 2014.
(5)       This figure includes: (i) 16,035,026 shares of common stock held by MPJ Healthcare, LLC, which are deemed to be indirectly owned by Mr. Deschamps as he controls discretion with respect to voting and dispositive power over such shares; and (ii) 600,000 stock options held of record by Mr. Deschamps which are vested and are exercisable into 600,000 shares of common stock at CDN$0.60 per share expiring on June 18, 2019.

(6)       This figure includes 20,000 stock options held of record by Ms. Tseng which are vested and are exercisable into 20,000 shares of common stock at CDN$0.60 per share expiring on June 18, 2019.
(7)       This figure includes 20,000 stock options held of record by Mr. Chiu which are vested and are exercisable into 20,000 shares of common stock at CDN$0.60 per share expiring on June 18, 2019.
(8)       This figure includes 133,333 stock options held of record by Mr. Danilov which are vested and are exercisable into 133,333 shares of common stock at CDN$0.60 per share expiring on June 18, 2019.
(9)       This figure includes 133,333 stock options held of record by Mr. Tyler which are vested and are exercisable into 133,333 shares of common stock at CDN$0.60 per share expiring on June 18, 2019.
(10)     This figure includes: (i) 16,035,026 shares of common stock; and (ii) stock options to purchase 906,666 shares of our common stock.
(11)     MPJ Healthcare, LLC is beneficially owned by Montel Williams as to 60%, Philippe Deschamps as to 20%, and Jonathan Sackier as to 20%. However, Mr. Deschamps is deemed to indirectly own the shares held of record by MPJ Healthecare, LLC as he controls discretion with respect to voting and dispositive power over such shares.
(12)     Advanced NeuroRehabilitation, LLC is beneficially owned by Kurt Kaczmarek as to 26.67%, Yuri Danilov as to 26.67%, Mitch Tyler as to 26.67%, Klus Family Trust 1 as to 10%, and Klus Family Trust 2 as to 10%. However, Kurt Kaczmarek is deemed to indirectly own the shares held of record by Advanced NeuroRehabilitation, LLC as he controls discretion with respect to voting and dispositive power over such shares.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.

EXPERTS

Holland & Hart LLP, our independent special legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The audited financial statements included in this prospectus have been audited by Davidson & Company LLP, Chartered Accountants, which is an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus. These financial statements are included in reliance upon the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with our company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS, AND DIRECTOR INDEPENDENCE

Except as described below, there are no transactions from our inception (March 13, 2014) to date, or any currently proposed transactions, in which we were or are to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end from or inception (March 13, 2014), and in which any “related person” had or will have a direct or indirect material interest. “Related person” includes:

(a)	any of our directors or officers;

(b)	any person proposed as a nominee for election as a director;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

(d)

any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing persons who has the same house as any of such person.

Related Party Transactions

Agreement and Plan of Merger with NHC

On June 6, 2014, we entered into an Agreement and Plan of Merger among us, HMT Mergersub, Inc., our wholly-owned subsidiary, and NHC. Pursuant to the Agreement and Plan of Merger we issued 35,300,083 shares to the shareholders of NHC. Two of the shareholders of NHC that received 16,035,026 shares each were MPJ Healthcare, LLC and Advanced Rehabilitation, LLC whereby Mr. Philippe Deschamps, our current President, CEO and director, is one of three beneficial owners of MPJ Healthcare, LLC and Messrs. Yuri Danilov and Mitch Tyler, our current directors, are two of five beneficial owners of Advanced Rehabilitation, LLC.

Employment Agreement with Philippe Deschamps

On June 13, 2014, we entered into an employment agreement with Philippe Deschamps with respect to serving as our President and CEO. Pursuant to such employment agreement, Mr. Deschamps will receive a base salary at an annualized rate of $250,000 until investments in the Company reach a level of US$5 million (the ‘Financing Threshold”) and after such Financing Threshold is met, his base salary will increase to $300,000 until the end of the employment term, which is at-will. In addition to Mr. Deschamps’ base salary, he shall have the opportunity to receive a target annual bonus of 30% of the base salary, conditional upon, and subject to upward or downward adjustment based upon, achievement of the Company and individual goals to be established in good faith by the board of directors and Mr. Deschamps, which goals have not yet been established. If Mr. Deschamps is terminated without cause, the Company shall pay Mr. Deschamps an aggregate amount equal to the sum of his base salary and the earned portion of the annual bonus paid for the year preceding the year of his termination of which such amount is to be paid in equal monthly installments during the twelve (12) month period following such termination of employment. Effective September 1, 2014, the employment agreement with Philippe Deschamps was amended to increase Mr. Deschamps base salary from $300,000 to $400,000 effective as of September 1, 2014 and continuing until the end of the employment term.

Sublicense Agreement with Advanced Rehabilitation, LLC

Pursuant to an amended and restated sublicense agreement (the “Sublicense Agreement”) between Advanced Rehabilitation, LLC (“ANR”) and NHC, dated June 6, 2014, ANR has granted NHC a worldwide, exclusive license to make, have made, use, lease and sell devices utilizing the Patent Pending Rights. In addition, ANR has agreed that ownership of any improvements, enhancements or derivative works of the Patent Pending Rights which are developed by NHC or ANR shall be owned by NHC, provided that if NHC decides not to patent such improvements, ANR may choose to pursue patent rights independently. Pursuant to the Sublicense Agreement, NHC has agreed to pay ANR royalties equal to 4% of NHC’s revenues collection from the sale of devises covered by the Patent Pending Rights and services related to the therapy or use of devises covered by the Patent Pending Rights in therapy services. Messrs. Yuri Danilov and Mitch Tyler, our current directors, are two of five beneficial owners of ANR.

Consulting Agreement with Yuri Danilov

On July 1, 2014, Mr. Danilov entered into a consulting agreement (the “Consulting Agreement”) with NHC to provide consulting services in relation to the development of the PoNSTM technology. The consulting agreement is valid for a period of 12 months and Mr. Danilov will charge an hourly fee of $150 per hour or $1,000 per day if 8 or more hours are worked. Pursuant to the Consulting Agreement, Mr. Danilov will be an independent contractor and subject to the confidentiality provisions contained in the Consulting Agreement.

Review, Approval and Ratification of Related Party Transactions

Our Board of Directors has responsibility for establishing and maintaining guidelines relating to any related party transactions between us and any of our officers or directors. Any conflict of interest between a director or officer and us must be referred to the non-interested directors, if any, for approval. We intend to adopt written guidelines for the board of directors which will set forth the requirements for review and approval of any related party transactions.

Director Independence

The Board of Directors has determined that Savio Chiu, Yuri Danilov and Mitch Tyler each qualify as independent directors under the listing standards of the NYSE MKT Equities Exchange.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act, our Articles of Continuance and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our Company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until __________, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealerﾒs obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Helius Medical Technologies, Inc. for the year ended March 31, 2014

Audited Financial Statements of NeuroHabilitation Corporation for the year ended March 31, 2014

Report of Independent Registered Public Accounting Firm	F-10

Balance Sheets as at March 31, 2014 and 2013	F-11

Statements of Loss and Comprehensive Loss for the Year Ended March 31, 2014, period from inception to March 31, 2013 and for the period from inception to March 31, 2014	F-12

Statements of Stockholders' Equity (Deficiency) for the period from inception to March 31, 2014	F-13

Statements of Cash Flows for the Year Ended March 31, 2014, period from inception to March 31, 2013 and for the period from inception to March 31, 2014	F-14

Notes to Financial Statements	F-15

Unaudited Pro-Forma Financial Information for the Year Ended March 31, 2014

Pro Forma Consolidated Balance Sheet as at March 31, 2014	F-23

Pro Forma Consolidated Statement of Loss and Comprehensive Loss for the Year Ended March 31, 2014	F-24

Notes to Pro Forma Consolidated Financial Statements	F-25

Unaudited Condensed Interim Consolidated Financial Statements of Helius Medical Technologies, Inc. for the Three Months Ended June 30, 2014 and 2013

Condensed Interim Consolidated Balance Sheets as at June 30, 2014 and March 31, 2014	F-30

Condensed Interim Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended June 30, 2014 and 2013 and for the period from inception to June 30, 2014	F-31

Condensed Interim Consolidated Statements of Stockholders' Equity (Deficiency) for the period from inception to June 30, 2014	F-32

Condensed Interim Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2014 and 2013 and for the period from inception to June 30, 2014	F-33

Notes to Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Helius Medical Technologies, Inc. (A Development Stage Company)

We have audited the accompanying financial statements of Helius Medical Technologies, Inc. (the “Company”), which comprise the balance sheet of Helius Medical Technologies, Inc. as of March 31, 2014, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the period from inception on March 13, 2014 to March 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Helius Medical Technologies, Inc. as of March 31, 2014, and the results of its operations and its cash flows for the period from inception on March 13, 2014 to March 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Helius Medical Technologies, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Helius Medical Technologies, Inc. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Chartered Accountants

Vancouver, Canada

 June 16, 2014

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Balance Sheet
(Expressed in United States Dollars)

March 31,
2014

ASSETS
Current Assets:
Cash	$9

TOTAL ASSETS	9

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$-
Total Liabilities	-

Stockholders' Equity:
Common Stock - without par value, unlimited common A shares authorized; unlimited common B shares authorized; unlimited preferred A shares; 10 common shares issued and outstanding at March 31, 2014	$9
Additional paid-in capital	-
Deficit accumulated during the development stage	-
Total Stockholders' Equity	9

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	9

Nature and continuance of operations (Note 1)
Subsequent events (Note 4)

These financial statements are authorized for issue by the Board of Directors on June 16, 2014. They are signed on the Company’s behalf by:

"Savio Chiu "	Director	"Amanda Tseng "	Director

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Statement of operations and comprehensive loss
(Expressed in United States Dollars)

Period from
March 13, 2014
(inception) to
March 31, 2014

Operating Expenses:
Consulting fees	$-
Interest expense on short-term loan	-
Legal fees	-
Office and general	-
Loss from operations	-

Net loss and comprehensive loss	-

Basic and diluted income (loss) per share	-

Weighted average number of common stock outstanding - basic and diluted	10

(The accompanying notes are an integral part of these financial statements.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Statement of stockholders’ equity
March 13, 2013 (inception) to March 31, 2014
(Expressed in United States Dollars)

Deficit
				Accumulated	Total
			Additional	During the	Shareholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance at March 13, 2014 (Inception)	-	$-	$-	$-	$-

Shares issued on March 13, 2014	10	9	-	-	9
Net loss and comprehensive loss	-	-	-	-	-
Balance at March 31, 2014	10	$9	$-	$-	$9

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Statement of cash flows
(Expressed in United States Dollars)

Period from March
13, 2014 (inception) to
March 31,
2014

Cash Flows from Operating Activities:
Net loss	$-
Cash	-
Net cash flows used for operating activities	-

Cash Flows from Investing Activities:
Net cash flows provided by investing activities	-

Cash Flows from Financing Activities:
Share issuance	9
Net cash flows provided by financing activities	9

Net increase in cash and cash equivalents	9

Cash and Cash Equivalents at beginning of period	-

Cash and Cash Equivalents at End of Period	$9

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Financial Statements for the period ended March 31, 2014
(Expressed in United States Dollars)

1.        NATURE AND CONTINUANCE OF OPERATIONS

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.) (“Helius” or the “Company”) was incorporated in British Columbia, Canada, on March 13, 2014. The Company is engaged primarily in the business of medical technology industry. On May 28, 2014, the Company completed a continuation via a plan of arrangement whereby the Company moved from being a corporation governed by the British Columbia Corporations Act to a corporation governed by the Wyoming Business Corporations Act. The Company’s head office is located at 1500-1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, Canada.

The financial information is presented in United States Dollars and the functional currency of the Company is the Canadian Dollar.

The Company has not incurred any revenue or expenses since inception and, as of March 31, 2014, the Company has a working capital of $9 and an accumulated deficit during the development stage of $nil. Until the Company generates a level of revenue to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows. While the Company had cash of $9 as of March 31, 2014, management does not believe these resources will be sufficient to meet the Company’s operating and capital needs through 2015.

The Company intends to fund ongoing activities by utilizing current cash and cash equivalents and by raising additional capital though equity or debt financings. The Company is in the process of negotiating certain agreements subsequent to March 31, 2014, to raise additional capital as detailed in Note 4. There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, the Company may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liabilities in the normal course of business. The Company is currently seeking for additional financing subsequent to year end. See Note 4. However, given the Company’s current cash and cash equivalents balance and the Company’s planned operating activities, there is substantial doubt about the Company’s ability to continue as a going concern. Even if the Company is able to raise additional capital, the Company may never become profitable, or if the Company does attain profitable operations, the Company may not be able to sustain profitability and positive cash flows on a recurring basis.

2.        SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s annual financial statements have been presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) that are published at the time of preparation and that are effective on March 31, 2014.

Development Stage

The Company is considered a “development stage” entity, as it has not yet generated revenues from the sale of products. The Company has been researching and developing new technologies and product applications. The Company will continue as a development stage entity, including reporting “inception to-date” amounts and cumulative equity transactions, until such time, if any, as the Company generates revenue, and commences its planned principal operations.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Financial Statements for the period ended March 31, 2014
(Expressed in United States Dollars)

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. Financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both the current and future periods.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are classified as cash equivalents. As at March 31, 2014, the Company does not have such investments. Cash and cash equivalents as at March 31, 2014 only include cash.

Patents

Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Concentrations of Credit Risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company placed its cash and cash equivalent with high credit quality financial institution. As of March 31, 2014, the Company had $nil in a bank beyond the insured limits.

Research and Development

Research and development costs are expensed as incurred. These costs include business development, and consulting and legal services.

Income Taxes

The Company has adopted ASC 740, “Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. Due to the limited nature of the Company’s operations as at March 31, 2014, no current and deferred income tax disclosure has been presented as it is considered immaterial.

Stock-Based Compensation

The Company applies the fair value method of accounting for all stock option awards, whereby the Company recognizes a compensation expense for all stock options awarded to employees, officers and consultants based on the fair value of the options on the date of grant, which is determined using the Black Scholes option pricing model. The options are expensed over the vesting period of the options.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Financial Statements for the period ended March 31, 2014
(Expressed in United States Dollars)

Foreign Exchange

The Company’s functional currency is the Canadian Dollar as this is the principal currency of the economic environment in which the Company operates. The presentation currency is the United States Dollar.

Non-monetary items, revenue and expenses that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Any monetary assets and liabilities that are in a different functional currency are translated at the rate prevailing at year end.

Assets and liabilities of the Company are translated into U.S. dollars at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rate. Translation adjustments are reported as cumulative translation adjustment and are shown as a separate component of other comprehensive income (loss) in the statements of stockholders’ equity (deficiency).

Net Loss Per Common Share

Basic net earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of outstanding common shares for the period, without consideration for common share equivalents. Diluted net loss per share is computed by dividing the net earnings (loss) attributable to common shareholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable.

Fair Value of Financial Assets and Liabilities

All financial assets and financial liabilities are initially recorded at fair value and designated upon inception into one of the following categories: held-to-maturity, available-for-sale, loans and receivables or at held for trading.

Financial assets classified as held for trading are measured at fair value with unrealized gains and losses recognized through profit and loss. Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Held-to-maturity instruments, loans and receivables and other financial liabilities and loss are measured at amortized cost using the effective interest rate method. Cash has been classified as held for trading.

The Company has implemented the following classifications for its financial instruments:

ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value;

Level 1- Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Cash is measured using Level 1 inputs.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Financial Statements for the period ended March 31, 2014
(Expressed in United States Dollars)

Recent Accounting Pronouncements

The Company reviewed recently issued accounting pronouncements and concluded that they are either not applicable or not expected to have a significant impact on the Company’s financial statements.

3.        COMMON STOCK

Authorized:

Unlimited Class A common shares without par value
Unlimited Class B common shares without par value
Unlimited Class A preferred shares without par value

On March 13, 2014, the Company issued a total of 10 common shares to Boomerang Oil, Inc. (formerly known as 0922327 B.C. Ltd) for a total consideration of $9.

Each Class A common share is entitled to have the right to vote at any such meeting on the basis of one vote but each Class B common share is not entitled to vote at any such meeting. For each Class A common share held and be entitled to receive dividends as declared by the directors to the exclusion of the Class B Common shares and vice versa. Subject to the rights of the holders of any Class A preferred shares, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purposes of winding-up its affairs or upon a reduction of capital the holders of the Class A common shares and Class B common share shall, after payment has been made to the holders of any Class A preferred shares and after share equally, share for share, in the remaining assets and property of the Company.

Each holder of a Class A preferred share shall be entitled to receive notice of and attend any meetings of shareholders of the Company but shall not be entitled to vote at any such meeting. Each holder of Class A preferred shares may at any time demand that the Company redeem all or any part of the Class A preferred shares held. The holders of the Class A preferred shares shall be entitled to receive if and when declared the payment of fixed non-cumulative preferential dividends at the rate of 6% per annum on the par value.

4.        SUBSEQUENT EVENTS

On March 25, 2014 and amended on April 8, 2014 the Company entered into an arrangement agreement (“Arrangement”) with Boomerang Oil, Inc. (formerly known as 0922327 B.C. Ltd) (“Pubco”) and 0995162 B.C. Ltd. (“Buyco”) to reorganize the businesses by way of a plan of arrangement (“Plan of Arrangement”). Pursuant to the Plan of Arrangement, the following steps should be taken:

1.	Buyco shall acquire all issued and outstanding shares of the Company from Pubco for consideration of $5,000;

2.	The shareholders of Buyco and the Company shall exchange securities on a 1:1 basis;

3.	Pubco and the Company shall exchange securities as follows: Pubco shall issue the Pubco Exchange Shares to the Company and the Company shall issue the Company Exchange Shares to Pubco;

4.	The Pubco Exchange Shares and the Company Exchange Shares shall be cancelled.

5.	Shares of Helius owned by Buyco shall be cancelled.

Pursuant to this transaction, the Company acquired $230,184 of net assets from Buyco.

The Arrangement was completed on April 15, 2014. After these transactions 10 million shares of the Company were issued and outstanding owned by the former shareholders of Buyco.

On April 16, 2014, the Company entered into a consulting agreement with its sole director for service related to strategic planning and business development. The term of the agreement is for 45 days expiring on May 31, 2014 with a fee of $2,500 per every 15 days.

On June 6, 2014, the Company entered into a definitive agreement with Neurohabilitation Corporation (“Neuro”) where the Company issued 16.035 shares for every common stock outstanding of Neuro (the “Acquisition”). As a result, Neuro became a wholly owned subsidiary of the Company. Under certain conditions, termination of the agreement could result in a break fee payable of $500,000 by either of the parties. In connection to the Acquisition, the Company is conducting a non-brokered private placement at CAD $0.50 per unit of 15,240,000 units raising up to CAD $7.62 million, which is currently held in escrow pending the close of the acquisition and a listing on the Canadian Securities Exchange (the “CSE”). Each unit consists of one common share of the Company and one half of a warrant of the Company where one full warrant is exercisable for 2 years at CAD $1.00 into one common stock.

In connection with the Acquisition, the Company has advanced Neuro an unsecured loan in the amount of $150,000 (the “Bridge Loan”). The Bridge Loan is for a term of one year commencing on May 30, 2014, and is payable in a lump sum at the end of the term. The Bridge Loan bears interest at a rate of 8% per annum.

The Company has evaluated subsequent events through the issuance date of the financial statements. The Company is not aware of any additional significant subsequent events that occurred subsequent to the balance sheet date, but prior to the date of issuance that would have a material impact on the Company’s financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
NeuroHabilitation Corporation (A Development Stage Company)

We have audited the accompanying financial statements of NeuroHabilitation Corporation (the “Company”), which comprise the balance sheets of NeuroHabilitation Corporation as of March 31, 2014 and 2013, and the related statements of loss and comprehensive loss, stockholders’ equity (deficiency), and cash flows for the year ended March 31, 2014, the period from January 22, 2013 (inception) to March 31, 2013 and the period from January 22, 2013 (inception) to March 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeuroHabilitation Corporation as of March 31, 2014 and 2013, and the results of its operations and its cash flows for the year ended March 31, 2014, the period from inception on January 22, 2013 (inception) to March 31, 2013 and the period from January 22, 2013 (inception) to March 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that NeuroHabilitation Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the NeuroHabilitation Corporation has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Chartered Accountants

Vancouver, Canada

June 16, 2014

NEUROHABILITATION CORPORATION
(A development stage company)
Balance Sheets
(Expressed in United States Dollars)

	March 31,	March 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$15,968	$217
Prepaids (Note 8)	300,000	-
Total Current Assets	315,968	217

TOTAL ASSETS	$315,968	$217

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$215,921	$5,836
Short term loan (Note 3)	-	2,231
Convertible debenture (Note 4)	368,024	-
Total Liabilities	583,945	8,067

Stockholders' Equity (Deficiency):
Common Stock - $0.0001 par value; 3,000,000 shares authorized;
2,000,000 and 2,000,000 shares issued and outstanding at March 31,
2013 and March 31, 2014	200	200
Additional paid-in capital	9,316,957	8,509,800
Deficit accumulated during the development stage	(9,585,134)	(8,517,850)
Total Stockholders' Equity (Deficiency)	(267,977)	(7,850)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)	$315,968	$217

Nature and continuance of operations (Note 1)
Commitments and contingencies (Note 8)
Subsequent events (Note 10)

These financial statements are authorized for issue by the Board of Directors on June 9, 2014. They are signed on the Company’s behalf by:

"Philippe Deschamps"	Director	"Savio Chiu"	Director

(The accompanying notes are an integral part of these financial statements.)

NEUROHABILITATION CORPORATION
(A development stage company)
Statements of loss and comprehensive loss
(Expressed in United States Dollars)

		Period from	Period from
		January 22, 2013	January 22, 2013
	Year Ended	(inception) to	(inception) to
	March 31, 2014	March 31, 2013	March 31, 2014

Operating Expenses:
Consulting fees	$807,385	$2,800	$810,185
Interest expense	1,344	-	1,344
Legal fees	33,966	14,192	48,158
Meals and entertainment	833	-	833
Office expense	6,793	482	7,275
Research and development expense	171,781	4,250,000	4,421,781
Compensation expense for shares issued for services	-	4,250,000	4,250,000
Travel	22,027	376	22,403
Wages and salaries	23,155	-	23,155
Loss from operations	1,067,284	8,517,850	9,585,134

Net loss and comprehensive loss	$1,067,284	$8,517,850	$9,585,134

Basic and diluted net loss per share	$0.53	$4.26

Weighted average number of common shares outstanding - basic and diluted	2,000,000	2,000,000

(The accompanying notes are an integral part of these financial statements.)

NEUROHABILITATION CORPORATION
(A development stage company)
Statements of stockholders’ equity (deficiency)
January 22, 2013 (inception) to March 31, 2014
(Expressed in United States Dollars)

				Deficit
				Accumulated	Total
				During the	Shareholders'
	Common Shares		Additional Paid-	Development	Equity
	Shares	Amount	In Capital	Stage	(Deficit)

Balance at January 22, 2013 (Inception)	-	$-	$-	$-	$-

Shares issued to ANR and MPJ (Note 5)	2,000,000	200	8,509,800	-	8,510,000
Net loss and comprehensive loss	-	-	-	(8,517,850)	(8,517,850)
Balance at March 31, 2013	2,000,000	200	8,509,800	(8,517,850)	(7,850)

Stock based compensation on 40,816 options granted	-	-	173,872	-	173,872
Stock based compensation on 143,436 options granted	-	-	560,082	-	560,082
Stock based compensation on 17,184 options granted	-	-	73,202	-	73,202
Net loss and comprehensive loss	-	-	-	(1,067,284)	(1,067,284)
Balance at March 31, 2014	2,000,000	$200	$9,316,957	$(9,585,134)	$(267,977)

(The accompanying notes are an integral part of these financial statements.)

NEUROHABILITATION CORPORATION
(A development stage company)
Statements of cash flows
(Expressed in United States Dollars)

		Period from	Period from
		January 22, 2013	January 22, 2013
	Year Ended	(inception) to	(inception) to
	March 31,	March 31,	March 31,
	2014	2013	2014

Cash Flows from Operating Activities:
Net loss	$(1,067,284)	$(8,517,850)	$(9,585,134)
Accreted interest	1,344	-	1,344
Consulting expense	807,157	-	807,157
Research and development	-	4,250,000	4,250,000
Compensation expense for shares issued for services	-	4,250,000	4,250,000
Changes in operating assets and liabilities:
Prepaids	(300,000)	-	(300,000)
Account payable and accrued liabilities	210,085	5,836	215,921
Short term loan	(2,231)	2,231	-
Net cash flows used for operating activities	(350,929)	(9,783)	(360,712)

Cash Flows from Investing Activities:
Net cash flows provided by (used for) investing activities	-	-	-

Cash Flows from Financing Activities:
Proceeds from convertible debenture	366,680	-	366,680
Proceeds from share issuance	-	10,000	10,000
Net cash flows provided by financing activities	366,680	10,000	376,680

Net increase in cash and cash equivalents	15,751	217	15,968

Cash and Cash Equivalents at beginning of period	217	-	-

Cash and Cash Equivalents at end of period	$15,968	$217	$15,968

Supplementary disclosure with respect to cash flows
Cash paid for interest	$212	$-	$212
Cash paid for income taxes	$-	$-	$-

There were no non-cash financing or investing activities during the periods presented.

(The accompanying notes are an integral part of these financial statements.)

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

1.           NATURE AND CONTINUANCE OF OPERATIONS

NeuroHabilitation Corp. (“NHC” or the “Company”) was incorporated in Delaware, USA, on January 22, 2013. The Company is engaged primarily in the business of developing a patent-pending technology (“PoNSTM”) that will enable the first non-invasive means for delivering neurostimulation through the oral cavity. The Company’s head office is located at 12 Penns Trail, Newtown PA 18940.

The financial information is presented in United States Dollars, which is the functional currency of the Company.

The Company has experienced recurring losses since inception and, as of March 31, 2014, the Company has negative working capital as at March 31, 2014 of $267,977 (March 31, 2013 - $7,850) and an accumulated deficit during the development stage of $9,585,134 (March 31, 2013 - $8,517,850). Until the Company generates a level of revenue to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows. While the Company had cash of $15,968 as of March 31, 2014 (March 31, 2013 - $217), management does not believe these resources will be sufficient to meet the Company’s operating and capital needs through 2015.

The Company intends to fund ongoing activities by utilizing current cash and cash equivalents and by raising additional capital though equity or debt financings. The Company is in the process of negotiating certain agreements subsequent to March 31, 2014, to raise additional capital as detailed in Note 10. There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, the Company may be compelled to reduce the scope of its operations and planned capital expenditure or sell certain assets, including intellectual property assets.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liabilities in the normal course of business. The Company is currently seeking additional financing subsequent to year end. See Note 10. However, given the Company’s current cash and cash equivalents balance and the Company’s planned operating activities, the Company’s recurring losses raise substantial doubt about the Company’s ability to continue as a going concern. Even if the Company is able to raise additional capital, the Company may never become profitable, or if the Company does attain profitable operations, the Company may not be able to sustain profitability and positive cash flows on a recurring basis.

2.           SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s annual financial statements have been presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) that are published at the time of preparation and that are effective or available on March 31, 2014.

Development Stage

The Company is considered a “development stage” entity, as it has not yet generated revenues from the sale of products. The Company has been researching and developing new technologies and product applications. The Company will continue as a development stage entity, including reporting “inception to-date” amounts and cumulative equity transactions, until such time, if any, as the Company generates revenue, and commences its planned principal operations.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Significant estimates include valuation of non-monetary transactions, compensation for shares issued for services, valuation of options and valuation of income taxes. Actual outcomes could differ from these estimates. Financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both the current and future periods.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are classified as cash equivalents. As at March 31, 2014, the Company does not have such investments. Cash and cash equivalents as at March 31, 2014 only includes cash.

Patents

Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Concentrations of Credit Risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company placed its cash and cash equivalent with high credit quality financial institution. As of March 31, 2014, the Company had $nil in a bank beyond insured limits (March 31, 2013 - $nil).

Research and Development

Research and development costs are expensed as incurred. These costs include business development, and consulting and legal services.

Income Taxes

The Company has adopted ASC 740, “Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Stock-Based Compensation

The Company applies the fair value method of accounting for all stock option awards, whereby the Company recognizes a compensation expense for all stock options awarded to employees, officers and consultants based on the fair value of the options on the date of grant, which is determined using the Black Scholes option pricing model. The options are expensed over the vesting period of the options.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

Foreign Exchange

The Company’s reporting and functional currency is the United States dollar as this is the principal currency of the economic environment in which the Company operates.

Non-monetary items, revenue and expenses that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Any monetary assets and liabilities that are in a different functional currency are translated at the rate prevailing at year end.

Net Loss Per Common Share

Basic net earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of outstanding common shares for the period, without consideration for common share equivalents. Diluted net loss per share is computed by dividing the net earnings (loss) attributable to common shareholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. As at March 31, 2014, there were 201,436 options (March 31, 2013 – nil) outstanding which have not been included in the weighted average common shares outstanding as these were anti-dilutive.

Fair Value of Financial Assets and Liabilities

All financial assets and financial liabilities are initially recorded at fair value and designated upon inception into one of the following categories: held-to-maturity, available-for-sale, loans and receivables or at held for trading.

Financial assets classified as held for trading are measured at fair value with unrealized gains and losses recognized through profit and loss. Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Held-to-maturity instruments, loans and receivables and other financial liabilities and loss are measured at amortized cost using the effective interest rate method.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued liabilities, and convertible debenture.

The Company has implemented the following classifications for its financial instruments:

a)	Cash has been classified as held for trading;
b)	Accounts payable and accrued liabilities and convertible debenture have been classified as other financial liabilities

ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value;

Level 1- Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Cash and cash equivalents are measured using Level 1 inputs.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

Recent Accounting Pronouncements

The Company reviewed recently issued accounting pronouncements and concluded that they are either not applicable or not expected to have a significant impact on the Company’s financial statements.

3.           SHORT TERM LOAN

On December 9, 2013, the Company entered into a formal loan agreement with MPJ Healthcare LLC, a shareholder of the Company, to borrow up to $40,000. Expenses incurred on behalf of the Company were charged as drawdowns of this loan. During the year ended March 31, 2014, $29,107 was repaid, being expenses incurred of $26,875 for March 31, 2014 and $2,231 for March 31, 2013. The interest rate is 3% per annum. For the year ended March 31, 2014, an interest expense of $225 was recorded (March 31, 2013 - $nil).

4.           CONVERTIBLE DEBENTURE

On February 19, 2014, the Company entered into a securities purchase agreement where the Company agreed to sell and issue a note in a principal amount of up to $1,000,000 with annual simple interest at 8%. As at March 31, 2014, $366,905 had been received and $633,095 was received subsequently. The debenture matures on the earliest of (i) February 28, 2015 or such later date as agreed (ii) the closing of a transaction involving a change in control of the Company or (iii) the date of the closing of the Company’s qualified financing being an aggregate amount of at least $2,000,000.

Upon completion of a qualified financing, the debenture shall automatically convert into equity securities of the Company at a price per share equal to 85% of the price per share of the qualified financing. If a qualified financing does not occur on or before the maturity date, at the option of the Company’s board of directors, the outstanding balance of the debenture shall be converted into the Company’s equity securities at a conversion price per common stock determined using a valuation of $8.5 million and the number of shares outstanding at that date.

In the event of a change in control of the Company, the Company shall pay the outstanding amount and an amount equal to 50% of the outstanding principal amount of the debenture in cancellation of the debenture.

The contingent conversion on completion of a qualified financing gives rise to a contingent beneficial conversion feature which will be calculated and adjusted if necessary on settlement of the contingency. There are no other beneficial conversion features or significant items that should be accounted for separately.

As of March 31, 2014, the outstanding balance is $366,905 (March 31, 2013 - $nil) with interest of $1,119 (March 31, 2013 - $nil).

5.           COMMON STOCK

Authorized: 3,000,000 common voting shares with par value at $0.0001 as amended in February 2014.

On January 22, 2013, the Company issued a total of 1,000,000 shares to Advanced NeuroRehabilitation LLC for cash proceeds of $5,000 and an exclusive license right to Advanced NeuroRehabilitation’s patent pending technology and knowhow valued at $4.25 million per an independent valuation report. The valuation expert was engaged to assess the valuation of the costs incurred to date as well as the ongoing costs which would be required to bring the product to commercialization, discounted to the date of purchase. The statements regarding valuation of the exclusive license are extracted from the valuation expert’s report.The Company recorded the $4.25 million exclusive license right as research and development expense per the Company’s accounting policy.

On January 22, 2013, the Company also issued a total of 1,000,000 shares to MPJ Healthcare LLC for cash proceeds of $5,000. In addition, the Company recorded $4.25 million of stock based compensation expense.

The articles of the Company is subject to a stockholders agreement, which places certain restrictions on the stock and stockholders. These include approvals prior to sale or transfer of stock, a right of first refusal to purchase stock held by the Company and a secondary right of refusal to stockholders, right of co-sale whereby certain stockholders be enabled to participate in a sale of other stockholders to obtain the same price, term and conditions on a pro-rata basis, rights of first offer of new security issuances to current stockholders on a pro-rata basis and certain other restrictions.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

The stockholders of the Company, as at March 31, 2014, being Advanced NeuroRehabilitation LLC and MPJ Healthcare, LLC are also subject to a voting agreement which places additional restrictions on the stockholders, including the composition of the Board of Directors. Each stockholder agrees to vote to ensure the Board of Directors is set at seven directors, of which three individuals are designated by each of Advanced NeuroRehabilitation LLC and MPJ Healthcare LLC. Any common stock issued pursuant to the convertible debenture (Note 4) and stock options (Note 6) will be subject to the stockholders and voting agreement.

6.           STOCK OPTIONS

The Company has a stock option plan whereby the Company is authorized to grant options, performance share awards, or monetary payments based on the value of the stock to independent contractors enabling them to acquire up to a maximum of 201,436 of the issued and outstanding stock of the Company. Vesting and the term of an option is determined at the discretion of the Board of Directors of the Company.

On April 1, 2013, the Company granted a consultant company, 58,000 options exercisable at $0.005 for 10 years upon completion of certain services in accordance with a consulting agreement to lead the design and manufacturing program of the Company’s technology (Note 8). On December 4, 2013, 40,816 options vested, and the remaining 17,184 vested on March 4, 2014.

On October 30, 2013, the Company granted 143,436 options to a consultant company at $0.005 for 10 years. On February 11, 2014, 50% of these options vested upon completion of the first of two milestones. The remainder vested in April 2014. The remaining compensation related to the unvested options is estimated as $48,831.

As of March 31, 2014, the Company recognized a total of $807,157 in stock based compensation for consulting fees.

The continuity of stock options for the year ended March 31, 2014 is as follows:

		Options Outstanding
	Number of	Weighted Average
	options	Exercise Price
Balance on inception and March 31, 2013	-	$-
Granted	201,436	$0.005
Balance, March 31, 2014	201,436	$0.005

The options outstanding and exercisable at March 31, 2014 are as follows:

	Options		Options exercisable
	outstanding		Number of
	remaining	Exercise	shares	Exercise
Number of shares	contractual life	Price	exercisable	Price
58,000	9.01	$0.005	58,000	$0.005
143,436	9.59	$0.005	71,718	$0.005

The Company used the Black-Scholes option pricing model to estimate the fair value of the options as the fair value of the services provided could not be reliably calculated. The following weighted average assumptions were used:

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

2014
Risk-free interest rate (%)	1.55
Dividend yield (%)	-
Expected volatility (%)	107.52
Expected option life (years)	4.66

Fair value per option granted	$4.26
Far value per option of unvested options	$4.26

The Black-Scholes option pricing model was developed for use in estimating the fair value of share options that have no vesting provisions and are fully transferable. Also, option-pricing models require the use of estimates and assumptions including the expected volatility. The Company uses expected volatility rates which are based upon the average volatility rates of other companies in the same industry, due to the Company’s limited history. The Company based the current stock price on the value per shares issued to date. Changes in the underlying assumptions can materially affect the fair value estimates.

(d)    Share Purchase Warrants

The Company does not have any share purchase warrants outstanding for the years ended March 31, 2014 and March 31, 2013.

7.           INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is follows:

	2014	2013
Earnings (loss) for the year	$(1,067,284)	$(8,517,850)

Expected income tax (recovery)	$(270,000)	$(2,151,000)
Change in statutory rates and other	(93,000)	(745,000)
Permanent difference	275,000	2,890,000
Change in unrecognized deductible temporary differences	88,000	6,000
Total income tax expense (recovery)	$-	$-

The significant components of the Company’s deferred assets and liabilities are as follows:

	2014	2013
Deferred Tax Assets
Non-capital losses	$94,000	$6,000
Deferred tax assets not recognized	(94,000)	$(6,000)
Net deferred tax assets	$-	$-

The Company has loss carryfowards of approximately $278,000 in the US available for deduction against future taxable income which if they are not utilized, will expire through 2034.

8.           COMMITMENTS AND CONTINGENCIES

(a)

The Company entered into a sub-license agreement with Advanced NeuroRehabilitation LLC for an exclusive right on Advanced NeuroRehabilitation LLC’s patent pending technology, claims and knowhow. In addition to the issuance of 1,000,000 shares (Note 5), the Company agreed to pay a 4% royalty on net revenue on the sales of devices covered by the patent-pending technology and services related to the therapy or use of devices covered by the patent-pending technology.

(b)

The Company entered into a commercial development-to-supply program with Ximedica where Ximedica will design, develop and produce PoNSTM product solution suitable for clinical trial and commercial sale. Under the program, the Company is responsible for ensuring the device is in compliance from the legal and regulatory standpoint. The agreed budget for phase 1 of development is $499,000; Phase 2 is $1,065,000; Phase 3 and 4 is $1,389,000 and 2nd software DV cycle is $586,000, of which $171,781 was expensed as research and development during the year ended March 31, 2014. The estimated duration of the project is 10 months. Invoices are to be issued monthly for work in progress. The Company may cancel the project at anytime by providing written notice at least 30 days prior to the intended date of cancellation. As of March 31, 2014, the Company recorded a prepaid of $300,000 to Ximedica which will be applied at the end of the project. The total agreed budget is approximately $3.5 million with $3.3 million to become payable.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

(c)

The Company entered into an employment contract with the CEO of the Company with an annual salary of $250,000 until any qualified investments in the Company reaches $5 million, at which time the salary is increased to $300,000 annually.

(d)

On January 30, 2013, the Company entered into an independent contractor agreement with Clinvue, a company of which a shareholder owns 1/3 of the ownership, where Clinvue is to lead the design and manufacturing program of PoNSTM. As of March 31, 2014, the services were compensated by a grant of a total of 58,000 stock options exercisable at $0.005 per option for 10 years (Note 6). The estimated remaining costs to be incurred in the future under the contract are $100,000 and will be paid in cash.

(e)

On February 1, 2013, the Company entered into a Master Cooperative Research and Development Agreement (CRADA) with, Advanced NeuroRehabilitation, LLC as the background patent owner, Yuri P. Danilov, Mitchell E. Tyler, Kurt A. Kaczmarek, as the investors, the US Army Medical Material Agency (USAMMA) and the US Army Medical Material Development Activity (USAMMDA) pursuant to which USAMMA and USAMMDA on behalf of the US Government agrees to cooperate with the Company in research and development of PoNSTM assisted physical therapy for the treatment of soldiers with balance and gait disorder, especially advancing the PoNS device through FDA approval. The agreement automatically expires on December 31, 2015 unless modified in writing by the parties. Both parties may unilaterally terminate the agreement at any time by giving the other party written notice, not less than 30 days prior to the desired termination date. In the event that the Company is not able or willing to commercialize the PoNSTM within a reasonable period of time from the expiration or termination of the agreement, US Army Medical Research and Material Command (USAMRMC) will become the sponsor of the regulatory application for the PoNSTM technology until the application is cleared or approved by the FDA, at which point USAMRMC will transfer such clearance or approval to the Company. After transfer of the regulatory application to the Company and in the event that the Company is not willing or able to commercialize the technology within two years from the expiration of this CRADA, the Company will transfer possession, ownership and sponsorship/holdership of the regulation application, regulatory correspondence and supporting regulatory information related technology to USAMRMC and grant the U.S. Government a non-exclusive, irrevocable license to any patent, copyright, data rights, proprietary information or regulatory information for the U.S. Government to commercialize the technology.

(f)

On March 3, 2014, the Company entered into a letter of intent with Transmax Investing with an intent of Transmax Investing to effect a transaction with the Company whereby a certain financing will be conducted into the Company and a public listing of the Company on a recognized stock exchange.

9.           RELATED PARTY TRANSACTIONS

For the year ended March 31, 2014, the Company was a party to the following related party transactions not disclosed elsewhere in these financial statements:

As of March 31, 2014, $ nil (March 31, 2013 - $2,231) in short-term loan payable is outstanding to a shareholder of the Company.

During the year ended March 31, 2014, the Company paid $20,833 (March 31, 2013 - $nil) as wages to the CEO of the Company.

See also Notes 3 and 8.

NEUROHABILITATION CORPORATION
(A development stage company)
Notes to Financial Statements for the periods ended March 31, 2014 and 2013
(Expressed in United States Dollars)

10.         SUBSEQUENT EVENTS

In April 2014, 201,436 shares were issued pursuant to the exercise of options.

On May 27, 2014, the Company entered into a rental agreement for office space. The monthly rent is $3,896. The agreement expires on May 31, 2015.

On June 4, 2014, the Company entered into an amendment letter for the convertible debenture. Pursuant to the amendment letter, if any qualified Financing being an aggregate amount of at least $2,000,000 occurs, the principal amount of the debenture shall be automatically converted into common shares of Helius Medical Technologies , Inc. (“Helius”) at a price per share equal to CAD $0.425. For the avoidance of doubt, upon conversion of the debenture, Helius will issue a total of 2,564,705 common stock of Helius and Helius will pay $11,131 in cash with respect to the accrued and unpaid interest outstanding.

On June 6, 2014, the Company entered into a definitive agreement with Helius where Helius acquired 100% of the outstanding and issued shares of the Company by issuing 16.035 shares of Helius for every common stock outstanding of the Company. As a result, the Company will become a wholly owned subsidiary of Helius. Under certain conditions, termination of the agreement could result in a break fee payable of $500,000 by either of the parties. In connection with the acquisition, Helius is conducting a non-brokered private placement at CAD $0.50 per unit of 15,240,000 units raising up to CAD $7.62 million, which is currently held in escrow pending the close of the acquisition and a listing on the Canadian Securities Exchange (the “CSE”). Each unit consists of one common share of Helius and one half of a warrant of Helius where one full warrant is exercisable for 2 years at CAD $1.00 into one common stock.

In connection with the definitive agreement, Helius advanced an unsecured loan in the amount of $150,000 (the “Bridge Loan”) to the Company. The Bridge Loan is for a term of one year commencing on May 30, 2014, and is payable in a lump sum at the end of the term. The Bridge Loan bears interest at a rate of 8% per annum.

The Company has evaluated subsequent events through the issuance date of the financial statements The Company is not aware of any additional significant subsequent events that occurred subsequent to the balance sheet date, but prior to the date of issuance that would have a material impact on the Company’s financial statements.

Helius Medical Technologies, Inc.

Unaudited Pro Forma Consolidated Balance Sheet
(Expressed in United States dollars)
March 31, 2014

	Helius Medical	NeuroHabilitation			Pro Forma	Pro Forma
	Technologies, Inc.	Corporation	Notes		Adjustments	Consolidation

ASSETS
Current Assets:
Cash and cash equivalents	$9	$15,968	2	(a)	6,594,790	$6,840,942
			2	(d)	230,175
Prepaids	-	300,000				$300,000

TOTAL ASSETS	$9	$315,968			$6,824,965	$7,140,942

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	-	215,921	2	(b)	276,210	515,809
			2	(d)	23,678
Convertible debenture	-	368,024			-	368,024
Total Liabilities	-	583,945			299,888	883,833

Stockholders' Equity:
Common Stock	9	200	2	(a)	5,739,511	10,131,566
			2	(a)	(420,944)
			2	(a)	(230,184)
			2	(a)	5,000,000
			2	(c )	(187,200)
			2	(d)	230,175
Additional paid-in capital	-	9,316,957	2	(a)	1,276,223	10,593,180
			2	(c )	187,200	187,200
Deficit accumulated during the development stage	-	(9,585,134)	2	(b)	(276,210)	(14,654,838)
			2	(a)	(4,793,503)
			2	(d)	(23,678)
			2	(d)	23,687
Total Stockholders' Equity	9	(267,977)			6,525,077	6,257,109

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$9	$315,968			$6,824,965	$7,140,942

See accompanying notes to the pro forma consolidated financial statements

Helius Medical Technologies, Inc.

Unaudited Pro Forma Consolidated Statement of Loss and Comprehensive Loss
(Expressed in United States dollars)
For the year ended March 31, 2014

	Helius Medical	NeuroHabilitation			Pro Forma	Pro Forma
	Technologies, Inc.	Corporation	Notes		Adjustments	Consolidation

Operating Expenses:
Accredited interest	$-	$1,119				1,119
Consulting fees	-	807,385				807,385
Interest expense	-	225				225
Legal fees	-	33,966				33,966
Meals and entertainment	-	833				833
Office expense	-	6,793				6,793
Research and development expense	-	171,781				171,781
Compensation for shares issued for services	-	-				-
Transaction cost	-	-	2	(b)	276,210	276,210
Travel	-	22,027				22,027
Wages and salaries	-	23,155				23,155
Loss from operations	-	1,067,284			276,210	1,343,494

Net loss and comprehensive loss	$-	$1,067,284			$276,210	$1,343,494

See accompanying notes to the pro forma consolidated financial statements

Helius Medical Technologies, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements
(Expressed in United States dollars)
March 31, 2014

1.	Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements have been prepared for the purpose of inclusion in the listing statement in connection with the acquisition of NeuroHabilitation Corporation (“NHC”) by Helius Medical Technologies, Inc. (“Helius” or the “Company”) through a stock exchange of 100% of NHC’s capital stock (“Transaction”).

The unaudited pro forma consolidated financial statements have been prepared by the management of Helius in accordance with U.S. generally accepted accounting principles (“US GAAP”) to give effect to the transactions and assumptions described in the notes. The unaudited pro forma consolidated balance sheet has been prepared assuming the Transaction had occurred on March 31, 2014 and the unaudited pro forma consolidated statement of loss and comprehensive loss has been prepared assuming the transaction occurred on the first day of the period presented

The unaudited pro forma consolidated financial statements should be read in conjunction with the description of the transaction in this listing statement and are derived from the followings:

a)	the audited financial statements of Helius as at March 31, 2014; and

b)	the audited financial statements of NHC as at March 31, 2014

The underlying assumptions for the pro forma consolidated adjustments provide a reasonable basis for presenting the significant financial effects directly attributable to such transactions. These pro forma adjustments are tentative and are based on available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements of the Company will depend on a number of factors. Therefore, the actual adjustments will differ from the pro forma adjustments. Management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

The accounting policies used in preparation of the unaudited consolidated pro-forma financial statements are consistent in all material respects with those used by the Company as described in Note 2 to its audited financial statements for the period ended March 31, 2014.

2.	Pro Forma Consolidated Balance Sheet Assumptions and Adjustments

a)	The Proposed Transaction

Pursuant to the Transaction, on June 6, 2014, Helius has entered into the Agreement and Plan of Merger with NHC, whereby Helius will acquire 100% of the issued and outstanding shares of NHC. In exchange, Helius will issue a total of 35,300,083 shares to the shareholders of NHC of which will merge with a wholly owned subsidiary of Helius, HMT Mergersub, organized pursuant to the laws of Delaware. The Transaction was completed on June 13, 2014. Concurrent with the closing of the Transaction, Helius’ subscription receipt financing, which closed on May 30, 2014, automatically converted, for no additional consideration, into 15,240,000 units of Helius.

Although the Transaction will result in NHC becoming a wholly-owned subsidiary of Helius, the Transaction will constitute a Reverse Takeover of Helius as the former NHC Shareholders will own the majority of the outstanding shares of Helius upon completion of the Proposed Transaction. In accordance with US GAAP, this transaction is considered to be a capital transaction and the difference between the purchase price and the net assets acquired is charged directly to equity.

Helius Medical Technologies, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements
(Expressed in United States dollars)
March 31, 2014

The consideration paid by NHC to acquire the Company is estimated at $5,000,000, being the estimated fair value of the shares exchanged. The net assets acquired of Helius are $206,497, resulting in a net charge to deficit of $(4,793,503).

In connection with the Transaction, Helius will complete a financing of up to 15,240,000 units at CAD $0.50 per unit (the “Concurrent Financing”) for total proceeds of $7,015,734 (CAD $7,620,000). Each unit will consist of one common share of Helius and one half of one warrant of Helius. Each whole warrant will entitle the holder thereof to purchase one additional common share of Helius at a price of CAD $1.00 per common share until May 30, 2016. In connection with the Concurrent Financing, Helius will pay a finder’s fee of 6% in cash of $420,944 (CAD $457,200) and 6% in warrants (914,400 warrants), which warrants will have the same attributes as the warrants issued in the Concurrent Financing. Proceeds were allocated among common shares and warrants based on their relative fair values. The fair value of the warrants was $1,276,223 (CAD $1,386,144) and determined using a Black Scholes model using the following weighted average assumptions:

Weighted average fair value at grant date (CAD $)	0.50
Average risk-free interest (%)	1.48
Expected life (years)	2
Expected volatility (%)	115.57

b)	Transaction costs

The incremental management and administrative costs of the Corporation for the above related offering and acquisition, including audit fees, legal fees, finder’s fee for the Concurrent Financing and any costs associated with regulatory filings have been estimated to be $276,210 (CAD $300,000) which is deemed to be incurred and expensed as transaction costs.

c)

With respect to the Concurrent Financing, the Company agreed to pay finder’s fees equal to 6% cash and 6% warrants on gross proceeds of the financing. The fair value of the warrants of $187,200 (CAD $203,324) was determined using a Black Scholes model using the following weighted average assumptions:

Weighted average fair value at grant date (CAD $)	0.50
Average risk-free interest (%)	1.48
Expected life (years)	2
Expected volatility (%)	115.57

d)

On March 25, 2014 and amended on April 8, 2014 Helius entered into an arrangement agreement (“Arrangement”) with Boomerang Oil, Inc. (formerly known as 0922327 B.C. Ltd) (“Pubco”) and 0995162 B.C. Ltd. (“Buyco”) to reorganize the businesses by way of a plan of arrangement (“Plan of Arrangement”). Pursuant to the Arrangement, the following steps should be taken:

Helius Medical Technologies, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements
(Expressed in United States dollars)
March 31, 2014

1.	Buyco shall acquire all issued and outstanding shares of the Company from Pubco for consideration of $5,000;

2.	The shareholders of Buyco and the Company shall exchange securities on a 1:1 basis;

3.	Pubco and the Company shall exchange securities as follows: Pubco shall issue the Pubco Exchange Shares to the Company and the Company shall issue the Company Exchange Shares to Pubco;

4.	The Pubco Exchange Shares and the Company Exchange Shares shall be cancelled.

5.	Shares of Helius owned by Buyco shall be cancelled.

Pursuant to this Transaction, Helius acquired $230,184 of net assets from Buyco.

e)    On June 3, 2014, Helius agreed to advance NHC a bridge loan in the amount of US $150,000 in connection with the proposed acquisition. The bridge loan is for a term of one year commencing on the date of advance and is payable in a lump sum at the end of the term. The bridge loan bears interest at a rate of 8% per annum.

3.	Pro Forma Share Capital

A continuity of Helius issued common share capital and related recorded values after giving effect to the pro forma transactions described in note 2 above is set out below:

	March 31, 2014
	Class A
	Common	Amount
	Shares	($)

Share capital of Helius before the Transaction	10,000,000	5,000,000
Shares issued to NHC	35,300,083	200
Concurrent financing, net of finder's fees - 6% cash and 6% warrants	15,240,000	5,131,366
Total	60,540,083	10,131,566

HELIUS MEDICAL TECHNOLOGIES, INC. (FORMERLY KNOWN AS 0996445 B.C. LTD.)

(A Development Stage Company)

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Three months ended June 30, 2014

(Expressed in United States Dollars)

(Prepared in accordance with generally accepted accounting principles used in the United States of America (U.S. GAAP))

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Condensed Interim Consolidated Balance Sheets
(Expressed in United States Dollars)

	June 30, 2014	March 31, 2014
	$	$
ASSETS
Current assets
Cash and cash equivalents	7,030,259	15,968
Receivables	954	-
Prepaid expenses	415,161	300,000
Total current assets	7,446,374	315,968

TOTAL ASSETS	7,446,374	315,968

LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	858,783	215,921
Convertible debenture (Note 4)	-	368,024
TOTAL LIABILITIES	858,783	583,945

SHAREHOLDERS' EQUITY (DEFICIENCY)
Common stock (Note 5)	20,848,606	200
Additional paid-in capital (Note 5)	1,403,149	9,316,957
Accumulated other comprehensive income	106,059	-
Deficit accumulated during the development stage	(15,770,223)	(9,585,134)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	6,587,591	(267,977)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIENCY)	7,446,374	315,968

Nature and continuance of operations (Note 1)
Commitment and contingencies (Note 7)
Subsequent events (Note 9)

These financial statements are authorized for issue by the Board of Directors on August 29, 2014. They are signed on the Company’s behalf by:

"Philippe Deschamps "	Director	"Savio Chiu "	Director

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States Dollars)

			Cumulative period
			from January 22, 2013
	Three Months Ended		(inception) to June 30,
	June 30		2014
	2014	2013
	$	$	$
Expenses
Accreted interest expense	182,832	-	184,176
Advertising, marketing, & IR	46,226	-	46,226
Audit & accounting	10,645	-	10,645
Consulting fees	7,151	300	817,336
Insurance	7,486	-	7,486
Legal fees	219,934	3,550	268,092
Meals & travel	29,441	1,562	52,677
Office & general	21,424	1,460	28,699
Professional fees	13,125	-	13,125
Research & development	602,956	-	5,024,737
Stock-based compensation	514,016	57,111	4,764,016
Transfer agent & regulatory	15,260	-	15,260
Wages and salaries	76,691	-	99,846
Loss before other items	(1,747,187)	(63,983)	(11,332,321)

Other items
Interest income	2,810	-	2,810
Foreign exchange gains (loss)	(102)	-	(102)
	2,708	-	2,708

Net loss for the period	(1,744,479)	(63,983)	(11,329,613)

Other comprehensive income (loss)
Foreign exchange on translation of subsidiaries	106,059	-	106,059

Comprehensive loss for the period	(1,638,420)	(63,983)	(11,223,554)

Basic and diluted loss per common stock	(0.04)	(0.00)

Weighted average number of common stock outstanding	38,812,706	32,070,052

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Condensed Interim Consolidated Statements of Stockholders’ Equity (Deficiency)
Period from January 22, 2013 (inception) to June 30, 2014
(Expressed in United States Dollars)

					Accumulated other
				Deficit Accumulated	comprehensive
			Additional Paid-	During the	income (loss)	Total Shareholders'
	Common Stock	Amount	In Capital	Development Stage		Equity (Deficiency)
		$	$	$	$	$
Balance at January 22, 2013 (Inception)	-	-	-	-	-	-

Shares issued to ANR and MPJ (Note 5)	32,070,052	8,510,000	-	-	-	8,510,000
Net loss and comprehensive loss	-	-	-	(8,517,850)	-	(8,517,850)
Balance – March 31, 2013	32,070,052	8,510,000	-	(8,517,850)	-	(7,850)
Stock-based compensation on 654,485 options granted and vested (Note 6)	-	-	173,872	-	-	173,872
Stock-based compensation on 2,300,000 options granted and vested (Note 6)	-	-	560,082	-	-	560,082
Stock-based compensation on 275,546 options granted and partially vested (Note 6)	-	-	73,202	-	-	73,202
Net loss and comprehensive loss	-	-	-	(1,067,284)	-	(1,067,284)
Balance – March 31, 2014	32,070,052	8,510,000	807,156	(9,585,134)	-	(267,978)
Stock-based compensation on 275,546 options granted and fully- vested (Note 6)	-	-	50,303	-	-	50,303
Shares issued to consultant for option exercise (Note 6)	2,300,000	611,102	(610,385)	-	-	717
Shares issued to consultant for option exercise (Note 6)	930,031	247,365	(247,075)	-	-	290
Recapitalization of Helius Medical Technologies, Inc. (Note 3)	10,000,000	4,603,500	-	(4,440,610)	-	162,890
Issuance of common stock for private placement (Note 5)	15,240,000	6,178,606	837,396	-	-	7,016,002
Share issuance cost (Note 5)	-	(482,680)	102,874	-	-	(379,806)
Equity component of convertible debenture (Note 4)	-	-	177,097	-	-	177,097
Stock-based compensation on 3,770,000 options granted (Note 6)	-	-	466,037	-	-	466,037
Conversion of convertible debenture (Note 4)	2,564,705	1,180,713	(180,254)	-	-	1,000,459
Net loss	-	-	-	(1,744,479)	-	(1,744,479)
Comprehensive loss	-	-	-	-	106,059	106,059
Balance – June 30, 2014	63,104,788	20,848,606	1,403,149	(15,770,223)	106,059	6,587,591

(The accompanying notes are an integral part of these financial statements. )

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Condensed Interim Consolidated Statements of cash flows
(Expressed in United States Dollars)

			Cumulative Period from
			January 22, 2013
	Three Months Ended		(inception) to June 30,
	June 30		2014
	2014	2013
	$	$	$
Operating activities
Net loss for the period	(1,744,479)	(63,983)	(11,329,613)
Adjustments for:
Accreted interest	171,699	-	173,043
Consulting expense	-	-	807,157
Research & development	-	-	4,250,000
Stock-based compensation	514,016	57,111	4,764,016

Changes in non-cash working capital items:
Accounts payable	622,002	6,872	837,923
Prepaid expenses	(108,895)	-	(408,895)
Net cash provided by operating activities	(545,657)	-	(906,369)

Investing activities
Cash acquired on reverse take-over (Note 3)	23,903	-	23,903
Proceeds from bridge financing	150,000	-	150,000
Net cash used in investing activities	173,903	-	173,903

Financing activities
Issuance of share capital (net of share issuance costs)	6,607,402	-	6,617,402
Convertible debenture proceeds	633,195	-	999,875
Net cash from financing activities	7,240,597	-	7,617,277

Foreign exchange	145,448	-	145,448

Net change in cash and cash equivalents	7,014,291	-	7,030,259

Cash and cash equivalents, beginning of the period	15,968	217	-

Cash and cash equivalents, end of the period	7,030,259	217	7,030,259

Supplemental information of cash flows
Interest paid in cash	13	-	225
Income taxes paid in cash	-	-	-
	13	-	225

(The accompanying notes are an integral part of these financial statements.)

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

1.          NATURE AND CONTINUANCE OF OPERATIONS

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.) (“Helius” or the “Company”) was incorporated in British Columbia, Canada, on March 13, 2014. The Company is engaged primarily in the medical technology industry. On May 28, 2014, the Company completed a continuation via a plan of arrangement whereby the Company moved from being a corporation governed by the British Columbia Corporations Act to a corporation governed by the Wyoming Business Corporations Act. The Company’s head office is located at 12 Penns Trail, Newtown, PA, USA 18940.

On June 13, 2014, the Company completed its acquisition of 100% of the issued and outstanding shares of Neurohabilitation Corporation (“Neuro”) and changed its name to Helius Medical Technologies, Inc. to better reflect its new business. Neuro was incorporated in Delaware, USA, on January 22, 2013. The transaction was recorded as a reverse acquisition (“RTO”), as the control of the Company was acquired by the former shareholders of Neuro. Although legally Helius is regarded as the parent or continuing company, Neuro is treated as the accounting acquirer under U.S. GAAP. Consequently, the Company is deemed to be a continuation of Neuro and Helius is deemed to have been acquired in consideration for its issued and outstanding shares prior to the RTO.

The Company also has another wholly owned subsidiary, 0995162 B.C. Ltd, which was incorporated on February 27, 2014.

The Company is listed on the Canadian Securities Exchange (the “CSE”) and began trading on June 23, 2014, under the ticker symbol “HSM”.

The financial information is presented in United States Dollars. The functional currency of the Company is the Canadian Dollar and the functional currency for Neuro is the United States Dollars.

The Company has experienced recurring losses since inception and, as of June 30, 2014, the Company has working capital of $6,587,591 (March 31, 2014 – ($267,977)) and an accumulated deficit during the development stage of $15,770,223 (March 31, 2014 - $9,585,134). Until the Company generates a level of revenue to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows. While the Company had cash of $7,030,259 as of June 30, 2014 (March 31, 2014 - $15,968), management does not believe these resources will be sufficient to meet the Company’s operating and capital needs through 2015. This material uncertainty gives rise to substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to fund ongoing activities by utilizing current cash and cash equivalents and by raising additional capital though equity or debt financings. There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, the Company may be compelled to reduce the scope of its operations and planned capital expenditure or sell certain assets, including intellectual property assets.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liabilities in the normal course of business. Even if the Company is able to raise additional capital, the Company may never become profitable, or if the Company does attain profitable operations, the Company may not be able to sustain profitability and positive cash flows on a recurring basis.

2.          SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s condensed interim consolidated financial statements have been presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) that are published at the time of preparation and that are effective or available on March 31, 2014.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

Development Stage

The Company is considered a “development stage” entity, as it has not yet generated revenues from the sale of products. The Company has been researching and developing new technologies and product applications. The Company will continue as a development stage entity, including reporting “inception to-date” amounts and cumulative equity transactions, until such time, if any, as the Company generates revenue, and commences its planned principal operations.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Significant estimates include valuation of non-monetary transactions, compensation for shares issued for services, and valuation of options and warrants. Actual outcomes could differ from these estimates. Financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects both the current and future periods.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are classified as cash equivalents. As at June 30, 2014, the Company does not have such investments. Cash and cash equivalents as at June 30, 2014 only includes cash.

Patents

Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Concentrations of Credit Risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash. The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. As at June 30 and March 31, 2014, the Company has exceeded the federally insured limit. The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Foreign Exchange Risk

The Company incur some operating expenses and had an equity financing in Canadian dollars which are subject to foreign currency fluctuations. The fluctuation of the Canadian dollar in relation to the US dollar will have an impact upon the profitability of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risks. A 10% change in currency will have an impact of $773,410 on net assets and $92,579 on net loss.

Research and Development

Research and development costs are expensed as incurred. These costs include business development, and consulting and legal services.

Income Taxes

The Company has adopted ASC 740, “Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

Stock-Based Compensation

The Company applies the fair value method of accounting for all stock option awards, whereby the Company recognizes a compensation expense for all stock options awarded to employees, officers and consultants based on the fair value of the options on the date of grant, which is determined using the Black Scholes option pricing model. The options are expensed over the vesting period of the options.

Foreign Exchange

The Company’s functional currency is the Canadian Dollar as this is the principal currency of the economic environment in which the Company operates. The presentation currency is the United States Dollar.

Non-monetary items, revenue and expenses that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Any monetary assets and liabilities that are in a different functional currency are translated at the rate prevailing at year end.

Assets and liabilities of the Company are translated into U.S. dollars at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rate. Translation adjustments are reported as cumulative translation adjustment and are shown as a separate component of other comprehensive income (loss) in the statements of stockholders’ equity (deficiency).

Neuro’s reporting and functional currency is the United States dollar as this is the principal currency of the economic environment in which Neuro operates.

Net Loss Per Common Stock

Basic net earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common stock for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net earnings (loss) attributable to common stockholders by the weighted average number of common stock equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. As at June 30, 2014, there were 3,770,000 options (March 31, 2014 – 3,230,031) outstanding which have not been included in the weighted average common stock outstanding as these were anti-dilutive.

Fair Value of Financial Assets and Liabilities

All financial assets and financial liabilities are initially recorded at fair value and designated upon inception into one of the following categories: held-to-maturity, available-for-sale, loans and receivables or at held for trading.

Financial assets classified as held for trading are measured at fair value with unrealized gains and losses recognized through profit and loss. Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Held-to-maturity instruments, loans and receivables and other financial liabilities and loss are measured at amortized cost using the effective interest rate method.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued liabilities, and convertible debenture.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

The Company has implemented the following classifications for its financial instruments:

a)	Cash has been classified as held for trading;
b)	Accounts payable and accrued liabilities and convertible debenture have been classified as other financial liabilities.

ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value;

Level 1- Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Cash and cash equivalents are measured using Level 1 inputs.

Recent Accounting Pronouncements

The Company reviewed recently issued accounting pronouncements and concluded that they are either not applicable or not expected to have a significant impact on the Company’s financial statements.

3.          REVERSE TAKE-OVER

On June 13, 2014 the Company completed a reverse take-over transaction where the Company acquired 100% of the issued and outstanding shares of Neuro. In exchange, the Company issued a total of 35,300,083 shares to the shareholders of Neuro of which merged with a wholly-owned subsidiary of the Company, HMT Mergersub, for the purpose of the three-corner amalgamation. As a result, the former Neuro shareholders became owned majority of the outstanding shares of the Company upon completion of the transaction. The transaction is considered to a capital transaction and the difference between the purchase price and the net assets acquired is charged directly to equity. The incremental management and administrative costs in relation to the RTO were expensed. In connection with the reverse take-over, the Company advanced Neuro an unsecured loan in the amount of $150,000 (the “Bridge Loan”). The Bridge Loan was for a term of one year commencing on May 30, 2014, and was payable in a lump sum at the end of the term. The Bridge Loan bears interest at a rate of 8% per annum.

In connection to the completion of the RTO, Helius completed a private placement of 15,240,000 units at CAD $0.50 per unit. Each unit is consisted of one common stock of Helius and one half of a warrant exercisable at CAD $1.00 for twenty-four months.

The purchase price was determined on the fair value of the shares exchange which was $4,603,500. The net assets acquired of Helius were as followed,

Cash and cash equivalents	$23,904
Receivable	151,644
Prepaids	5,970
Accounts payable and accrued liabilities	(18,628)
$162,890

The net charge of $4,440,610 was charged directly to the opening of deficit accumulated during the development stage.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

4.          CONVERTIBLE DEBENTURE

On February 19, 2014, the Company entered into a securities purchase agreement where the Company agreed to sell and issue a note in a principal amount of up to $1,000,000 with annual simple interest at 8% (the “Debenture”). As at June 30, 2014, $1,000,100 had been received. The Debenture matured on the earliest of (i) February 28, 2015 or such later date as agreed (ii) the closing of a transaction involving a change in control of the Company or (iii) the date of the closing of the Company’s qualified financing being an aggregate amount of at least $2,000,000.

Upon completion of a qualified financing, the Debenture would automatically convert into equity securities of the Company at a price per share equal to 85% of the price per share of the qualified financing. If a qualified financing did not occur on or before the maturity date, at the option of the Company’s board of directors, the outstanding balance of the Debenture would be converted into the Company’s equity securities at a conversion price per common stock determined using a valuation of $8.5 million and the number of shares outstanding at that date.

In the event of a change in control of the Company, the Company would pay the outstanding amount and an amount equal to 50% of the outstanding principal amount of the Debenture in cancellation of the Debenture.

The contingent conversion on completion of a qualified financing gave rise to a contingent beneficial conversion feature which would be calculated and adjusted if necessary on settlement of the contingency. There were no other beneficial conversion features or significant items that should be accounted for separately.

On June 4, 2014, the Company entered into an amendment letter for the Debenture. Pursuant to the amendment letter, if any qualified financing being an aggregate amount of at least $2,000,000 occurred in Neuro or its affiliates, the principal amount of the Debenture would be automatically converted into common stock of the Company at a price per share equal to CAD $0.425. For the avoidance of doubt, upon conversion of the Debenture, the Company would issue a total of 2,564,705 common stock and pay $11,131 in cash with respect to the accrued and unpaid interest outstanding.

Upon closing of the RTO, the Company recorded a beneficial conversion feature of $192,353 determined using the intrinsic method. Concurrently, the Debenture was converted into 2,564,705 common stock of Helius with a fair value of $1,180,713. Accreted interest of $180,254 was expensed upon conversion of the Debenture.

As of June 30, 2014, the outstanding balance is $nil (June 30, 2013 - $nil) with interest payable of $11,131 (June 30, 2013 - $nil).

5.          COMMON STOCK

Authorized:

Unlimited Class A common stock without par value
Unlimited Class B common stock without par value
Unlimited Class A preferred stock without par value

Prior to the RTO

The number of securities reflect the exchange ratio retrospectively.

On January 22, 2013, Neuro issued a total of 16,035,026 shares to Advanced NeuroRehabilitation LLC for cash proceeds of $5,000 and an exclusive license right to Advanced NeuroRehabilitation’s patent pending technology and knowhow valued at $4.25 million per an independent valuation report. The Company recorded the $4.25 million exclusive license right as research and development expense per the Company’s accounting policy.

On January 22, 2013, the Company also issued a total of 16,035,026 shares to MPJ Healthcare LLC for cash proceeds of $5,000. In addition, the Company recorded $4.25 million of stock based compensation expense.

On May 1, 2014, 2,300,000 options were exercised for 2,300,000 common stock for total proceeds of $717. Fair value of $610,385 was reallocated from additional paid-in capital to common stock.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

On May 11, 2014, 930,031 options were exercised for 930,031 common stock for proceeds of $290. Fair value of $247,075 was reallocated from additional paid-in capital to common stock.

After the RTO

Upon completion of the RTO, the Company issued a total of issued a total of 35,300,083 common stock to the shareholders of Neuro. (Note 3)

In connection to the RTO, the Company closed a non-brokered private placement (the “Private Placement”) at CAD $0.50 per unit of 15,240,000 units raising CAD $7.62 million on May 30, 2014. Each unit consists of one common stock of the Company and one half of a warrant of the Company where one full warrant is exercisable for 2 years at CAD $1.00 into one common stock. The fair value of the warrants issued was determined using the Black Scholes model and the Company used the relative fair value method to allocate $837,396 of the gross proceeds to Additional Paid-in Capital to account for the warrants issued.

The Company issued 2,564,705 common stock for conversion of the Debenture. (Note 4)

As at June 30, 2014, the Company has 63,104,788 issued and outstanding and 28,863,048 common stock held in escrow. All of the common stock in escrow will be released at a rate of 15% every six months.

6.          STOCK OPTIONS

The Company has a stock option plan whereby the Company is authorized to grant options, performance share awards, or monetary payments based on the value of the stock to independent contractors enabling them to acquire up to a maximum of 12,108,016 common stock of the Company. Vesting and the term of an option is determined at the discretion of the Board of Directors of the Company.

On April 1, 2013, the Company granted a consultant company, 930,031 options for 10 years upon completion of certain services in accordance with a consulting agreement to lead the design and manufacturing program of the Company’s technology. On December 4, 2013, 40,816 options vested. On May 11, 2014, all options were vested and exercised into 930,031 common stock.

On October 30, 2013, the Company granted 2,300,000 options to a consultant company for 10 years. On February 11, 2014, 50% of these options vested upon completion of the first of two milestones. On May 1, 2014, all options were vested and exercised into 2,300,000 common stock.

On June 19, 2014, the Company granted 3,520,000 options to directors, officers, and consultants exercisable at CAD $0.60 for 5 years. One third of these options vested immediately upon granting. The remaining two thirds of the options will vest on June 19, 2015, and June 19, 2016 respectively.

On June 20, 2014, the Company granted 250,000 options to an IR consultant exercisable at CAD $0.60 for 5 years. 12.5% of these options vested immediately upon granting. The remaining 87.5% will vest at a rate of 12.5% every three months beginning September 20, 2014.

As of June 30, 2014, the Company recognized a total of $514,016 in stock based compensation.

The continuity of stock options for the period ended June 30, 2014 is as follows:

			Options Outstanding
	Number of		Weighted Average
	options		Exercise Price
Balance, March 31, 2014	3,230,031		$0.00
Granted	3,770,000	$	CAD 0.60
Exercised	(3,230,031)		$0.00
Balance, June 30, 2014	3,770,000	$	CAD 0.60

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

The options outstanding and exercisable at June 30, 2014 are as follows:

Options
	outstanding			Options exercisable
	remaining			Number of
	contractual life		Exercise	shares		Exercise
Number of shares	(years)		Price	exercisable		Price
3,770,000	4.97	$	CAD 0.60	1,204,583	$	CAD 0.60

The Company used the Black Scholes option pricing model to estimate the fair value of the options as the fair value of the services provided could not be reliably calculated. The following assumptions were used:

	June 30, 2014	March 31, 2014
Risk-free interest rate (%)	1.43 – 1.49	1.45 – 1.65
Dividend yield (%)	-	-
Expected volatility (%)	114.21 – 117.24	84.17 – 116.82
Expected option life (years)	3.25 – 5.00	4.33 – 5.00

Fair value per option granted (CAD)	$ 0.3380 – 0.3997	4.2555 – 4.2599
Far value per option of unvested options (CAD)	$ 0.3380 – 0.3977	4.2555 – 4.2599

The Black Scholes option pricing model was developed for use in estimating the fair value of share options that have no vesting provisions and are fully transferable. Also, option-pricing models require the use of estimates and assumptions including the expected volatility. The Company uses expected volatility rates which are based upon the average volatility rates of other companies in the same industry, due to the Company’s limited history. The Company based the current stock price on the value per shares issued to date. Changes in the underlying assumptions can materially affect the fair value estimates.

(b)    Share Purchase Warrants

The Company closed its Private Placement at CAD $0.50 per unit of 15,240,000 units raising CAD $7.62 million on May 30, 2014. Each unit consists of one common stock of the Company and one half of a warrant of the Company where one full warrant is exercisable for 2 years at CAD $1.00 into one common stock. In connection to the Private Placement, the Company issued 824,400 finder’s warrants exercisable at CAD $1.00 for 2 years. The fair value of the warrants issued as units is $950,895 (CAD $1,032,795). The fair value of the finders’ warrants is $102,870. Both fair values were determined by using the Black Scholes model based on the following assumptions.

June 30, 2014
Risk-free interest rate (%)	1.48
Dividend yield (%)	-
Expected volatility (%)	83.79
Expected option life (years)	2.00

Fair value (CAD)	$ 0.1355

The continuity of warrants for the period ended June 30, 2014 is as follows:

			Warrants Outstanding
	Number of		Weighted Average
	warrants		Exercise Price
Balance, March 31, 2014	-		$-
Granted	8,444,400	$	CAD 1.00
Balance, June 30, 2014	8,444,400	$	CAD 1.00

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

The warrants outstanding and exercisable at June 30, 2014 are as follows:

Number of warrants outstanding	Exercise Price	Expiry Date
7,620,000	CAD1.00	May 30, 2016
824,400	CAD1.00	May 30, 2016

7.          COMMITMENTS AND CONTINGENCIES

(a)

The Company entered into a sub-license agreement with Advanced NeuroRehabilitation LLC for an exclusive right on Advanced NeuroRehabilitation LLC’s patent pending technology, claims and knowhow. In addition to the issuance of 16,035,026 shares (Note 5), the Company agreed to pay a 4% royalty on net revenue on the sales of devices covered by the patent-pending technology and services related to the therapy or use of devices covered by the patent-pending technology.

(b)

The Company entered into a commercial development-to-supply program with Ximedia where Ximedia will design, develop and produce PoNS product solution suitable for clinical trial and commercial sale. Under the program, the Company is responsible for ensuring the device is in compliance from the legal and regulatory standpoint. The agreed budget for phase 1B of development is $499,000; phase 2 is $1,065,000; Phase 3 and 4 is $1,389,000 and 2nd software development cycle is $586,000, of which $171,781 was expensed as research and development during the year ended March 31, 2014. The estimated duration of the project is 10 months. Invoices are to be issued monthly for work in progress. The Company can cancel the project at anytime with a written notice at least 30 days prior to the intended date of cancellation. As of March 31, 2014, the Company recorded a prepaid of $300,000 to Ximedica which will be applied at the end of the project.

(c)

The Company entered into an employment contract with the CEO of the Company with an annual salary of $250,000 until any qualified investments in the Company reaches $5 million, at which time the salary is increased to $300,000 annually. Upon closing of the Private Placement, the CEO’s salary increased to $300,000 annually.

(d)

On January 30, 2013, the Company entered into an independent contractor agreement with Clinvue where Clinvue is to lead the design and manufacturing program of PoNSTM. The estimated remaining costs to be incurred in the future under the contract are $100,000 and will be paid in cash. As at June 30, 2014, the Company incurred $17,000 in research and development expenses related to services performed by Clinvue.

(e)

On February 1, 2013, the Company entered into a Master Cooperative Research and Development Agreement (CRADA) with the US Army Medical Material Agency (USAMMA) and the US Army Medical Material Development Activity (USAMMDA) pursuant to which USAMMA and USAMMDA on behalf of the US Government agrees to cooperate with the Company in research and development of PoNSTM assisted physical therapy for the treatment of soldiers with balance and gait disorder. The agreement automatically expires on December 31, 2015 unless modified in writing by the parties. US Army Medical Research and Material Command (USAMRMC) will be the sponsor of the regulatory application for the PoNSTM technology until the application is cleared or approved by the FDA, at which point USAMRMC will transfer such clearance or approval to the Company. After transfer of the regulatory application to the Company and in the event that the Company is not willing or able to commercialize the technology within two years from the expiration of this CRADA, the Company will transfer possession, ownership and sponsorship/holdership of the regulation application, regulatory correspondence and supporting regulatory information related technology to USAMRMC and grant the U.S. Government a non-exclusive, irrevocable license to any patent, copyright, data rights, proprietary information or regulatory information for the U.S. Government to commercialize the technology.

(f)

On June 10, 2014, the Company entered into an advisory services agreement with Baron Global Financial Canada Ltd. (“Baron”) whereby Baron would provide exclusive corporate advisory services to the Company for a monthly fee of CAD $12,500 plus applicable taxes starting on July 1, 2014, for a period of 12 months.

Helius Medical Technologies, Inc. (formerly known as 0996445 B.C. Ltd.)
(A development stage company)
Notes to Condensed Interim Consolidated Financial Statements for the three months ended June 30, 2014
(Expressed in United States Dollars)

8.          RELATED PARTY TRANSACTIONS

For the period ended June 30, 2014, the Company was a party to the following related party transactions not disclosed elsewhere in these financial statements:

During the period ended June 30, 2014, the Company paid $66,667 (June 30, 2013 - $nil) as wages to the CEO of the Company.

During the period ended June 30, 2014, the Company paid $6,875 (June 30, 2013 - $nil) in consulting fees to a former director of the Company.

During the period ended June 30, 2014, the Company paid $1,000 (June 30, 2013 - $nil) in consulting fees to a director of the Company.

During the period ended June 30, 2014, the Company recorded $347,156 (June 30, 2013 - $nil) in stock based compensation for officers and directors of the Company.

See also Notes 3, 5 and 7.

9.          SUBSEQUENT EVENTS

On July 14, 2014, the Company entered into a consulting agreement with Brian Bapty whereby Dr. Bapty would provide consulting services to the Company for a monthly fee of CAD $6,000 plus applicable taxes, for a period of 12 months. The Company also issued to Dr. Bapty 100,000 stock options exercisable at CAD $2.52 for 3 years.

On July 15, 2014, the Company entered into a consulting agreement with the Montreal NeuroFeedback Centre (“Neurofeedback”) whereby Neurofeedback will assist with all aspects of a pilot cilincal trial of the PoNSTM device for a period of 12 months. Neurofeedback will charge CAD $100,000 over the 12 month period.

The Company has evaluated subsequent events through the issuance date of the financial statements. The Company is not aware of any additional significant subsequent events that occurred subsequent to the balance sheet date, but prior to the date of issuance that would have a material impact on the Company’s financial statements.

10.        COMPARATIVE INFORMATION

Certain comparative information has been reclassified to conform with the presentation adopted in the current period.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee:	$7,065

Accounting fees and expenses:	$5,000

Legal fees and expenses:	$40,000

Transfer agent and registrar fees:	$2,000

Fees and expenses for qualification under state securities laws:	$2,500

Miscellaneous (including Edgar filing fees):	$2,000

Total:	$58,565

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the Selling Stockholders to broker-dealers in connection with the sale of their shares.

ITEM 14.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act (the “WBCA”), our Articles of Continuance and our Bylaws.

Wyoming Business Corporation Act

The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Articles of Continuance

Article 14 of our Articles of Continuance provide for indemnification of our directors and officers as follows:

PERSONAL LIABILITY; INDEMNIFICATION; ADVANCEMENT OF EXPENSES: To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or to its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph 14 shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment. The Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Company. Any amendment, repeal or modification of this paragraph 14 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Our Bylaws

Our Bylaws provide that we shall indemnify a director as required by the mandatory indemnification provisions of the Act, to the extent applicable, and as otherwise provided in the Articles of Incorporation.

ITEM 15.         RECENT SALES OF UNREGISTERED SECURITIES

On March 13, 2014, we issued 10 Class A common shares to Boomerang Oil, Inc. for aggregate consideration of $9.00 (CDN$10.00) . We relied upon the exemption provided under Section 2.4 of the Canadian Securities Administrators National Instrument 45-106 – Prospectus and Registration Exemptions.

On April 15, 2014, we issued in aggregate 10,000,000 Class A common shares to the shareholders of 0995162 BC Ltd. (174 individuals/entities from Canada and 1 individual from Germany) pursuant to the plan of arrangement between us, Boomerang Oil, Inc. and 0995162 BC Ltd. in exchange for all of the issued and outstanding shares of 0995162 BC Ltd. We relied upon the exemption provided under Section 2.11 of the Canadian Securities Administrators National Instrument 45-106 - Prospectus and Registration Exemptions.

On May 28, 2014 we filed our Articles of Continuance with the Wyoming Secretary of State, which was effective with the State of Wyoming on June 2, 2014, whereby we continued from the Province of British Columbia into the State of Wyoming pursuant to a plan of arrangement between us and our shareholders in accordance with section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”). This reincorporation resulted in the issuance of 10,000,000 shares of our Class A common stock to our shareholders, in exchange for their existing common shares in the capital of our Company that were issued and outstanding immediately prior to the effectiveness of the reincorporation transaction. The plan of arrangement between us and our shareholders required court approval under section 291 of the BCBCA. We advised the British Columbia Supreme Court (the “Court”) prior to the hearing that we would be relying upon the registration exemption under Section 3(a)(10) of the U.S. Securities Act of 1933, as amended, and that in order for us to rely upon such Section 3(a)(10) exemption the Court must approve the fairness of the terms and conditions of the exchange of our shares from a British Columbia corporation to shares of us as a Wyoming corporation. The fairness hearing was open to all our shareholders to whom securities of us as a Wyoming corporation would be exchanged pursuant to the plan of arrangement and adequate notice was provided to all our shareholders. On May 27, 2014, the Court found that the terms and conditions of the plan of arrangement were fair and approved the plan of arrangement. None of our shareholders exercised their rights of dissent under the BCBCA in respect of the reincorporation transaction.

On May 30, 2014, we closed a private placement consisting of 15,240,000 subscription receipts at a price of CDN$0.50 per subscription receipt for gross proceeds of CDN$7,620,000. On June 13, 2014, each subscription receipt automatically converted, for no additional consideration, into one common share and one-half of one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one additional share of our common stock at a price of CDN$1.00 until May 30, 2016. We relied on exemptions from registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Rule 506 of Regulation D and/or Section 4(a)(2) for US purchasers as well as Regulation S for Canadian and offshore purchasers, based on representations and warranties provided by the purchasers of the subscription receipts in their respective subscription agreements entered into between us and each purchaser.

In connection with the May 30, 2014 private placement, we paid finder’s fees of CDN$412,200 in cash and 824,400 finder’s warrants (each, a “Finder’s Warrant”) in aggregate to five entities in British Columbia, Canada and one entity in Nevis, West Indies. The Finder’s Warrants have the same attributes as the Warrants. We relied on the exemption from registration under the U.S. Securities Act provided by Regulation S for the issuance of the Finder’s Warrants to each finder.

On June 13, 2014, we acquired a 100% interest in NHC, as discussed above, pursuant to an agreement and plan of merger whereby our wholly-owned subsidiary was merged with and into NHC and all of the common shares in the capital of NHC were cancelled in consideration for the issuance of an aggregate of 35,300,083 shares of our common stock to the NHC shareholders. We relied on the exemption from registration under the U.S. Securities Act provided by Section 4(a)(2) for the issuance of shares of our common stock to the NHC shareholders.

On June 30, 2014, we issued 2,564,705 common shares to one offshore individual pursuant to the conversion of a convertible note that was issued by our subsidiary, NHC, in the principal amount of $1,000,000 (CDN$1,090,000 when converted to CDN$) at a price of CDN$0.425 per share. Under the terms of the agreement and plan of merger with NHC, we agreed to assume responsibility for satisfying the payment obligations under such convertible note by issuing shares of our capital stock. We relied upon the exemption from registration as provided under Regulation S promulgated under the U.S. Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

ITEM 16        . EXHIBITS

The following exhibits are filed with this registration statement on Form S-1:

Exhibit
No.	Description of Exhibit
3.1	Articles of Continuation *
3.2	Articles of Amendment filed with the Wyoming Secretary of State on July 3, 2014 *
3.3	Bylaws *
3.4	First Amendment to the Bylaws
4.1	2014 Stock Incentive Plan *
5.1	Opinion of Holland & Hart LLP
10.1	Amended and Restated Patent Sub-License Agreement between Advanced NeuroRehabilitation, LLC and NeuroHabilitation Corporation, having an effective date of January 22, 2013 *
10.2

Master Cooperative Research and Development Agreement between NeuroHabilitation Corporation, Advanced NeuroRehabilitation, LLC, Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and U.S. Army Medical Material Agency and U.S. Army Medical Material Development Activity, dated effective February 1, 2013 *

10.3	Design and Manufacturing Consultant Agreement between NeroHabilitation Corporation and Clinvue, LLC, dated January 30, 2013 *
10.4	Commercial Development-to-Supply Program between NeuroHabilitation Corporation and Ximedica, dated October 25, 2013
10.5

Notice of Modification No. 1 to Cooperative Research and Development Agreement between NeuroHabilitation Corporation, Advanced NeuroRehabilitation, LLC, Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and U.S. Army Medical Material Agency and U.S. Army Medical Material Development Activity, dated April 26, 2014 *

10.6	Agreement and Plan of Merger among Helius Medical Technologies, Inc., HMT Mergersub, Inc. and NeuroHabilitation Corporation, dated June 6, 2014 *
10.7

Second Amended and Restated Patent Sub-License Agreement between Advanced NeuroRehabilitation, LLC and NeuroHabilitation Corporation, dated June 6, 2014, but having an effective date of January 22, 2013 *

10.8	License Agreement between Advanced NeuroRehabilitation, LLC and Yuri Danilov, Mitchell Tyler, Kurt Kaczmarek and John Klus, dated June 29, 2011
10.9	Letter Agreement between the National Institutes of Health and Kurt Kaczmarek, Yuri Danilov and Mitchell Tyler, dated December 24, 2008
21.1	Subsidiaries of the Company: 1. 0995162 B.C. Ltd., is a wholly owned subsidiary of the Company. 2. NeuroHabilitation Corporation, is a wholly owned subsidiary of the Company
23.1	Consent of Davidson & Company LLP
23.2	Consent of Counsel (included in Exhibit 5.1)
23.3	Consent of RwE Growth Partners, Inc.
24.1	Power of Attorney (included in the signature page of this registration statement)
99.1	Employment Agreement between Helius Medical Technologies, Inc. and Philippe Deschamps, dated June 13, 2014.*
99.2	Advisory Agreement between Helius Medical Technologies, Inc. and Baron Global Financial Canada Ltd., dated June 13, 2014.*
99.3	Consulting Agreement between NeuroHabilitation Corporation and Kurt Kaczmarek, dated June 18, 2014

99.4	Consulting Agreement between NeuroHabilitation Corporation and Yuri Danilov, dated July 1, 2014
99.5	Amendment Agreement to the Employment Agreement between Helius Medical Technologies, Inc. and Philippe Deschamps, dated September 1, 2014

*	Previously filed as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on July 14, 2014 and incorporated herein by reference.

ITEM 17.         UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newtown, Pennsylvania, on September 22, 2014.

HELIUS MEDICAL TECHNOLOGIES, INC.

By:
/s/ Philippe Deschamps
Philippe Deschamps
President, Chief Executive Officer and a director

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Philippe Deschamps as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Philippe Deschamps	President, Chief Executive Officer and a	September 22, 2014
Philippe Deschamps	director

/s/ Amanda Tseng	Chief Financial Officer, Corporate Secretary	September 22, 2014
Amanda Tseng	and a director

/s/ Savio Chiu	Director	September 22, 2014
Savio Chiu

/s/ Yuri Danilov	Director	September 22, 2014
Yuri Danilov

/s/ Mitch Tyler	Director	September 22, 2014
Mitch Tyler

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